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As filed with the Securities and Exchange Commission on September 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PRECISION CASTPARTS CORP.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	3320 (Primary Standard Industrial Classification Code Number)	93-0460598 (I.R.S. Employer Identification No.)

4650 SW Macadam Ave., Suite 440
Portland, Oregon 97239
(503) 417-4800
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

WILLIAM D. LARSSON
Senior Vice President and Chief Financial Officer
4650 SW Macadam Ave., Suite 440
Portland, Oregon 97239
(503) 417-4800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

        It is respectfully requested that the Commission send copies of all notices, orders and communications to:

RUTH A. BEYER WILLIAM L. CLYDESDALE Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, Oregon 97204 (503) 224-3380	JOHN R. LECLAIRE, P.C. JOSEPH L. JOHNSON III, P.C. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

        Approximate date of commencement of proposed sale to the public: With respect to the shares of common stock of Precision Castparts Corp. ("PCC") and related Series A Preferred Stock Purchase rights to be issued in the merger as described herein, as soon as practicable following the effectiveness of this registration statement and consummation of the merger. With respect to the shares of common stock of PCC and related Series A Preferred Stock Purchase rights to be offered for resale by the future selling shareholders, from time to time following the effectiveness of this registration statement and a post-effective amendment on Form S-3 to this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(5)	Proposed maximum aggregate offering price(5)	Amount of registration fee(5)

Common stock, no par value	10,527,500(1)	N/A	$344,728,210	$27,889

Series A Preferred Stock Purchase rights	10,527,500(2)	N/A	N/A	N/A

Common stock, no par value	2,739,300(3)	N/A	N/A	N/A

Series A Preferred Stock Purchase rights	2,739,300(4)	N/A	N/A	N/A

(1)
Represents the maximum number of shares of common stock of PCC estimated to be issuable to holders of common stock of SPS Technologies, Inc. ("SPS") upon consummation of the merger described herein. This registration statement also relates to an indeterminate number of shares of common stock of PCC that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction in accordance with Rule 416.

(2)
A right to purchase a fraction of a share of PCC's Series A Preferred Stock (each, a "Right") is attached to each share of common stock to be issued to holders of common stock of SPS upon consummation of the merger described herein. This registration statement also relates to an indeterminate number of Rights that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction in accordance with Rule 416.

(3)
Represents the maximum number of shares of common stock of PCC being registered for resale by certain future selling shareholders, all of which are or may be issuable to these future selling shareholders in exchange for their shares of SPS common stock in the merger. This registration statement also relates to an indeterminate number of shares of common stock of PCC that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction in accordance with Rule 416. The future selling shareholders are principal shareholders of SPS who may be subject to the volume and other limitations of Rule 145. PCC intends to file a post-effective amendment on Form S-3 to this registration statement to include a resale prospectus for the benefit of these future selling shareholders.

(4)
A Right is attached to each of the resale shares being registered. This registration statement also relates to an indeterminate number of Rights that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction in accordance with Rule 416.

(5)
Estimated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price was calculated by multiplying (i) 14,157,216, the estimated maximum number of shares of SPS to be acquired by PCC in the merger, by (ii) $45.85, the average of the high and low per share sales prices of common stock of SPS as reported on the New York Stock Exchange on September 16, 2003, and then subtracting $304,380,144 (the estimated maximum amount of cash to be paid by PCC in exchange for shares of SPS common stock) from the product obtained thereby. Pursuant to Rule 457(f)(5), no filing fee is required with respect to the resale shares.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED SEPTEMBER 22, 2003

[      •      ], 2003

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of SPS Technologies, Inc. to be held at [    •    ] on [    •    ], [    •    ], 2003 at [    •    ], local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of August 16, 2003, which provides for the merger of SPS with and into a wholly-owned subsidiary of Precision Castparts Corp. If the merger is completed, each outstanding share of our common stock will be converted into the right to receive either $43.00 in cash or 1.36 shares of PCC common stock, plus cash in lieu of any fractional share, at the election of the holder. All elections are subject to adjustment to ensure that 50% of the outstanding shares of our common stock will be converted into the right to receive cash and 50% of the outstanding shares of our common stock will be converted into the right to receive shares of PCC common stock. We urge you to carefully read the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.

        PCC common stock is traded on the New York Stock Exchange under the trading symbol "PCP," and on [    •    ], 2003, PCC common stock closed at $[    •    ] per share.

        The affirmative vote of holders of at least 80% of the shares of our common stock outstanding and entitled to vote at the special meeting is necessary to adopt and approve the merger agreement. Holders of approximately [    •    ]% of these shares have agreed with PCC to vote in favor of the adoption and approval of the merger agreement.

        Our board of directors has unanimously approved the merger agreement and determined that the merger is advisable and the terms of the merger agreement are fair to, and in the best interests of, our shareholders and unanimously recommends that you vote to adopt and approve the merger agreement. Among the factors considered by our board of directors in evaluating the merger agreement was the opinion dated August 15, 2003, of Credit Suisse First Boston, our financial advisor, which provides that, as of that date and subject to the qualifications and assumptions contained in the opinion, the consideration to be received by holders of our common stock in the merger is fair to those holders, other than PCC, from a financial point of view. The written opinion of CSFB is attached as Annex B to the accompanying proxy statement/prospectus, and we urge you to read it carefully and in its entirety.

        The accompanying proxy statement/prospectus provides you with detailed information concerning our company, PCC and the merger agreement. We urge you to read this entire document carefully, together with its annexes, including the discussion in the section of the accompanying proxy statement/prospectus entitled "Risk Factors" beginning on page 20. If the merger agreement is approved by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

        Your vote is important. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided or vote your shares over the Internet or by telephone as indicated in the enclosed instructions. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,
John S. Thompson Chief Executive Officer and President

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of PCC common stock to be issued in the merger or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated [    •    ], 2003 and is being first mailed to shareholders on or about [    •    ], 2003.

SPS TECHNOLOGIES, INC.
Two Pitcairn Place, Suite 200
165 Township Line Road
Jenkintown, Pennsylvania 19046

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [    •    ], [    •    ], 2003

To the Shareholders of SPS Technologies, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SPS Technologies, Inc., a Pennsylvania corporation, will be held at [    •    ], on [    •    ], [    •    ], 2003 at [    •    ], local time, for the following purposes:

        1.     To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 16, 2003, by and among SPS, Precision Castparts Corp. and Star Acquisition, LLC, a wholly-owned subsidiary of PCC, which provides for the merger of SPS with and into Star Acquisition, with Star Acquisition being the surviving entity. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus;

        2.     To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal; and

        3.     To consider and act upon any other business as may properly come before the special meeting or any adjournments or postponements of that meeting.

        Only holders of record of our common stock at the close of business on [    •    ], 2003 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of that meeting. A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the special meeting accompany and form a part of this notice.

        Your vote is important regardless of the number of shares of our common stock that you hold. To assure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid envelope provided or vote your shares over the Internet or by telephone, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. The method by which you vote will not limit your right to vote at the special meeting if you later decide to attend in person.

BY ORDER OF THE BOARD OF DIRECTORS
James D. Dee Secretary
[•], 2003

        Please do not send your stock certificates with your proxy card. You will receive separate instructions regarding the surrender of your stock certificates.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about PCC and SPS from documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. PCC will provide you with copies of this information relating to PCC, without charge, upon written or oral request to:

  Precision Castparts Corp.
  4650 SW Macadam Avenue, Suite 440
  Portland, Oregon 97239
  Attention: Director of Communications
  Telephone Number: (503) 417-4850

        SPS will provide you with copies of this information relating to SPS, without charge, upon written or oral request to:

  SPS Technologies, Inc.
  Two Pitcairn Place, Suite 200
  165 Township Line Road
  Jenkintown, Pennsylvania 19046
  Attention: Investor Relations Department
  Telephone Number: (215) 517-2001
  Email:   ir@spstech.com

        If you would like to request any documents related to PCC or SPS, PCC or SPS must receive your request no later than [    •    ], 2003 (which is five business days before the date of SPS's special meeting of shareholders) in order for you to receive the documents before the SPS special meeting.

        For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Documents Incorporated by Reference" beginning on page 107 and "Where You Can Find More Information" beginning on page 108.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	6
The Companies	6
The Merger	7
Merger Consideration	7
Treatment of SPS Stock Options	7
No Dissenters' Rights	7
Material U.S. Federal Income Tax Consequences	8
The Special Meeting	8
Recommendation of SPS's Board of Directors	8
Record Date and Voting Power	8
Quorum and Vote Required	8
Proxies, Voting and Revocation	9
Opinion of SPS's Financial Advisor	9
Interests of Certain Persons in the Merger	9
SPS Restricted from Soliciting Other Offers	11
Conditions to Completion of the Merger	12
Termination of the Merger Agreement	12
Payment of Termination Fee	13
Regulatory Filings and Approvals Required to Complete the Merger	13
Material Differences in the Rights of Shareholders	14
Market Price Data	14
Accounting Treatment for the Merger	14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PCC	15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPS	16
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	17
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	18
COMPARATIVE PER SHARE MARKET PRICE DATA	19
RISK FACTORS	20
Risks Related to the Merger	20
Risks Related to the Combined Company	23
FORWARD-LOOKING STATEMENTS	29
THE COMPANIES	31
Precision Castparts Corp.	31
SPS Technologies, Inc.	32
SPECIAL MEETING OF SPS SHAREHOLDERS	34
Date, Time and Place of the Special Meeting	34
Purpose of the Special Meeting	34
Record Date and Voting Power	34
Quorum	34
Vote Required	34
Abstentions and Broker Non-Votes	35
Proxies, Voting and Revocation	35

i

Solicitation of Proxies and Expenses	36
No Dissenters' Rights	36
Proposal to Approve Adjournment of Special Meeting	36
Other Matters	37
THE MERGER	38
Background of the Merger	38
Recommendation of the SPS Board of Directors and Reasons for the Merger	41
Opinion of SPS's Financial Advisor	44
PCC's Reasons for the Merger	54
Interests of Certain Persons in the Merger	55
Material U.S. Federal Income Tax Consequences	60
Accounting Treatment for the Merger	63
Regulatory Filings and Approvals Required to Complete the Merger	64
Federal Securities Laws Consequences; Resale Restrictions	65
Listing on the New York Stock Exchange of PCC Shares to be Issued in the Merger	65
Delisting and Deregistration of SPS Common Stock After the Merger	65
Proposed Financings	65
THE MERGER AGREEMENT	67
The Merger	67
Merger Consideration	67
No Fractional Shares	70
Election Procedures	70
Exchange of Certificates	71
Treatment of SPS Stock Options, SPS Restricted Stock and SPS Stock Option Plans	73
Managers and Officers of the Surviving Entity After the Merger	73
Representations and Warranties	73
Conduct of Business Before Completion of the Merger	74
Affiliate Letters	76
Meeting of SPS Shareholders	77
SPS Restricted from Soliciting Other Offers	77
Employee Matters	79
Director and Officer Indemnification and Insurance	79
Tax Matters	80
Shareholder Rights Plan	80
Additional Agreements	80
Conditions to Completion of the Merger	81
Definition of Material Adverse Effect	83
Termination of the Merger Agreement	83
Payment of Termination Fee	85
Amendment	85
Extension and Waiver	85
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	86
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	94
MANAGEMENT OF THE SURVIVING ENTITY AFTER THE MERGER	96
MANAGEMENT OF PCC AFTER THE MERGER	96
COMPARISON OF SHAREHOLDER RIGHTS	97
Removal of Directors	97

ii

Derivative Actions	97
Power to Call Special Meetings of Shareholders	98
Cumulative Voting Rights	98
Notice Provisions for Shareholder Nominations and Proposals	98
Amendment of Articles of Incorporation	100
Amendment of Bylaws	100
Appraisal/Dissenters' Rights	101
Liability of Directors	102
Indemnification of Directors and Officers	102
Anti-Takeover Provisions	103
SHAREHOLDER PROPOSALS	106
LEGAL MATTERS	106
EXPERTS	107
DOCUMENTS INCORPORATED BY REFERENCE	107
WHERE YOU CAN FIND MORE INFORMATION	108
ANNEXES:
Annex A	Agreement and Plan of Merger, dated as of August 16, 2003, by and among Precision Castparts Corp., Star Acquisition, LLC and SPS Technologies, Inc.
Annex B	Opinion of Credit Suisse First Boston LLC, dated August 15, 2003

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following is important information in a question-and-answer format regarding the merger and the special meeting of SPS shareholders.

Q:
Why am I receiving this proxy statement/prospectus?

A.
PCC has agreed to acquire SPS under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement also is attached as Annex A. In order to complete the merger, SPS shareholders holding at least 80% of the shares outstanding on the record date of the special meeting must affirmatively vote to adopt and approve the merger agreement, and all other conditions to the merger must be satisfied or waived. SPS will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and we urge you to read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of SPS common stock without attending the special meeting.

Q:
What will happen in the merger?

A.
In the proposed merger, SPS will merge with and into Star Acquisition, LLC, a wholly-owned subsidiary of PCC. Star Acquisition will survive the merger, be renamed SPS Technologies, LLC and continue as a wholly-owned subsidiary of PCC. SPS shareholders who receive shares of PCC common stock will become PCC shareholders and, based on the number of shares of PCC and SPS common stock outstanding on [    •    ], 2003, will own in the aggregate approximately [    •    ]% of the shares of PCC common stock outstanding immediately after the merger. Current PCC shareholders will own the remaining approximately [    •    ]% of the shares of PCC common stock outstanding immediately after the merger.

Q:
Why is SPS proposing the merger?

A.
The SPS board of directors is proposing the merger because it believes that the merger represents a more desirable alternative for SPS shareholders than continuing to operate SPS as an independent public company under its current business plan. SPS has a cautious outlook given the downturn in the commercial aerospace industry and weakness in other sectors in which SPS operates, including the power generation sector. As a result of the merger, SPS will become part of a larger company which the SPS board believes will provide SPS with scalability and greater end-market diversification. The merger also will offer both parties the opportunity to realize synergies and reduce costs. In addition, the larger market capitalization and public float of PCC will mean higher trading volumes for PCC common stock and enhanced liquidity for SPS shareholders who receive PCC common stock in the merger.

    The merger consideration to SPS shareholders also represents a significant premium to the historical and recent market prices of SPS common stock. The structure of the merger provides SPS shareholders with the opportunity to evaluate their specific circumstances and investment preferences and determine whether to receive cash for their SPS shares at the premium price or receive shares of PCC common stock and participate in the potential value generated through the combination of the two companies on a tax-deferred basis.

Q:
What will I receive in the merger?

A.
You may elect to receive either $43.00 in cash or 1.36 shares of PCC common stock in exchange for each share of SPS common stock that you own at the effective time of the merger. However, the form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each SPS shareholder is subject to pro-ration provisions, which are designed to operate so that 50% of the total number of shares of SPS common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive PCC common stock and the other 50% will be converted into the right to receive cash.

    If the aggregate value of the shares of PCC common stock issuable in the merger is not at least 40% of the aggregate value of the total merger consideration, which is the value below which the transaction may not qualify as a tax-free reorganization, PCC may elect to increase the aggregate stock portion of the merger consideration to this level. If PCC makes this election, the number of shares of PCC common stock into which each share of SPS common stock is convertible will be appropriately increased through an increase in the exchange ratio. The cash portion of the total merger consideration will not be adjusted, other than cash payable in lieu of fractional shares of PCC common stock.

    PCC will not issue any fractional shares of PCC common stock in the merger. Instead, PCC will pay you the cash value of a fractional share measured by the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger.

Q:
How do I make an election as to the form of merger consideration I wish to receive?

A:
We will mail to you separately an election form and letter of transmittal for the surrender of your SPS stock certificates in exchange for the merger consideration. Along with those documents, you will receive instructions describing the procedures you must follow to make your election. We will also publicly announce the election deadline, as well as the mix of elections received to date as of the fifth business day preceding the deadline (subject to the availability of this information from the exchange agent). The election deadline will be before the closing date for the merger. As a result, you will not know before your election decision the exact value of the stock consideration to be received in the merger.

    The SPS board is not making any recommendation to you as to whether or not you should elect to receive cash, shares of PCC common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:
Can I elect to receive my merger consideration in the form of cash with respect to a portion of my SPS shares and PCC common stock with respect to the rest of my SPS shares?

A:
Yes. The election form and letter of transmittal that you will receive will permit you, subject to the pro-ration provisions described above, to receive at your election:

•
all of your merger consideration in the form of PCC shares;

•
all of your merger consideration in the form of cash; or

•
a portion of your merger consideration in cash and the remaining portion in PCC shares.

Q:
Do I have to return the election form and letter of transmittal?

A:
No, but if you do not make an election, each SPS share that you own at the effective time of the merger will be converted into the right to receive 50% of the merger consideration in shares of PCC common stock, or 0.68 of a share of PCC common stock, and 50% of the merger consideration in cash, or $21.50. This mix of consideration is subject to pro-ration and subsequent adjustments if PCC elects to increase the exchange ratio as described above.

Q:
Will I be able to trade the shares of PCC common stock that I receive in the merger?

A:
You may freely trade the shares of PCC common stock issued in the merger, unless you are an affiliate of SPS. The shares will be quoted on the New York Stock Exchange under the symbol "PCP." Persons who are considered affiliates (generally directors, officers and 10% or greater shareholders) of SPS must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of PCC common stock they receive in the merger. We will notify you if we believe you are an affiliate of SPS.

Q:
What will happen to shares of PCC common stock in the merger?

A.
Nothing. Each share of PCC common stock outstanding will remain outstanding as a PCC share.

Q:
What will happen to SPS's outstanding stock options in the merger?

A.
PCC will make a cash payment to holders of SPS stock options, whether vested or unvested, with a per share exercise price less than $43.00 in an amount equal to the number of shares of SPS common stock subject to the option multiplied by the difference between the per share exercise price and $43.00.

Q:
Are there risks involved in undertaking the merger?

A.
Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 20.

Q:
What are the conditions to completion of the merger?

A.
The obligations of PCC and SPS to complete the merger are subject to the satisfaction or waiver of certain closing conditions, including governmental approvals, receipt of tax opinions and SPS shareholder approval.

Q:
What shareholder approvals are required to complete the merger?

A.
For SPS, the affirmative vote of holders of at least 80% of the shares of SPS common stock outstanding and entitled to vote at the SPS special meeting is required to adopt and approve the merger agreement.

    For PCC, no approval of shareholders is needed and no vote will be taken.

Q:
Are there any shareholders already committed to voting in favor of the merger agreement?

A.
Yes. SPS shareholders who collectively held approximately [    •    ]% of the outstanding shares of SPS common stock on the record date have entered into voting agreements (including one shareholder who has entered into a revocable voting agreement) requiring them to vote all of their shares in favor of the adoption and approval of the merger agreement.

Q:
When and where is the SPS special meeting?

A.
The special meeting of shareholders of SPS will be held on [    •    ], 2003, at [    •    ], local time, at [    •    ].

Q:
What will happen at the SPS special meeting?

A.
At the SPS special meeting, SPS shareholders will consider and vote upon a proposal to adopt and approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to adopt and approve the merger agreement, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:
When do you expect the merger to be completed?

A.
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining the approval of SPS shareholders at the special meeting. Fulfilling some of these conditions, such as receiving specified governmental approvals, is not entirely within our control. We currently expect to complete the merger during the fourth calendar quarter of 2003.

Q:
Does the board of directors of SPS recommend voting in favor of the merger agreement?

A.
Yes. After careful consideration, SPS's board of directors unanimously recommends that SPS shareholders vote FOR the adoption and approval of the merger agreement.

Q:
Do persons involved in the merger have interests which may be different from my interests?

A.
Yes. When considering the recommendation of SPS's board of directors, you should be aware that some of the directors and officers of SPS have interests in the merger that are different from, or are in addition to, yours. These interests include severance payment arrangements and accelerated vesting of stock options and restricted stock.

Q:
What do I need to do to vote?

A.
After carefully reading and considering the information contained in this proxy statement/prospectus, please mail your signed and dated proxy card in the enclosed return envelope or vote your shares over the Internet or by telephone as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is received, please vote as instructed even if you currently plan to attend the special meeting in person.

    Your vote is important regardless of the number of shares that you own.

Q:
How do I vote my shares if my shares are held in "street name" by my broker?

A.
You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker will not vote your shares unless the broker receives appropriate instructions from you.

Q:
May I change my vote even after returning a proxy card or voting over the Internet or by telephone?

A.
Yes. You may revoke your proxy by (1) delivering to SPS's corporate secretary a written revocation before the special meeting, (2) submitting a properly signed proxy with a later date, (3) properly casting a new vote by Internet or by telephone at any time before the closure of the Internet and telephone voting facilities, or (4) voting in person at the special meeting.

Q:
What happens if I do not vote?

A.
If you fail to submit a proxy, whether by mail, the Internet or telephone, or vote at the special meeting, it will have the same effect as a vote against the adoption and approval of the merger agreement.

    If you submit your properly signed proxy and do not indicate how you want to vote, your proxy will be counted as a vote to adopt and approve the merger agreement and, if necessary, to approve one or more adjournments of the special meeting to solicit additional proxies.

    If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote against the adoption and approval of the merger agreement. With respect to the proposal to approve one or more adjournments of the special meeting, an abstention will have no effect, and the proposal will be decided by the SPS shareholders who cast votes FOR or AGAINST that proposal.

Q:
Am I entitled to dissenters' rights in connection with the merger?

A.
No. Under Pennsylvania law, you will not have any dissenters' rights in connection with the merger.

Q:
Should I send in my SPS stock certificates now?

A.
No. You will receive an election form and letter of transmittal from the exchange agent or PCC with instructions regarding the surrender of your SPS stock certificates. In the meantime, you should retain your certificates because they are still valid.

Q:
What are the material federal income tax consequences of the merger to me?

A.
In general, if you exchange all of your shares of SPS common stock for shares of PCC common stock, you will not recognize either gain or loss for federal income tax purposes. If you exchange some or all of your shares of SPS common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of PCC common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of SPS common stock.

    This tax treatment may not apply to all SPS shareholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
How will voting on any other business be conducted?

A.
Other than the proposal to adopt and approve the merger agreement and, if necessary, to approve one or more adjournments of the special meeting to solicit additional proxies, we do not know of any other business to be considered at the SPS special meeting. If any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders to vote on such matters in their discretion.

Q:
Where can I find more information about the companies?

A.
You can find more information about PCC and SPS from the various sources described under "Where You Can Find More Information" beginning on page 108.

Q:
Who can help answer my questions?

A.
If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

    SPS Technologies, Inc.
    Two Pitcairn Place, Suite 200
    165 Township Line Road
    Jenkintown, Pennsylvania 19046
    Attention: Investor Relations Department
    Telephone: (215) 517-2001
    Email:     ir@spstech.com

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. This summary may not contain all of the information that is important to you. We urge you to read this entire proxy statement/prospectus (including its annexes and the documents incorporated by reference) for a more complete understanding of the merger. In particular, we urge you to read the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. Unless the context otherwise requires, the terms "we," "us" and "our" refer collectively to PCC and SPS.

The Companies (see page 31 for PCC and page 32 for SPS)

Precision Castparts Corp.
4650 SW Macadam Ave., Suite 440
Portland, Oregon 97239
(503) 417-4800

        PCC is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, fluid management, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

        PCC's revenues for its fiscal year ended March 30, 2003 were $2,117.2 million. As of June 30, 2003, PCC employed approximately 11,400 people and operated 57 manufacturing plants.

SPS Technologies, Inc.
Two Pitcairn Place, Suite 200
165 Township Line Road
Jenkintown, Pennsylvania 19046
(215) 517-2000

        SPS is a leading producer of high-strength fasteners and precision components for the aerospace, automotive and industrial markets, superalloys and specialty metals in ingot and powder form, waxes, metalworking tools and magnetic products.

        SPS's revenues for its fiscal year ended December 31, 2002 were $830.3 million. As of June 30, 2003, SPS employed approximately 5,700 people and operated 35 manufacturing facilities.

The Merger (see page 38)

        We propose a merger in which SPS will merge with and into Star Acquisition, LLC, a wholly-owned subsidiary of PCC. Star Acquisition will be the surviving company, be renamed SPS Technologies, LLC and remain a wholly-owned subsidiary of PCC. The separate corporate existence of SPS will cease at the effective time of the merger.

Merger Consideration (see page 67)

        At the effective time of the merger, each share of SPS common stock (other than shares owned directly or indirectly by PCC or SPS) will be converted into the right to receive, at the shareholder's election, either 1.36 shares of PCC common stock or $43.00 in cash. However, the form of merger consideration actually received by an SPS shareholder may differ from the form elected. This is because the consideration to be received by each SPS shareholder is subject to pro-ration provisions, which are designed to operate so that 50% of the total number of shares of SPS common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive PCC common stock and the other 50% will be converted into the right to receive cash. We have included examples of how these pro-ration provisions will operate beginning on page 68 of this proxy statement/prospectus. If an SPS shareholder makes no election, each SPS share held by that shareholder will be converted into the right to receive 50% of the merger consideration in shares of PCC common stock, or 0.68 of a share of PCC common stock, and 50% of the merger consideration in cash, or $21.50, subject to pro-ration.

        PCC will not issue fractional shares of PCC common stock in the merger. Instead, PCC will pay you the cash value of a fractional share of PCC common stock measured by the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger.

        If the aggregate value of the shares of PCC common stock issuable in the merger is not at least 40% of the aggregate value of the total merger consideration, which is the value below which the transaction may not qualify as a tax-free reorganization, PCC may elect to increase the aggregate stock portion of the merger consideration so that the value of the stock portion of the merger consideration equals 40% of the total value of the aggregate merger consideration, determined based on the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger. If PCC makes this election, the number of shares of PCC common stock into which each share of SPS common stock is convertible will be appropriately increased through an increase in the exchange ratio. The cash portion of the total merger consideration will not be adjusted, other than cash payable in lieu of fractional shares of PCC common stock. If PCC does not elect to increase the stock portion of the merger consideration under these circumstances, SPS can terminate the merger agreement.

Treatment of SPS Stock Options (see page 73)

        Holders of SPS stock options, whether vested or unvested, with a per share exercise price less than $43.00 will receive cash in an amount equal to the number of shares of SPS common stock subject to the options multiplied by the difference between the per share exercise price and $43.00.

No Dissenters' Rights (see page 36)

        Under Pennsylvania law, SPS shareholders do not have dissenters' rights in connection with the merger.

Material U.S. Federal Income Tax Consequences (see page 60)

        The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Assuming the merger qualifies, SPS shareholders that are U.S. persons will generally recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the amount of gain realized (i.e., the amount by which the holders' adjusted tax basis in their SPS shares exceeds the sum of the amount of cash and the fair market value of the PCC shares received in the merger); or

  •
  the amount of cash received in the merger.

        This tax treatment may not apply to certain shareholders. We urge you to consult your own tax advisor for a full understanding of the merger's tax consequences for you.

The Special Meeting (see page 34)

        A special meeting of the holders of SPS common stock will be held at [    •    ] on [    •    ], [    •    ], 2003 at [    •    ], local time, to vote on the proposal to adopt and approve the merger agreement.

Recommendation of SPS's Board of Directors (see page 41)

        After an evaluation of a variety of business, financial and market factors and consultation with its advisors, at a meeting on August 15, 2003, the SPS board determined that the merger is advisable and that the terms of the merger agreement are fair to, and in the best interests of, SPS and its shareholders. The SPS board unanimously recommends that you vote to adopt and approve the merger agreement.

Record Date and Voting Power (see page 34)

        The SPS board has fixed the close of business on [    •    ], 2003, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, SPS had [    •    ] outstanding shares of common stock held by approximately [    •    ] shareholders of record. SPS has no other class of voting securities outstanding.

        Shareholders of record on the record date will be entitled to one vote per share of SPS common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required (see page 34)

        The by-laws of SPS and Pennsylvania law require:

  •
  the presence, in person or by duly executed proxy, of the holders of a majority of the shares of SPS common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum; and

  •
  the affirmative vote of holders of at least 80% of the shares of SPS common stock outstanding and entitled to vote at the special meeting in order to adopt and approve the merger agreement.

        On the record date, the directors and executive officers of SPS and their affiliates owned in the aggregate [    •    ] shares of SPS common stock, or approximately [    •    ]% of the total outstanding shares.

        Eric M. Ruttenberg, a director of SPS, and certain of his affiliates and other persons have agreed with PCC to vote in favor of the adoption and approval of the merger agreement. On the record date, Mr. Ruttenberg and these affiliates and other persons held [    •    ] shares, or approximately [    •    ]%

of the total outstanding shares. In addition, a holder of approximately [    •    ]% of SPS's outstanding common stock on the record date has agreed with PCC to vote in favor of the adoption and approval of the merger agreement.

Proxies, Voting and Revocation (see page 35)

        Shares of SPS common stock represented at the meeting by properly executed proxies received before or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted FOR the adoption and approval of the merger agreement and, if necessary, FOR the approval of any adjournment of the special meeting to solicit additional proxies. Proxies are being solicited on behalf of the board of directors of SPS.

        A proxy may be revoked by the person who executed it at or before the special meeting by:

  •
  delivering to SPS's corporate secretary a written notice of revocation;

  •
  duly executing, dating and delivering to SPS's corporate secretary a subsequent proxy bearing a later date than the proxy;

  •
  properly casting a new vote by Internet or by telephone at any time before the closure of the Internet and telephone voting facilities; or

  •
  attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Opinion of SPS's Financial Advisor (see page 44)

        In connection with the merger, the SPS board received a written opinion from Credit Suisse First Boston, SPS's financial advisor, as to the fairness, from a financial point of view, of the merger consideration. The full text of CSFB's written opinion dated August 15, 2003, is attached to this proxy statement/prospectus as Annex B. We urge you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CSFB provided its opinion to the SPS board in connection with its evaluation of the merger agreement. CSFB's opinion relates only to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger. CSFB's opinion does not constitute a recommendation to you as to how you should vote or act on any matters relating to the merger.

Interests of Certain Persons in the Merger (see page 55)

        Some of the directors and officers of SPS have interests in the merger that differ from, or are in addition to, your interests as a shareholder. The SPS board was aware of these interests, which are summarized below, and considered them, among other matters, in approving the merger agreement. With respect to the severance and other employee benefits, the SPS board has historically taken steps to reinforce and encourage the continued attention and dedication of key members of SPS management to their assigned duties in the event of a potential change in control of SPS (although no change of control was then contemplated), including approving severance agreements and provisions to employee benefit plans like the ones described in this section. In particular, the executive severance agreements and other severance agreements discussed below were entered into by SPS with the applicable executives in connection with an executive severance program approved by the SPS board on December 1, 1988. As additional executives were hired or promoted after that time, SPS entered into similar agreements with these individuals.

  Severance Amounts

        •      Each of Charles W. Grigg, John S. Thompson, William M. Shockley, James D. Dee, Thomas S. Cross, Margaret B. Zminda and Thomas W. McDonnell are entitled to severance amounts pursuant to executive severance agreements with SPS upon completion of the merger, unless they voluntarily terminate their employment before the effective time. These executive officers are entitled to receive the approximate severance amounts listed if the merger is completed: Mr. Grigg, $1.7 million; Mr. Thompson, $1.5 million; Mr. Shockley, $800,000; Mr. Dee, $503,000; Mr. Cross, $349,000; Ms. Zminda, $349,000; and Mr. McDonnell, $336,000.

        •      Five other non-corporate executives are entitled to severance amounts pursuant to severance agreements with SPS equal to approximately $3.0 million in the aggregate, if their employment is terminated upon or within three years following the merger due to a triggering termination of their employment.

  Supplemental Retirement Benefits

        •      SPS has a supplemental executive retirement plan, or SERP, in which each of Messrs. Grigg, Thompson, Shockley and Dee participates. The SERP provides the executives with certain benefits upon retirement. Each executive's benefits under the SERP will be payable at the closing of the merger in cash in a lump sum distribution. These executive officers are entitled to receive the approximate SERP payment amounts listed if the merger is completed: Mr. Grigg, $3.3 million; Mr. Thompson, $2.5 million; Mr. Shockley, $965,000; and Mr. Dee, $693,000.

        •      Each of Messrs. Grigg, Shockley, Dee, Cross and McDonnell and Ms. Zminda also participates in a benefit equalization plan, or BEP, with SPS, which provides these executives with certain additional retirement benefits. These benefits will be payable at the closing of the merger in cash in a lump sum distribution. These executive officers are entitled to receive the approximate BEP payment amounts listed if the merger is completed: Mr. Grigg, $276,000; Mr. Shockley, $24,000; Mr. Dee, $2,500; Mr. Cross, $45,000; Ms. Zminda, $63,000; and Mr. McDonnell, $44,000.

        •      In addition, five other non-corporate executives also participate in the SERP with SPS on substantially similar terms, which will result in an aggregate distribution of approximately $3.6 million to these individuals in the event of a triggering termination of their employment. Three of the five non-corporate executives participate in the BEP on substantially similar terms, which will result in an aggregate distribution of approximately $65,000 to these individuals in the event of a triggering termination of their employment.

  Deferred Compensation

        •      Upon completion of the merger, Messrs. Grigg, Dee and McDonnell are entitled to receive payments pursuant to SPS deferred compensation plans in amounts equal to approximately $2.1 million, $22,000 and $32,000, respectively.

        •      In addition, four other non-corporate executives are entitled to payments pursuant to the SPS deferred compensation plans, which will result in an aggregate distribution of approximately $820,000 to these individuals in the event of a triggering termination of their employment.

  Accelerated Vesting and Settlement of Stock Options

        As of the closing of the merger, all of the unvested stock options of SPS will become fully vested and exercisable. In settlement of all of the outstanding stock options of SPS, PCC will make a cash payment to each option holder as of the closing of the merger equal to the product of the number of shares of SPS common stock covered by the option and the excess of $43.00 over the exercise price of the option, subject to any applicable federal or state withholding tax. As a result, the directors, executive officers and non-corporate executives of SPS holding options will receive cash payments at the closing of the merger in settlement of their options in an aggregate amount of approximately $7.8 million. The following executive officers will be entitled to receive the approximate settlement amounts listed for their options: Mr. Grigg, $1.8 million; Mr. Thompson, $837,000; Mr. Shockley, $1.0 million; Mr. Dee, $218,000; Mr. Cross, $188,000; Ms. Zminda, $148,000; and Mr. McDonnell, $137,000.

  Accelerated Vesting of Restricted Stock

        As of the closing of the merger, all of the outstanding shares of SPS restricted stock will become fully vested and free of all restrictions and will be converted into the right to receive the merger consideration. At the time of execution of the merger agreement, the directors, executive officers and non-corporate executives of SPS held 9,951 shares of restricted stock in the aggregate. The following executive officers held the listed shares of restricted stock at the execution of the merger agreement: Mr. Grigg, 2,461 shares; Mr. Shockley, 534 shares; Mr. Dee, 246 shares; Mr. Cross, 60 shares; and Ms. Zminda, 133 shares.

  Excess Parachute Payments and Gross-Ups

        If any of the payments described above to any person who is a party to a severance agreement are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, then the amount payable will include an additional gross-up payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net after-tax amounts that he or she would have retained if there were no excise tax. The aggregate estimated amount of such gross-up payments is equal to approximately $5.3 million; however, this amount is subject to change depending on the timing of completion of the merger, fluctuations in interest rates and the ultimate retention by PCC of any non-corporate executive.

  Registration Rights

        The voting agreements with Eric M. Ruttenberg, a director of SPS, and certain other persons provide for registration rights with respect to the shares of PCC common stock that these parties may receive in the merger.

SPS Restricted from Soliciting Other Offers (see page 77)

        The merger agreement restricts SPS's ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in SPS. However, if SPS receives an acquisition proposal from a third party that is more favorable to SPS shareholders than the terms of the merger agreement, SPS may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions. In addition, unless the SPS board determines in good faith, after consultation with counsel, that an acquisition proposal is a superior proposal and that failing to take such action would be inconsistent with its fiduciary duties to SPS shareholders under applicable law, the SPS board may not withdraw or modify its approval or recommendation of the merger agreement, approve or recommend another acquisition proposal to SPS shareholders, or cause SPS to enter into a definitive agreement with respect to an acquisition proposal. SPS may terminate the merger agreement to enter into a definitive agreement for a superior proposal, subject to prior written notice to PCC and the payment of a termination fee in the amount of $18 million.

Conditions to Completion of the Merger (see page 81)

        Completion of the merger depends on a number of conditions being satisfied or waived. In addition to customary conditions relating to the accuracy of representations and warranties and compliance with the terms of the merger agreement, these conditions include:

  •
  adoption and approval of the merger agreement by the holders of at least 80% of the outstanding shares of SPS common stock entitled to vote at the SPS special meeting;

  •
  continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement;

  •
  receipt of material approvals, authorizations and consents of governmental entities, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, required to complete the merger;

  •
  absence of any law, rule, regulation, injunction, decree or order prohibiting the completion of the merger;

  •
  approval for listing of the PCC shares to be issued in the merger on the New York Stock Exchange;

  •
  receipt of opinions by PCC and SPS from their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  absence of any material adverse effect with respect to either SPS or PCC; and

  •
  the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger must be at least $21.09.

Termination of the Merger Agreement (see page 83)

        Before the effective time of the merger, the merger agreement may be terminated:

  •
  by mutual written consent of PCC and SPS;

  •
  by either PCC or SPS, if:

  •
  the parties fail to complete the merger on or before May 16, 2004, unless the failure is the result of a willful material breach of the merger agreement by the party seeking the termination;

  •
  any governmental entity has taken any final and non-appealable action that permanently prohibits the merger;

  •
  the SPS shareholders have not adopted and approved the merger agreement within 75 days after the later of the date of mailing of this proxy/statement prospectus or the date of the most recent supplemental proxy materials required to be distributed to SPS shareholders, unless the failure of the SPS shareholders to adopt and approve the merger agreement is the result of a willful material breach of the merger agreement by the party seeking the termination; or

  •
  the other party materially breaches a representation, warranty, covenant or other agreement contained in the merger agreement and fails to cure the breach within 30 days;

  •
  by SPS, if:

  •
  the SPS board enters into a definitive agreement for a superior proposal and SPS has given PCC 48 hours prior written notice of SPS's decision to terminate the merger agreement; or

  •
  on the closing date of the merger, the aggregate value of the shares of PCC common stock issuable in the merger would be less than 40% of the aggregate value of the total merger consideration (determined based on the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date) and PCC has not exercised its right to increase the exchange ratio; or

  •
  by PCC, if:

  •
  the SPS board withdraws, modifies or qualifies its approval of the merger agreement or its recommendation to SPS shareholders to vote in favor of the merger agreement or takes any action or makes any statement inconsistent with this approval or recommendation;

  •
  the SPS board adopts resolutions approving, or otherwise authorizes or recommends, any other acquisition proposal or the SPS board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

  •
  the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger is less than $21.09.

Payment of Termination Fee (see page 85)

        SPS must pay a termination fee of $18 million to PCC if the merger agreement is terminated by:

  •
  SPS in connection with entering into a definitive agreement to effect a superior proposal;

  •
  PCC because the SPS board withdraws, modifies or qualifies its approval of the merger agreement or its recommendation that the SPS shareholders vote to adopt and approve the merger agreement;

  •
  PCC because the SPS board takes any action or makes any statement inconsistent with its approval of the merger agreement or its recommendation that SPS shareholders vote to adopt and approve the merger agreement;

  •
  PCC because the SPS board adopts resolutions approving, or otherwise authorizes or recommends, any acquisition proposal other than the merger or the SPS board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

  •
  PCC because SPS materially breaches its non-solicitation obligations relating to acquisition proposals and, within 12 months of the termination, SPS enters into a definitive agreement to effect an acquisition proposal.

Regulatory Filings and Approvals Required to Complete the Merger (see page 64)

        Under the Hart-Scott-Rodino Act, we cannot complete the merger until we have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting period expires or is terminated. We filed the information required under the HSR Act on August 26, 2003. The waiting period under the HSR Act will expire at 11:59 p.m. on September 25, 2003, unless we receive a request for additional information or the responsible antitrust authority terminates the waiting period early. In practice, complying with a request for additional information can take a significant amount of time. We also must report the merger to agencies in four foreign jurisdictions in which we conduct business, and those agencies will review the merger under their antitrust laws.

Material Differences in the Rights of Shareholders (see page 97)

        SPS shareholders receiving merger consideration in the form of shares of PCC common stock will have different rights once they become PCC shareholders due to differences in the governing documents of PCC and SPS and differences in the laws of the State of Oregon and the Commonwealth of Pennsylvania.

Market Price Data (see page 19)

        PCC's common stock and SPS's common stock are listed on the New York Stock Exchange, or NYSE. On August 15, 2003, the last full trading day before public announcement of the merger, PCC shares closed at $32.77 per share and SPS shares closed at $34.30 per share. On [    •    ], 2003, the most recent practicable date before the date of this proxy statement/prospectus, the closing per share prices of PCC common stock and SPS common stock were $[    •    ] and $[    •    ], respectively. The market price of PCC's common stock will fluctuate before and after the merger. We urge you to obtain current market quotations before making any decision with respect to the merger.

Accounting Treatment for the Merger (see page 63)

        PCC will account for the merger under the purchase method of accounting for business combinations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PCC

        The following table shows summary historical financial information for PCC for the fiscal years ended March 28, 1999, April 2, 2000, April 1, 2001, March 31, 2002 and March 30, 2003 and for the three months ended June 30, 2002 and June 29, 2003. PCC derived the information from the audited consolidated financial statements in PCC's most recent Annual Report on Form 10-K, as amended. PCC derived the information for the three months ended June 30, 2002 and June 29, 2003 from the unaudited consolidated financial statements in PCC's Quarterly Report on Form 10-Q for the quarter ended June 29, 2003. Operating results for the three months ended June 29, 2003 are not necessarily indicative of the results that will be achieved for the entire year. The information is only a summary, and we urge you to read it in conjunction with PCC's "Management's Discussion and Analysis" and PCC's consolidated financial statements and the related notes included in PCC's Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 108.

	Fiscal Years Ended					Three Months Ended
	March 28, 1999	April 2, 2000	April 1, 2001	March 31, 2002	March 30, 2003	June 30, 2002	June 29, 2003
	(in millions, except per share data)
Operations Statement Data:
Net sales	$1,398.6	$1,617.0	$2,268.5	$2,495.7	$2,117.2	$579.4	$481.7
Net income from continuing operations	105.3	86.6	127.1	82.1	159.4	42.3	34.5
Net income per share from continuing operations (basic)	2.16	1.77	2.54	1.59	3.04	0.81	0.65
Net income per share from continuing operations (diluted)	2.15	1.76	2.50	1.57	3.01	0.80	0.64
Cash dividends declared per common share	0.12	0.12	0.12	0.12	0.12	0.03	0.03

        The data reflects adjustments for discontinued operations. Per share data for fiscal years prior to 2001 have been restated for the effects of a two-for-one stock split in September 2000.

	March 28, 1999	April 2, 2000	April 1, 2001	March 31, 2002	March 30, 2003	June 29, 2003
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$14.8	$17.6	$40.1	$38.1	$28.7	$35.0
Working capital(1)	252.3	160.4	199.6	151.4	161.1	198.2
Total assets	1,449.6	2,415.7	2,572.9	2,564.9	2,467.2	2,494.5
Total debt	425.9	1,068.2	1,052.7	901.5	692.1	684.1
Other long-term liabilities	52.8	165.8	171.1	189.0	248.6	247.9
Total shareholders' investment	697.4	773.9	901.8	951.8	1,061.7	1,112.8

(1)
Working capital is calculated by subtracting current liabilities from current assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPS

        The following table shows summary historical financial information for SPS for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003. SPS derived the information from the audited consolidated financial statements in SPS's most recent Annual Report on Form 10-K. SPS derived the information for the six months ended June 30, 2002 and 2003 from the unaudited consolidated financial statements in SPS's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that will be achieved for the entire year. The information is only a summary, and we urge you to read it in conjunction with SPS's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and SPS's consolidated financial statements and the related notes included in SPS's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 108.

	Years Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in millions, except per share data)
Operations Statement Data:
Net sales	$716.6	$787.7	$872.8	$918.1	$830.3	$423.7	$426.8
Net earnings	44.6	51.2	44.4	21.6	6.1	8.7	11.1
Basic net earnings per common share	3.55	4.05	3.50	1.66	0.46	0.66	0.86
Diluted net earnings per common share	3.42	3.95	3.42	1.63	0.46	0.65	0.85
Cash dividends declared per common share	—	—	—	—	—	—	—

	At December 31,					At June 30,
	1998	1999	2000	2001	2002	2003
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$8.4	$50.5	$31.9	$59.9	$76.0	$68.6
Working capital(1)	134.0	190.4	187.0	223.3	231.8	247.5
Total assets	607.2	701.0	810.5	850.8	838.6	851.3
Total debt	172.2	217.4	258.2	263.2	224.6	222.6
Other long-term liabilities	48.5	51.3	59.4	85.1	120.6	121.4
Total shareholders' equity	266.8	305.0	344.9	352.7	346.9	366.3

(1)
Working capital is calculated by subtracting current liabilities from current assets.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        We derived the following unaudited pro forma condensed combined financial data from PCC's audited consolidated financial statements for the fiscal year ended March 30, 2003, SPS's audited consolidated financial statements for the fiscal year ended December 31, 2002, PCC's unaudited consolidated financial statements for the three months ended June 29, 2003 and SPS's unaudited consolidated financial statements for the three months ended June 30, 2003. We prepared the financial data as if the proposed merger and the completion of PCC's currently contemplated financing transactions related to the proposed merger had occurred on April 1, 2002 for the operating data and as of June 29, 2003 for the balance sheet data. The financial data gives effect to the proposed merger on a pro forma basis using the purchase method of accounting under generally accepted accounting principles in the United States.

        Because of the proximity of this proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing SPS's tangible and intangible assets and liabilities as well as evaluating accounting policies for consistency is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. The unaudited pro forma operating data set forth below is not necessarily indicative of the results that actually would have been achieved had the proposed merger and PCC's other currently contemplated financing transactions related to the merger been completed on April 1, 2002, or that may be achieved in the future. We urge you to read this information in conjunction with PCC's "Management's Discussion and Analysis," PCC's consolidated financial statements and related notes, SPS's "Management's Discussion and Analysis of Financial Condition and Results of Operations," and SPS's consolidated financial statements and related notes included in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of PCC and SPS (including any amendments to the reports) incorporated by reference in this proxy statement/prospectus. We urge you to read this information in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements" and explanatory notes included in this proxy statement/prospectus beginning on page 86.

	Year Ended March 30, 2003	Three Months Ended June 29, 2003
	(in millions, except per share data)
Operations Statement Data:
Net sales	$2,938.6	$694.3
Net income from continuing operations	$158.5	$38.8
Net income per share from continuing operations (diluted)	$2.56	$0.62
Weighted average shares outstanding (diluted)	61.8	62.4
At June 29, 2003
(in millions)
Balance Sheet Data:
Cash and cash equivalents	$73.6
Working capital(1)	420.5
Total assets	3,602.7
Total debt	1,260.5
Other long-term liabilities	348.1
Total shareholders' investment	1,403.3

(1)
Working capital is calculated by subtracting current liabilities from current assets.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents income from continuing operations and book value per common share data separately for PCC and SPS on a historical basis, PCC and SPS on an unaudited pro forma combined basis per PCC share and unaudited pro forma combined basis per SPS equivalent share. The unaudited pro forma earnings per share data for the three months ended June 29, 2003 and the year ended March 30, 2003 reflect the assumption that the merger was effective as of April 1, 2002. The unaudited pro forma per share data gives effect to the proposed merger as a purchase under generally accepted accounting principles in the United States.

        We based the unaudited pro forma PCC income per share data upon the historical weighted average number of shares of PCC common stock outstanding, adjusted to include the number of shares of PCC common stock that would be issued in the proposed merger based upon an assumed exchange ratio of 1.36 and 50% of the shares of SPS common stock being converted into shares of PCC common stock. We based the unaudited equivalent pro forma per share data for SPS on the unaudited pro forma PCC amounts per share, multiplied by the assumed exchange ratio of 1.36.

        We urge you to read the information below together with the historical financial statements and related notes of PCC and SPS contained in each company's periodic filings with the Securities and Exchange Commission incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 108 of this proxy statement/prospectus. The unaudited pro forma combined data below is presented for illustrative purposes only. The companies may have performed differently had they actually been combined during the periods presented below. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the proposed merger.

	PCC Historical Per Share Data	SPS Historical Per Share Data(1)	Pro Forma Combined Data Per PCC Share(2)	Pro Forma Combined Data Per SPS Equivalent Share(2)
At or for the Three Months Ended June 29, 2003 for PCC and the Three Months Ended June 30, 2003 for SPS:
Net income from continuing operations per common share:
Basic	$0.65	$0.47	$0.63	$0.86
Diluted	0.64	0.47	0.62	0.84
Cash dividends declared per share	0.03	—	0.03	0.04
Book value per common share	21.04	28.31	22.74	30.93
For the Year Ended March 30, 2003 for PCC and the Year Ended December 31, 2002 for SPS:
Net income from continuing operations per common share:
Basic	3.04	0.46	2.59	3.52
Diluted	3.01	0.46	2.56	3.48
Cash dividends declared per share	0.12	—	0.12	0.16
Book value per common share	20.34	26.66	n/a	n/a

(1)
For historical per share data for the six months ended June 30, 2003, please read "Selected Historical Consolidated Financial Data of SPS" on page 16. Book value per common share for the six months ended June 30, 2003 was $28.31.

(2)
Please read "Selected Unaudited Pro Forma Condensed Combined Financial Data" on page 17.

COMPARATIVE PER SHARE MARKET PRICE DATA

        PCC's common stock and SPS's common stock are listed on the NYSE. PCC shares are traded on the NYSE under the symbol "PCP," and SPS shares are traded on the NYSE under the symbol "ST." The table below sets forth for the PCC fiscal quarters indicated, beginning as of April 2, 2001, the high and low closing sale prices per share of PCC common stock and SPS common stock, as reported on the NYSE. PCC operates on a "Sunday nearest" reporting basis, meaning that PCC's fiscal year end is based on the Sunday nearest March 31 and PCC's fiscal quarters end on the Sundays nearest March 31, June 30, September 30 and December 31, respectively.

	PCC		SPS
	High	Low	High	Low
PCC Fiscal Year 2002
First fiscal quarter	$48.80	$32.00	$50.30	$44.60
Second fiscal quarter	39.45	18.30	50.28	29.78
Third fiscal quarter	27.82	20.88	36.20	27.89
Fourth fiscal quarter	36.07	26.29	42.40	32.00
PCC Fiscal Year 2003
First fiscal quarter	37.57	31.01	45.70	32.20
Second fiscal quarter	32.30	21.50	37.30	24.37
Third fiscal quarter	25.25	17.20	27.00	20.85
Fourth fiscal quarter	28.12	21.82	24.94	19.65
PCC Fiscal Year 2004
First fiscal quarter	31.15	23.83	26.99	23.49
Second fiscal quarter (through September 19, 2003)	36.80	30.50	46.20	26.60

        The following table presents:

  •
  the closing prices per share of PCC common stock and SPS common stock, in each case based on closing prices for these shares on the NYSE on August 15, 2003, the last trading day before the public announcement of the proposed merger, and on [    •    ], 2003, the last trading day for which this information could be calculated before the date of the mailing of this proxy statement/prospectus to SPS shareholders; and

  •
  the equivalent price per share of SPS common stock, based on the exchange ratio of 1.36 and the closing price for PCC common stock on the NYSE on August 15, 2003 and [    •    ], 2003.

	PCC Price Per Share		SPS Price Per Share		SPS Equivalent
August 15, 2003		$32.77		$34.30		$44.57
[•], 2003	$	[•]	$	[•]	$	[•]

        The above tables show only historical comparisons, and the market price of shares of PCC common stock will fluctuate before and after the merger. These comparisons may not provide meaningful information to SPS shareholders in determining whether to vote to adopt and approve the merger agreement. We urge you to obtain current market quotations for shares of PCC common stock and SPS common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement proposal. See "Where You Can Find More Information" beginning on page 108 of this proxy statement/prospectus.

RISK FACTORS

        By voting in favor of the adoption and approval of the merger agreement, you may be choosing to invest in shares of PCC common stock. An investment in shares of PCC common stock involves risk. In deciding whether to vote in favor of the merger agreement, we urge you to consider all of the information that we have included in this document and its annexes and all of the information that is included in the documents incorporated by reference. See "Where You Can Find More Information" beginning on page 108 of this proxy statement/prospectus.

        In addition, we urge you to pay particular attention to the following risks related to the merger and risks related to PCC's business and the business of the combined company following the merger.

Risks Related to the Merger

        You may not receive the form of merger consideration you elect.

        If the merger is completed, each outstanding share of SPS common stock will be converted into the right to receive either:

  •
  $43.00 in cash; or

  •
  1.36 shares of PCC common stock, plus cash in lieu of any fractional share.

You will have the opportunity to elect to receive either the cash consideration or the stock consideration for each share of SPS common stock that you own.

        Your right as an SPS shareholder to receive the merger consideration you elect for your shares is limited because of the pro-ration procedures set forth in the merger agreement, which are intended to ensure that 50% of the outstanding shares of SPS common stock will be converted into the right to receive cash and 50% of the outstanding shares of SPS common stock will be converted into the right to receive shares of PCC common stock. If the total cash elections by SPS shareholders are greater or less than the aggregate cash consideration to be paid in the merger, or the total stock elections by SPS shareholders are greater or less than the aggregate stock consideration to be paid in the merger, the elections will be pro-rated so that 50% of the outstanding shares of SPS common stock will be converted into the right to receive cash and 50% of the outstanding shares of SPS common stock will be converted into the right to receive shares of PCC common stock. As a result, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata amount of cash and PCC common stock. A detailed discussion of the merger consideration provisions of the merger agreement is set forth under the section entitled "The Merger Agreement—Merger Consideration" beginning on page 67. We urge you to carefully read this discussion and the merger agreement attached to this proxy statement/prospectus as Annex A.

        The value of the stock consideration will vary with changes in PCC's stock price.

        Upon completion of the merger, 50% of the outstanding shares of SPS common stock will be converted into the right to receive shares of PCC common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either PCC common stock or SPS common stock, except in the sole discretion of PCC if the aggregate value of the shares of PCC common stock issuable in the merger would be less than 40% of the aggregate value of the total merger consideration without the exchange ratio being increased. Any change in the price of PCC common stock will affect the aggregate value SPS shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of PCC and SPS, including changes in businesses, operations and prospects, and general market and economic conditions. Accordingly, at the time of the special meeting and at the time that elections are due, you will not know the exact value of the stock consideration to be received. In addition, there will be a time period between the completion of the merger and the time at which former SPS shareholders receiving the stock consideration actually receive stock certificates evidencing the PCC common stock. Until stock certificates are received, former SPS shareholders may not be able to sell their PCC shares in the open market and, therefore, would not be able to avoid losses resulting from any decrease in the trading price of PCC common stock during this period.

        The federal income tax consequences of the merger for SPS shareholders will depend upon the merger consideration received.

        The federal income tax consequences of the merger to you will depend upon the merger consideration received by you, regardless of your election. You generally will not recognize any gain or loss on the conversion of shares of SPS common stock solely into shares of PCC common stock. However, you generally will be subject to federal income tax if you receive cash in exchange for your shares of SPS common stock or instead of any fractional share of PCC common stock. For a detailed discussion of the tax consequences of the merger to SPS shareholders generally, see the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 60. We urge you to consult your own tax advisor as to the effect of the merger on your specific interests.

        The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your SPS shares.

        PCC and SPS intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, each company will, as a condition to closing, obtain a legal opinion from its tax counsel that the merger will constitute a tax-free reorganization for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, you generally will recognize gain or loss for federal income tax purposes on each share of SPS common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the PCC common stock received in exchange for that share upon completion of the merger. In addition, the merger would be treated as a sale of all of the assets of SPS to PCC, with a corporate level federal income tax liability owed by PCC for the period in which the merger occurs. Such a federal income tax liability would be significant and could have a material adverse effect on PCC's financial position.

        The need for governmental approvals may prevent or delay the completion of the merger or may diminish the benefits of the merger.

        As a condition to completing the merger, PCC and SPS are required to report the merger to antitrust regulatory agencies in the U.S., Brazil, France, Germany and Romania and, in the case of France and Germany, obtain the approval of the relevant agencies before completing the merger. Satisfying any requirements of these agencies may delay completion of the merger, and any delay could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger. Additionally, the agencies may seek to enjoin the merger or impose restrictions or conditions on the merger or challenge the merger post-closing. These actions could result in a complete or partial license of certain intellectual property of, or the divestiture, spin-off or the holding separate of certain assets of, PCC, SPS or their respective subsidiaries and might significantly diminish the post-closing benefits of the merger to PCC. A more detailed discussion of the regulatory requirements applicable to the merger is set forth under the section entitled "The Merger—Regulatory Filings and Approvals Required to Complete the Merger" beginning on page 64.

        PCC may be unable to successfully integrate SPS's operations and retain key SPS employees.

        The merger involves the integration of two companies that previously operated independently. Although the businesses of the two companies are complementary, the integration of the departments, systems, business units, operating procedures and information technologies of PCC and SPS will present a significant challenge to management. There can be no assurance that PCC will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of PCC and SPS. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of the combined company.

        The difficulties of combining the companies' operations include:

  •
  the necessity of coordinating geographically separated organizations;

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of SPS's key employees. We cannot assure you, however, that PCC will be successful in retaining these employees for the time period necessary to successfully integrate SPS's operations with those of PCC. Certain of PCC's key managers may need to be reassigned to management of SPS's operations, which could have a negative impact on PCC's operations. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have a material adverse effect on the business and results of operations of the combined company.

        PCC may be unable to realize the expected cost savings and other synergies from the merger.

        Even if PCC is able to integrate the operations of SPS successfully, we cannot assure you that this integration will result in the realization of the full benefits of the cost savings, synergies or revenue enhancements that PCC currently expects to result from this integration or that these benefits will be achieved within the timeframe that PCC currently expects. The cost savings and other synergies from the merger may be offset by costs incurred in integrating SPS's operations, as well as by increases in other expenses, by operating losses or by problems with PCC's or SPS's business unrelated to the merger.

        Former SPS shareholders will have limited ability to influence PCC's actions and decisions following the merger.

        Following the merger, former SPS shareholders will hold less than 15% of the outstanding shares of PCC common stock based on the exchange ratio of 1.36 PCC shares for each SPS share converted into PCC common stock. As a result, former SPS shareholders will have only limited ability to influence PCC's business. Former SPS shareholders will not have separate approval rights with respect to any actions or decisions of PCC or have separate representation on PCC's board of directors.

Risks Related to the Combined Company

        As PCC will incur a substantial amount of additional indebtedness to finance the merger, PCC's level of indebtedness after the merger will be higher than the combined indebtedness of PCC and SPS before the merger.

        Following the merger, the combined company will have higher levels of debt and interest expense than PCC and SPS had immediately before the merger on either a stand-alone or combined basis. As of June 29, 2003, PCC had approximately $684.1 million of indebtedness outstanding, and SPS had approximately $222.6 million of indebtedness outstanding. As of June 29, 2003, after giving effect to the merger and PCC's currently contemplated related financings, the combined company and its subsidiaries would have had approximately $1,260.5 million of indebtedness outstanding. See "The Merger—Proposed Financings" beginning on page 65 and the "Unaudited Pro Forma Condensed Combined Financial Statements" and explanatory notes beginning on page 86 of this proxy statement/prospectus. The significant level of combined indebtedness after the merger may have one or more adverse effects on the combined company's future operations, including:

  •
  limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

  •
  increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

  •
  increasing our exposure to rising interest rates because a portion of our borrowings may be at variable interest rates;

  •
  reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

        PCC expects that the documentation for its indebtedness incurred in connection with the acquisition of SPS will contain restrictions on PCC's ability to pay dividends if PCC does not meet specified financial ratios or tests.

        Any lower than expected rating of PCC's bank debt and debt securities may adversely affect PCC's business.

        Several rating agencies rate PCC's bank debt and debt securities. If the rating agencies reduce their current ratings before completion of the merger, PCC's interest expense would increase and the instruments governing PCC's indebtedness to be incurred to finance the merger could impose additional restrictions on PCC's ability to make capital expenditures or otherwise limit PCC's flexibility in planning for, or reacting to, changes in PCC's business and the industry in which PCC operates or PCC's ability to take advantage of potential business opportunities. These modifications also could require PCC to meet more stringent financial ratios and tests or could require PCC to grant a security interest in PCC's assets to secure the indebtedness. PCC's ability to comply with covenants contained in the instruments governing PCC's existing and future indebtedness may be affected by events and circumstances beyond PCC's control. If PCC breaches any of these covenants, one or more events of default, including cross-defaults between multiple components of PCC's indebtedness, could result. These events of default could permit PCC's creditors to declare all amounts owing to be immediately due and payable, and terminate any commitments to make further extensions of credit.

        The pro forma financial data included in this proxy statement/prospectus is preliminary and our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement/prospectus.

        Because of the proximity of this proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing SPS's tangible and intangible assets and liabilities, as well as evaluating SPS's accounting policies for consistency with PCC's accounting policies is still in the very preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.

        The unaudited pro forma operating data contained in this proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed merger and PCC's currently contemplated financing transactions related to the merger been completed at the beginning of the periods indicated, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant adverse effect on the results of operations and financial position of the combined company.

        PCC believes its overall sales will decrease in fiscal 2004 due to cyclical declines in the aerospace and power generation markets.

        The aerospace and power generation markets are core markets for PCC. SPS also is heavily invested in the aerospace sector. PCC's sales to the aerospace industry constituted 53% of its total sales in fiscal 2003 and 53% in fiscal 2002. PCC's power generation sales constituted 20% of its total sales in fiscal 2003 and 25% of total sales in fiscal 2002. The net sales of SPS's aerospace fasteners and components segment constituted 37% of its total net sales in 2002 and 38% of its total net sales in 2001. Primarily due to anticipated further declines in these markets, each of PCC and SPS expects its current fiscal year sales to decline from sales achieved in its previous fiscal year.

        The commercial aerospace industry is cyclical in nature, and the demand by commercial airlines for new aircraft historically has been affected by the state of the U.S. and world economies. In fiscal 2002, the major economies of the United States and Europe began to slow dramatically and, after the terrorist attacks on September 11, 2001, air travel significantly dropped. This drop contributed to a reduction in demand for PCC's and SPS's commercial aerospace products. Both PCC and SPS continue to be negatively affected by the sustained reduction in commercial aircraft deliveries and the related drop in demand from aerospace customers. Further declines in the commercial aerospace market resulting in additional reductions in the rate of future aircraft deliveries could have a material adverse effect on the combined company's business.

        The power generation market is also cyclical in nature and is affected by the state of the U.S. and world economies. Current weakness in this market has resulted in reduced demand for the products that PCC and SPS supply for industrial gas turbine engines. Additional reductions in demand for the combined company's industrial gas turbine products could also have a material adverse effect on the combined company's business.

        In addition to the aerospace and power generation markets, PCC sells products and services to customers in the fluid management, pulp and paper, and general industrial and other markets (including the automotive market). SPS also sells products into other industrial markets, including the automotive market. Each of these markets is cyclical in nature. Customer demand for the combined company's products or services in these markets may fluctuate widely depending upon U.S. and world economic conditions and industry-specific factors. Cyclical declines or sustained weakness in any of these markets could have a material adverse effect on the combined company's business.

        PCC's business is dependent on a small number of customers.

        A substantial portion of PCC's business is conducted with a relatively small number of large customers, including General Electric, United Technologies and Rolls Royce. General Electric accounted for approximately 25.1% and 23.4% of PCC's total sales for fiscal 2003 and fiscal 2002, respectively. United Technologies accounted for approximately 8.1% and 8.0% of PCC's total sales for fiscal 2003 and 2002, respectively. Rolls Royce accounted for approximately 6.8% and 7.5% of PCC's total sales for fiscal 2003 and fiscal 2002, respectively.

        In fiscal 2003, sales by PCC to each of these three customers declined from the prior year's level. General Electric, United Technologies and Rolls Royce are also among SPS's largest customers. A financial hardship experienced by any one of these three customers, the loss of any of them, or a further reduction in or substantial delay of orders from any of them, could have a material adverse effect on the combined company's business.

        Sales to the military sector constituted approximately 19.9% and 14.0% of PCC's fiscal 2003 and 2002 sales, respectively. U.S. defense spending in markets PCC serves has been declining for many years. Although defense budgets have increased in the aftermath of September 11, reductions may occur in the future or timing of funding may be delayed. SPS also sells products to the military sector. Reductions in defense budgets or military aircraft procurement or delays in funding could adversely affect the combined company's business.

        Acquisitions subject PCC to a number of operational risks.

        PCC expects that it will continue to make acquisitions of, investments in, and strategic alliances with, complementary businesses, products and technologies to enable PCC to add products and services for PCC's core customer base and for related markets, and to expand each of PCC's businesses geographically. However, implementation of this strategy entails a number of risks, including:

  •
  inaccurate assessment of undisclosed liabilities;

  •
  entry into markets in which PCC may have limited or no experience;

  •
  diversion of management's attention from PCC's core businesses;

  •
  potential loss of key employees or customers of the acquired businesses;

  •
  difficulties in assimilating the operations and products of an acquired business;

  •
  difficulties in realizing projected efficiencies, synergies and cost savings; and

  •
  increase in PCC's indebtedness and a limitation in PCC's ability to access additional capital when needed.

        Although PCC's acquisition strategy generally emphasizes the ability of management of the acquired businesses to continue to operate independently, various changes may need to be made to integrate the acquired businesses into PCC's operations, to assimilate many new employees and to implement reporting, monitoring and forecasting procedures. PCC's failure to adequately address these acquisition risks could have an adverse effect on the combined company's business.

        The competitive nature of PCC's business results in significant price concessions to PCC's customers and increased pressure to reduce PCC's costs.

        PCC is subject to substantial competition in all of the markets PCC serves, and PCC expects this competition to continue. As a result, PCC has made significant price concessions to its customers in the aerospace and power generation markets in recent years, and PCC expects customer pressure for price concessions to increase in this difficult economic environment. Maintenance of PCC's profitability will depend, in part, on PCC's ability to sustain a cost structure that enables PCC to be cost-competitive. If PCC is unable to adjust its costs relative to its pricing, or if PCC is unable to continue to compete effectively, PCC's business will suffer. PCC expects that customer pressure for price concessions will continue with respect to the combined company and that PCC's effectiveness in managing the cost structure of the combined company will be a key determinator of future profitability and competitiveness.

        PCC's business is dependent on a number of raw materials.

        PCC uses a number of raw materials in its products, including certain metals such as cobalt, titanium, nickel, tantalum and molybdenum, which are found in only a few parts of the world. These metals are required for the alloys used in PCC's investment castings and forged products. SPS's business also depends on the availability of certain of these metals. The availability and costs of these metals may be influenced by private or government cartels, changes in world politics, unstable governments in exporting nations and inflation. Similarly, supplies of tool-grade steel used in PCC's operations may also be subject to variation in availability and cost. PCC has escalation clauses for nickel and other metals in a number of its long-term contracts with major customers. Shortages of and price increases for certain raw materials used in PCC's operations have occurred in the past and may occur in the future. Future shortages or price fluctuations in raw materials could result in decreased margins or otherwise adversely affect PCC's business. The enactment of new or increased import duties on raw materials imported by PCC also could increase the costs to PCC of obtaining the raw materials and might adversely affect PCC's business. PCC expects that these risks will continue to apply to the combined company.

        PCC's business is affected by federal rules, regulations and orders applicable to government contractors.

        A number of PCC's and SPS's products are manufactured and sold under U.S. government contracts or subcontracts. Consequently, the combined company will continue to be directly and indirectly subject to various federal rules, regulations and orders applicable to government contractors. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

        PCC's business is subject to environmental regulations and related liabilities.

        PCC and SPS are subject to various federal and state environmental laws concerning, among other things, water discharges, air emissions, waste management and environmental cleanup. Environmental laws and regulations continue to evolve and PCC may become subject to increasingly stringent environmental standards in the future (particularly under air quality and water quality laws). PCC also may be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. PCC and SPS also own properties, or conduct or have conducted operations at properties, where hazardous materials have been used for many years, including during periods before careful management of these materials was required or generally believed to be necessary. Consequently, the combined company will continue to be subject to environmental laws that impose liability for historical releases of hazardous substances.

        PCC's financial statements include reserves for future costs arising from environmental issues relating to PCC's properties and operations. PCC's actual future expenditures, however, relating to compliance and cleanup of environmental conditions at PCC's properties cannot be conclusively determined. PCC cannot ensure that its reserves are adequate to cover the total cost of remedial measures that may eventually be required by environmental authorities with respect to known environmental matters or the cost of claims that may be asserted in the future with respect to environmental matters about which PCC is not yet aware. Accordingly, the costs of environmental claims may exceed the amounts reserved.

        PCC and SPS have each been named as a "potentially responsible party" at sites identified by the Environmental Protection Agency and state regulatory agencies for investigation and remediation under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and similar state statutes. Under CERCLA, and under similar state statutes, potentially responsible parties are jointly and severally liable, and therefore, the combined company will continue to be potentially liable to the government or third parties for the full cost of remediating contamination at its facilities or former facilities or at third-party sites where PCC or SPS has been designated a potentially responsible party. In the unlikely event that the combined company is required to fully fund the remediation of a site, the statutory framework would allow it to pursue rights of contribution from other potentially responsible parties.

        Like many other industrial companies in recent years, PCC is a defendant in lawsuits alleging personal injury as a result of exposure to chemicals and substances in the workplace, including asbestos. To date, PCC has been dismissed from a number of these suits and has settled a number of others. The outcome of litigation such as this is difficult to predict and a judicial decision unfavorable to PCC could be rendered, possibly causing serious harm to the combined company's business.

        PCC's business is subject to risks associated with international operations.

        PCC purchases products from and supplies products to businesses located outside of the United States. PCC also has significant operations located outside the United States and has been expanding its international activities during the past several years, primarily through acquisitions and the development of foreign subsidiaries. In fiscal 2003, approximately 17% of PCC's total sales were attributable to its non-U.S. subsidiaries compared to 14% in fiscal 2002. SPS also has significant operations located outside the United States. A number of risks inherent in international operations could have a material adverse effect on the combined company's international operations and, consequently, on PCC's future results of operations, including:

  •
  currency fluctuations;

  •
  difficulties in staffing and managing multi-national operations;

  •
  general economic and political uncertainties and potential for social unrest in countries in which PCC operates;

  •
  limitations on PCC's ability to enforce legal rights and remedies;

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  restrictions on the repatriation of funds;

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  changes in trade policies;

  •
  tariff regulations;

  •
  difficulties in obtaining export and import licenses; and

  •
  the risk of government financed competition.

        PCC's business involves risks associated with complex manufacturing processes.

        PCC's manufacturing processes depend on certain sophisticated and high-value equipment, such as some of PCC's forging presses for which there may be only limited or no production alternatives. Unexpected failures of this equipment may result in production delays, revenue loss and significant repair costs. In addition, equipment failures could result in injuries to PCC's employees. Moreover, the competitive nature of PCC's businesses requires it continuously to implement process changes intended to achieve product improvements and manufacturing efficiencies. These process changes may at times result in production delays, quality concerns and increased costs. Any disruption of operations at PCC's facilities due to equipment failures or process interruptions could have a material adverse effect on PCC's business. PCC expects that these risks will continue to apply to the combined company.

        If PCC's relations with its union employees were to deteriorate, PCC may be faced with labor shortages, disruptions or stoppages, which could adversely affect PCC's business and reduce its operating margins and income.

        PCC's operations rely heavily on maintaining good relations with PCC's employees, and any labor shortage, disruption or stoppage caused by any deterioration in employee relations or difficulties in the renegotiation of labor contracts could reduce PCC's operating margins and income. As of the date of this proxy statement/prospectus, approximately 25% of PCC's employees were affiliated with unions or covered by collective bargaining agreements. SPS's workforce also includes employees affiliated with unions or covered by collective bargaining agreements. Assuming completion of the merger, PCC expects to negotiate at least four union contracts or collective bargaining agreements affecting part of the combined company's workforce during fiscal 2004. Failure to negotiate a new labor agreement when required could result in a work stoppage. Although PCC believes that its labor relations have generally been satisfactory, it is possible that the combined company could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could reduce the combined company's operating margins and income and place the combined company at a disadvantage relative to non-union competitors.

        Takeover defense provisions may adversely affect the market price of PCC common stock.

        Various provisions of Oregon corporation law, PCC's corporate governance documents and PCC's shareholder rights plan inhibit changes in control not approved by PCC's board of directors and may deprive shareholders of an opportunity to receive a premium over the prevailing market price of PCC common stock. In addition, the existence of these provisions may adversely affect the market price of PCC common stock. The provisions include:

  •
  a classified board of directors;

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  supermajority voting requirements to remove directors and amend PCC's bylaws;

  •
  advance notice requirements for shareholder proposals and nominations for directors;

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  PCC's ability to issue preferred stock without a shareholder vote;

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  PCC's shareholder rights plan;

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  Oregon's control share and business combination laws;

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  Oregon's other constituency statute; and

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  supermajority voting requirements for specified significant transactions with a shareholder that owns 15% or more of any class of PCC's voting stock.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus or they may be made a part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by PCC and SPS, which is known as "incorporation by reference." These forward-looking statements include statements as to the expected benefits of the merger, statements as to the impact of the proposed merger on revenues, earnings, cash flow and costs, and other statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth and market opportunities, plans and objectives of PCC and SPS. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements.

        These forward-looking statements, wherever they occur in this proxy statement/prospectus, are estimates reflecting the judgment of the management of PCC or SPS. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. We urge you, therefore, to consider forward-looking statements in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, among others:

  •
  changes or fluctuations in our respective businesses or principal business segments between now and the completion of the merger;

  •
  the possibility that we will be unable to fully realize or realize in a timely manner the benefits and synergies we anticipate from the merger;

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  the possibility that we will incur costs or difficulties related to the integration of the businesses that are greater than expected;

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  the risk that we are unable to retain and motivate key employees or to avoid labor disputes and adverse changes in employee relations as a result of the merger;

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  the difficulty of keeping expense growth and development and implementation costs of new technologies and process improvements at modest levels while increasing revenues and of accurately projecting the expenses, costs and revenues of new technologies and developing products;

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  the risk of loss of customers or suppliers as a result of the merger;

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  the risk that we are unable to obtain the necessary regulatory approvals or that obtaining such regulatory approvals will delay the completion of the merger or impose conditions on the merger, such as a complete or partial license of certain intellectual property of the companies or the divestiture, spin-off or the holding separate of assets of the companies;

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  the challenges of entry into new markets by PCC through the acquisition of SPS or otherwise;

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  the financial viability and business prospects of significant customers and suppliers;

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  the risks associated with international operations and world economies and the effect of acts of war or terrorist activities on the world economies;

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  changes in the banking and capital markets, which can affect the cost of financing activities;

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  changes in PCC's credit ratings;

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  difficulty or inability to meet our obligations to repay indebtedness;

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  the effect of environmental and other litigation;

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  the availability and cost of energy, materials and supplies;

  •
  the cost of insurance and pension benefits; and

  •
  other economic, political and technological risks and uncertainties and other risk factors set out under "Risk Factors" in this proxy statement/prospectus and included in our respective filings from time to time with the Securities and Exchange Commission, including, without limitation, our respective reports on Form 10-K and Form 10-Q (including any amendments to the reports).

        We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Precision Castparts Corp.

        PCC is a worldwide manufacturer of complex metal components and products. PCC provides:

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  high-quality investment castings and forgings for aerospace and power generation customers;

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  investment castings and forgings for general industrial, automotive, armament, medical, and other applications;

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  precision machining for aerospace and industrial gas turbine components;

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  fluid-handling industrial pumps and valves for a wide variety of markets, along with aftermarket services;

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  refiner plates, screen cylinders, refiner rebuilds, and other products for the pulp and paper industry;

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  metal-injection-molded and ThixoFormed™ parts for automotive and other markets;

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  metal-matrix-composite components for the electronics and communications industries; and

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  metalworking tools for various industrial markets.

        PCC manufactures complex metal components and products in four principal business segments:

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  Investment Cast Products;

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  Forged Products;

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  Fluid Management Products; and

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  Industrial Products.

  Investment Cast Products

        PCC's Investment Cast Products segment includes its subsidiaries, PCC Structurals and PCC Airfoils. These operations manufacture investment castings for aircraft engines, industrial gas turbine (IGT) engines, airframes, medical prostheses and other industrial applications primarily in the aerospace and power generation markets. The Investment Cast Products segment accounted for approximately 50.6% of PCC's sales in fiscal year 2003.

        PCC is the market leader in manufacturing large, complex structural investment castings, and airfoil investment castings used in jet aircraft engines. PCC is also one of the market leaders in manufacturing structural and airfoil investment castings for IGT and aeroderivative engines used for electric power generation, and has expanded into the structural airframe and armament markets. In addition, PCC makes investment castings for use in the automotive, medical prosthesis, satellite launch vehicle and general industrial markets.

  Forged Products

        PCC, through its subsidiary, Wyman-Gordon Company, is among the leading manufacturers of forged products for the aerospace and power generation markets. Forged Products' aerospace and IGT sales are primarily derived from the same large engine customers served by the Investment Cast Products segment, with additional aerospace sales from manufacturers of landing gear and other airframe components. The Forged Products segment accounted for approximately 26.8% of PCC's sales in fiscal year 2003.

        PCC manufactures components from sophisticated titanium and nickel based alloys for jet engines, including fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases. PCC's airframe structural components are used on both commercial and military aircraft and include landing gear beams, bulkheads, wingspans, engine mounts, struts, wing hinges, wing and tail flaps and housings. These parts are made of titanium, steel or other alloys. PCC provides forged products for use in power plants worldwide, as well as in oil and gas industry applications. These products include discs, spacers and valve components for land-based steam turbine and IGT engines, and include shafts, cases and compressor and turbine discs for marine gas engines. PCC also produces a variety of mechanical and structural tubular forged products, primarily in the form of extruded seamless pipe, for the domestic and international energy markets, which include nuclear and fossil-fueled power plants, co-generation projects and retrofit and life-extension applications. For naval defense applications, PCC supplies forged components for propulsion systems on nuclear submarines and aircraft carriers, as well as forgings for pumps, valves and structural applications.

  Fluid Management Products

        The Fluid Management Products segment includes all of the businesses within PCC's subsidiary, PCC Flow Technologies. PCC designs, manufactures, markets and services a broad range of high-quality, fluid-handling industrial valves and pumps. PCC entered the fluid management sector in fiscal year 1997 with the acquisition of the NEWFLO Corporation. Subsequent acquisitions, which have included Crown Pumps, OIC Valves, Baronshire Engineering, Environment/One, TBV, Sterom, Reiss Engineering, Valtaco, Technova, ConVey, Wouter Witzel, C.W. Valve Services and AOP Industries, have enabled PCC to further expand its product lines and markets. PCC sells fluid management products worldwide under well-established brand names to a wide range of end-users. The Fluid Management Products segment accounted for approximately 16.6% of PCC's sales in fiscal year 2003.

  Industrial Products

        The Industrial Products segment includes PCC's subsidiaries J&L Fiber Services and Advanced Forming Technology and the operations of Reed-Rico. J&L Fiber Services produces refiner plates and screen cylinders for use in the pulp and paper industry and rebuilds refiner equipment that is used in the pulping process. Advanced Forming Technology manufactures metal-injection-molded, metal-matrix-composite, and ThixoFormed™ components for numerous industrial applications. Reed-Rico manufactures a broad range of cold-forming header tools and threader tools and machines for fastener production, principally for automotive applications. PCC's tooling business includes product lines manufactured under the names Reed-Rico® and Astro Punch®, and PCC's machines business includes product lines manufactured under the names Reed-Rico® and Hartford®. The Industrial Products segment accounted for approximately 6.0% of PCC's sales in fiscal year 2003.

SPS Technologies, Inc.

        SPS Technologies, Inc. was incorporated in the Commonwealth of Pennsylvania in 1903. SPS is engaged in the design, manufacture and marketing of fasteners, specialty metals, magnetic products, aerospace structures and precision tools. SPS is multinational in operation. In addition to 20 manufacturing facilities in the United States, it operates 15 manufacturing facilities in eight different countries: England, Ireland, Canada, Brazil, Australia, China, Italy and France. Marketing operations are carried on by subsidiaries of SPS in three other countries.

        SPS is organized into four principal business segments:

  •
  Aerospace Fasteners and Components;

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  Engineered Fasteners and Components;

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  Specialty Materials and Alloys; and

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  Magnetic Products.

        The Aerospace Fasteners and Components segment produces fasteners, fastening systems and structural assemblies for the aerospace market. Principal aerospace products are SPS® aerospace fasteners, MULTIPHASE® alloy fasteners, latches, struts, rods, self locking components, FLEXLOC® all-metal locknuts and GREER STOP NUT® locknuts. Principal structural assemblies products are precision machined components, sheet metal fabrications and avionics assemblies. The Aerospace Fasteners and Components segment accounted for approximately 36.9% of SPS's net sales during 2002 and approximately 35.8% of SPS's net sales during the six months ended June 30, 2003.

        The Engineered Fasteners and Components segment produces fasteners and metal components for the automotive and industrial machinery markets and precision consumable tools used for metal forming and cutting. Principal engineered fastener products are fasteners and precision components for gasoline and diesel engines, other critical and non-critical automotive applications and off-highway equipment, UNBRAKO® brand socket screws, hex keys and dowel pins. Principal tooling products are HI-LIFE® thread roll dies and other metalworking tools. The Engineered Fasteners and Components segment accounted for approximately 35.2% of SPS's net sales during 2002 and approximately 37.0% of SPS's net sales during the six months ended June 30, 2003.

        The Specialty Materials and Alloys, or SM&A, segment produces specialty metals, superalloys and waxes and provides melting services for the manufacture of components for aerospace, industrial gas turbine, medical and general engineering applications. Principal SM&A products are air and vacuum-melted iron, cobalt, and nickel-based superalloys, including CMSX® single-crystal alloys. The SM&A segment accounted for approximately 14.8% of SPS's net sales during 2002 and approximately 15.4% of SPS's net sales during the six months ended June 30, 2003.

        The Magnetic Products segment produces magnetic materials and products for the automotive, aerospace, reprographic, computer, security and advertising specialty markets. Principal magnetic products are metallic permanent magnets, pressed powder magnetic components, bonded magnets, magnetic components and assemblies and magnetic ultra-thin foil and strip products. The Magnetic Products segment accounted for approximately 13.1% of SPS's net sales during 2002 and approximately 11.8% of SPS's net sales during the six months ended June 30, 2003.

SPECIAL MEETING OF SPS SHAREHOLDERS

        SPS is furnishing this proxy statement/prospectus to holders of SPS common stock in connection with the solicitation of proxies by SPS's board of directors for use at the special meeting of SPS shareholders to be held on [    •    ], 2003, and any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

        The special meeting will be held at [    •    ], on [    •    ], [    •    ], 2003, at [    •    ] local time.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote on the following proposals:

  •
  to adopt and approve the merger agreement, which provides for the merger of SPS with and into Star Acquisition, LLC, a wholly-owned subsidiary of PCC;

  •
  to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal; and

  •
  to act upon any other business that may properly come before the special meeting or any adjournment or postponement of that meeting.

Record Date and Voting Power

        The board of directors of SPS has fixed the close of business on [    •    ], 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, [    •    ] shares of SPS common stock were outstanding and entitled to vote. Shares of SPS common stock were held of record by approximately [    •    ] shareholders. The common stock is the only outstanding class of stock of SPS. Shareholders of record on the record date will be entitled to one vote per share of common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum

        The by-laws of SPS and Pennsylvania law require the presence, in person or by duly executed proxy, of the holders of a majority of the shares of SPS common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum on a particular matter. If a quorum is not present with respect to the merger agreement proposal, we expect to adjourn or postpone the special meeting to solicit additional proxies and intend to vote any proxies that we have at that time in favor of an adjournment.

Vote Required

        The by-laws of SPS and Pennsylvania law require the affirmative vote of holders of at least 80% of the shares of SPS common stock outstanding and entitled to vote at the special meeting to adopt and approve the merger agreement. On the record date, the directors and executive officers of SPS and their affiliates owned in the aggregate [    •    ] shares of SPS common stock, or approximately [    •    ]% of the total outstanding shares.

        Eric M. Ruttenberg, a director of SPS, and certain of his affiliates and other persons have agreed with PCC to vote in favor of the adoption and approval of the merger agreement. On the record date, Mr. Ruttenberg and these affiliates and other persons held [    •    ] shares, or approximately [    •    ]% of the total outstanding shares. In addition, a holder of approximately [    •    ]% of SPS's outstanding

common stock on the record date has agreed with PCC to vote in favor of the adoption and approval of the merger agreement. PCC owned 20 shares of SPS common stock on the record date.

Abstentions and Broker Non-Votes

        For purposes only of determining the presence or absence of a quorum for the transaction of business at the special meeting, we intend to count abstentions and broker non-votes as present at the special meeting. Broker non-votes are proxies from brokers or other nominees indicating that the person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

        For purposes of the proposal to adopt and approve the merger agreement, abstentions and broker non-votes are not counted as votes in favor and, therefore, have the same effect as a vote against the adoption and approval of the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposal to adopt and approve the merger agreement.

        For purposes of the proposal to approve one or more adjournments of the special meeting, abstentions and broker non-votes are not counted as votes cast, and, therefore, generally have no effect on the outcome of that proposal. To approve the adjournment proposal, a majority of the votes cast, which only includes FOR and AGAINST votes, must be in favor of the proposal.

        The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, we urge you to mark, sign, date and return the enclosed proxy card, to vote your shares over the Internet or by telephone, or to give your broker proper instructions.

Proxies, Voting and Revocation

        You are requested to complete, date and sign the accompanying proxy card and promptly return it to us or to vote your shares over the Internet or by telephone. All properly executed proxies received before taking the vote at the special meeting and not revoked, will be voted as instructed on the proxy card. If the proxy card is signed and returned by any means without indicating any voting instructions, the shares represented by that proxy will be voted FOR the adoption and approval of the merger agreement, FOR the approval of one or more adjournments of the special meeting, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.

        You may revoke your proxy at any time before it is voted at the special meeting by:

  •
  delivering to the secretary of SPS at the address listed below a written notice of revocation;

  •
  duly executing, dating and delivering to the secretary of SPS at the address listed below a new proxy card, dated a later date than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

  •
  properly casting a new vote by Internet or by telephone at any time before the closure of the Internet and telephone voting facilities; or

  •
  attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        You should send any notice of revocation of your proxy card to:

SPS Technologies, Inc.
Two Pitcairn Place, Suite 200
165 Township Line Road
Jenkintown, Pennsylvania 19046
Attention: James D. Dee, Secretary

        If your broker holds shares in "street name," your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must have a "legal" proxy from your broker, bank or other nominee authorizing you to vote those shares.

Solicitation of Proxies and Expenses

        SPS will bear the entire cost of solicitation of proxies from SPS shareholders. SPS has retained [    •    ] to assist in soliciting proxies and will pay approximately $[    •    ], plus reasonable out-of-pocket expenses, in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of SPS common stock owned by others to forward to those beneficial owners. SPS will reimburse persons representing beneficial owners of the shares of SPS common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of SPS. No additional compensation will be paid to SPS's directors, officers or other regular employees for these services.

        The matters to be considered at the special meeting are of great importance to you. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement/prospectus and to complete, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope or to vote your shares over the Internet or by telephone.

No Dissenters' Rights

        No dissenters' rights are available in connection with the merger or the transactions contemplated by the merger agreement. Pennsylvania law does not provide for dissenters' rights because SPS common stock is listed on the NYSE.

Proposal to Approve Adjournment of Special Meeting

        SPS is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt and approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that SPS may not have received sufficient votes to adopt and approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt and approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        To allow the proxies that have been received by SPS at the time of the special meeting to be voted for an adjournment, if necessary, SPS is submitting a proposal to approve one or more adjournments, and only under those circumstances, to SPS's shareholders for their consideration. Under Pennsylvania law and SPS's by-laws, approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of SPS common stock who cast FOR and AGAINST votes at the special meeting, assuming a quorum is present at the meeting. With respect to broker non-votes, the NYSE has advised us that brokers or other nominees that hold shares of SPS common stock in "street name" accounts do not have the discretionary authority to vote to approve any adjournment of the special meeting without appropriate instructions from the beneficial owner. If your shares are held in street name and you fail to instruct your broker on how to vote with respect to the adjournment proposal, those SPS shareholders who vote FOR or AGAINST the adjournment proposal will decide whether to adopt that proposal and your shares will have no effect on the outcome of the proposal. An abstention as to this proposal will have no effect on whether it is adopted.

        The SPS board recommends that you vote FOR the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted FOR the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless the SPS board fixes a new record date for the special meeting.

        The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The SPS board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any SPS shareholder.

Other Matters

        We are not aware of any business or matter other than those indicated above that may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the proxy holders will, in their discretion, vote the proxies in accordance with their best judgment.

THE MERGER

        This section of the proxy statement/prospectus describes the material aspects of the proposed merger and the related transactions. This summary may not contain all of the information that is important to you. We urge you to carefully read this entire proxy statement/prospectus (including its annexes and the documents incorporated by reference) for a more complete understanding of the merger.

Background of the Merger

        During early April 2003, PCC, through its financial advisor, Goldman, Sachs & Co., approached Eric M. Ruttenberg, a director of SPS, to express an interest in discussing a possible business combination transaction in which PCC would acquire SPS. Following this initial indication of interest, representatives of PCC and SPS engaged in preliminary discussions in which they addressed in general terms the price and structure of a potential transaction. For SPS, these discussions were led by Mr. Ruttenberg and Charles W. Grigg, Chairman of the SPS board of directors. PCC's initial oral indication to SPS was an all-cash transaction with a per share price in the low $30.00 range. Messrs. Ruttenberg and Grigg indicated to PCC that the proposed price level was unacceptable and that a stock-for-stock transaction would be viewed more favorably. Following these preliminary discussions, on April 28, 2003, PCC made a written indication of interest for a business combination transaction with a per share price in the range of $35.00 to $38.00, payable in cash or shares of PCC common stock at the election of SPS shareholders, but subject to a maximum of 50% of the consideration being paid in stock.

        On April 29, 2003, the SPS board considered PCC's indication of interest at its regularly scheduled meeting. Since the second half of 2001, and particularly since September 11, 2001, SPS's business has been adversely affected by weakness in the aerospace and power generation (including industrial gas turbine) industries, which has led to softening demand for its products. To respond to the declining demand in many of its markets, SPS initiated plans in 2001 and 2002 to eliminate, consolidate and restructure certain of its operations, which included headcount reductions, the closure of manufacturing plants, the exit from certain distribution locations and further relocation of manufacturing activity to Asia. During this period, SPS's stock price was negatively impacted, trading within a range of $20.80 to $27.45 during the last quarter of 2002 as compared to $42.20 to $54.56 during the first quarter of 2001. In light of these factors, the SPS board decided to continue discussions involving a possible business combination transaction with PCC, even though the board felt that the per share price proposed by PCC did not appropriately reflect the long-term value of the company. In particular, the SPS board believed that SPS had significant earnings potential over the next several years in part reflective of an anticipated recovery of the historically cyclical aerospace industry. The SPS board accordingly was of the view that the bid would need to be increased to reflect this potential future earnings growth.

        On May 12, 2003, the parties executed a confidentiality agreement which provided that each party would not disclose and would keep confidential all non-public information provided to it by the other party. The confidentiality agreement also included an 18-month mutual standstill provision. Following execution of the confidentiality agreement, SPS provided PCC with access to SPS senior management and certain financial forecasts at a meeting of representatives of SPS, PCC and Goldman, Sachs & Co. held on May 16, 2003.

        Following PCC's preliminary due diligence, on May 22, 2003, PCC submitted a written indication of interest with a revised valuation range of $39.00 to $42.00 per share of SPS common stock. This indication of interest remained subject to further due diligence by PCC and, according to PCC, assumed 100% realization on the financial forecasts that had been provided by SPS.

        On May 29, 2003, the SPS board held a meeting to discuss PCC's most recent indication of interest. The SPS board discussed the increase in the valuation range by PCC and determined that the proposed price was still too low. In light of current industry conditions and the seriousness of the PCC proposal, however, the SPS board decided to further consider the proposed transaction in the context of an evaluation of the strategic alternatives available to SPS. In this regard, the SPS board decided to engage a financial advisor to assist the directors in evaluating the strategic alternatives available to SPS and formed a committee, consisting of Messrs. Grigg and Ruttenberg, Richard W. Kelso and James W. Zug, to interview financial advisors and make a recommendation regarding the selection of a financial advisor to the full board of directors. On June 9, 2003, following interviews with investment banks, the committee held a meeting to discuss the engagement of a financial advisor and made its recommendation to the full board. Following this meeting, the SPS board engaged Credit Suisse First Boston to act as its financial advisor in assessing SPS's overall strategy and the strategic alternatives available to SPS, including the proposal from PCC.

        On June 19, 2003, the SPS board held a meeting to discuss the strategic alternatives available to SPS. CSFB provided the SPS board with a detailed and lengthy presentation regarding these various alternatives, including: (1) continuing to implement SPS's strategic plan on a stand-alone basis; (2) continuing to implement this strategic plan, supplemented by acquisitions; (3) divesting SPS's specialty metals and magnetics operations through a spin-off, with the creation of two smaller public companies; (4) taking SPS private through a transaction involving a financial sponsor; (5) seeking a merger of equals; and (6) considering a business combination transaction with PCC or another company. Following this presentation, the SPS board had extensive discussions regarding the alternatives available to SPS and the costs and benefits of each alternative. The SPS board concluded that there were significant risks in connection with the execution of SPS's business plan on a stand-alone basis. The SPS board also discussed the possibility of a business combination transaction and, in particular, the proposed transaction with PCC, including the per share price being offered by PCC and the type of consideration that SPS shareholders would receive in the proposed transaction (i.e., a combination of cash and PCC common stock). The SPS board believed that the current price being offered by PCC did not fully reflect the value of SPS, but viewed favorably the stock component of the consideration, which would allow SPS shareholders receiving shares of PCC common stock in the transaction to participate in the potential growth of the combined company and the anticipated recovery of the aerospace industry. Following these discussions, the SPS board decided to continue discussions with PCC with respect to a potential transaction with a view to determining whether a higher price could be obtained.

        Over the next few weeks, PCC, SPS and their financial advisors provided each other with certain due diligence information and continued to discuss the strategic merits of a business combination transaction and the related valuation issues. At a meeting on June 25, 2003 between the parties and their financial advisors, SPS provided additional financial forecasts to PCC to support SPS's view that the price proposed by PCC was too low. Following this meeting and further discussions among the parties and their financial advisors, on July 2, 2003, PCC submitted a revised written indication of interest with a per share price in the range of $40.00 to $42.00 and up to 50% of the merger consideration being payable in shares of PCC common stock.

        Following receipt of this proposal, SPS considered the terms and communicated to PCC its dissatisfaction with the proposal due, among other things, to PCC's failure to increase the top range of the per share price being offered. As a result, SPS indicated to PCC that it was considering terminating discussions regarding a potential transaction between the parties. The parties subsequently engaged in further discussions regarding the structure and valuation of the transaction. In particular, SPS continued to evaluate the potential for appreciation of PCC's common stock, and PCC continued to investigate SPS's ability to achieve earnings growth over the next several years. Following these discussions, PCC expressed a willingness to consider a price increase if SPS would enter into an exclusivity period with PCC.

        Over the next few days, the parties negotiated the terms of a potential transaction, including: (1) the per share price; (2) whether the exchange ratio for the stock portion of the merger consideration would be fixed or would adjust with the value of PCC's common stock; (3) the structure of the transaction as a tax-free reorganization for U.S. federal income tax purposes; (4) each party's right to terminate the transaction if PCC's stock price were to decline between signing and closing of the transaction; and (5) whether SPS representatives would have one or more seats on the PCC board of directors. In connection with these discussions, PCC made a proposal that it characterized as its "best and final" offer, which included a cash price of $43.00, an exchange ratio of 1.346, stock consideration of up to 50% of the total merger consideration, mutual termination rights, and no PCC board seats. PCC expressed a willingness, however, to consider an increase in the exchange ratio to 1.36 if the parties were able to maintain a constructive due diligence process and negotiations over the terms of the merger agreement were not protracted. PCC also requested a 30-day exclusivity period and a voting agreement from Mr. Ruttenberg and certain of his affiliates and other persons in connection with the execution of definitive documentation.

        On July 15, 2003, the SPS board held a meeting to discuss the most recent proposal by PCC and entering into an exclusivity period with PCC. Following lengthy discussions regarding the proposal and the other alternatives available to SPS, the SPS board decided that SPS would agree to enter into a 30-day exclusivity agreement with PCC. In reaching this conclusion, the SPS board noted the potential risks associated with SPS achieving its future revenue and earnings targets, as well as the opportunity of SPS shareholders under the proposal to participate in the potential growth of the combined company and improvements in industry conditions on a tax-deferred basis. On July 21, 2003, the parties entered into an exclusivity agreement with an expiration date of August 14, 2003. This agreement prohibited SPS from soliciting or otherwise facilitating, or participating in any discussions or negotiations involving, any acquisition proposals, except for PCC's proposal, during the exclusivity period.

        In connection with the execution of the exclusivity agreement, PCC provided SPS with a written request for selected information for due diligence purposes. Beginning on July 21, 2003 and over the next several weeks, representatives of PCC visited SPS's "data room" and performed due diligence with respect to SPS's business, including the review of legal and financial documents related to SPS. SPS and its representatives also conducted due diligence on PCC and its business. During the course of the due diligence process, representatives of SPS and PCC, including their respective legal counsel and financial advisors, discussed SPS's and PCC's respective operations, capital structures and other matters raised in the course of the due diligence process. In addition, members of senior management of each party conducted site visits of the facilities of the other party.

        On July 25, 2003, SPS received an initial draft of the merger agreement. Following receipt of this initial draft, the parties and their respective legal counsel negotiated the terms of the merger agreement. These negotiations focused on a variety of subjects, including: (1) the mix of consideration between cash and stock; (2) the structure of the transaction as a tax-free reorganization; (3) the scope of the representations and warranties of both parties; (4) the covenants governing SPS's operations between signing and closing; (5) the obligations of both parties to obtain regulatory approvals, including those of antitrust authorities in applicable jurisdictions; (6) the events giving rise to the parties' respective rights to terminate the merger agreement, including the ability of SPS to terminate the agreement if presented with the opportunity to consummate a more favorable transaction and the ability of each party to terminate the merger agreement if the transaction would not qualify for tax-free treatment; and (7) the circumstances in which a termination fee would be paid and the amount of the termination fee.

        On July 30, 2003, representatives of SPS and PCC and their financial and legal advisors met to discuss outstanding due diligence matters. At this meeting, PCC provided SPS with detailed financial and business information. In addition, the parties discussed the key terms of the merger agreement, including the provisions regarding the allocation of the merger consideration between cash and stock and the rights of both parties to terminate the merger agreement if the transaction would not qualify for tax-free treatment as of the closing date. At this meeting, the parties agreed to split the consideration equally between cash and stock, as opposed to PCC's initial proposal of no more than 50% of the consideration being in shares of PCC common stock, with no limit on the amount of cash that SPS shareholders could elect to receive. As a result, SPS was able to improve the certainty of the closing of the transaction by increasing the likelihood that the transaction would qualify for tax-free treatment, which is one of the conditions to the closing set forth in the merger agreement. The parties also agreed that PCC's right to increase the stock portion of the merger consideration (if an increase is necessary to qualify the transaction for tax-free treatment) would involve an increase in the exchange ratio for that portion of the merger consideration, with no adjustment to the cash portion of the merger consideration. PCC's initial proposal was for the stock portion of the merger consideration to be increased by transferring value from the cash portion of the merger consideration to the stock portion.

        Throughout early August, negotiations continued on the merger agreement and the related documents, including the voting agreements between PCC and certain SPS shareholders to be entered into in connection with the definitive documentation. On August 8, 2003, the SPS board held a meeting at which CSFB and SPS's legal counsel provided an update regarding these ongoing contract negotiations and the status of CSFB's review of the terms of the proposed transaction. At the same time that the parties were conducting these negotiations and completing their due diligence, PCC engaged in discussions with its lenders regarding new senior credit and bridge facilities. PCC executed commitment letters for these credit facilities on August 14, 2003. The addition of any financing condition to the merger agreement was unacceptable to SPS.

        On August 15, 2003, the SPS board held a meeting to consider the merger agreement and the transactions contemplated by the merger agreement. At this meeting, legal counsel made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized the terms of the definitive documentation, including the merger consideration, closing conditions and termination rights. Representatives of CSFB then provided the SPS board with a presentation concerning the terms of the merger and certain methods of valuation and financial analysis. CSFB then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated August 15, 2003) to the SPS board to the effect that, as of that date and subject to the qualifications and assumptions contained in the opinion, the consideration to be received by the SPS shareholders in the merger is fair to those shareholders, other than PCC, from a financial point of view. The SPS board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail below under the heading "Recommendation of the SPS Board of Directors and Reasons for the Merger." Based on these deliberations, the SPS board unanimously approved the merger agreement and authorized management to complete and execute the definitive merger agreement.

        Following the SPS board meeting, the parties finalized the negotiations regarding the merger agreement and, on August 16, 2003, the parties executed the definitive merger agreement. On August 18, 2003, before the start of trading on the NYSE, the parties issued a joint press release announcing the execution of the merger agreement.

Recommendation of the SPS Board of Directors and Reasons for the Merger

        As described above under the heading "Background of the Merger," the SPS board of directors approved the merger agreement at a meeting held on August 15, 2003. The SPS board believes that the merger is advisable and the terms of the merger agreement are fair to, and in the best interests of, SPS and its shareholders. Accordingly, the SPS board unanimously recommends that shareholders vote FOR the adoption and approval of the merger agreement. In reaching its conclusion to approve the merger agreement, the SPS board consulted with its financial and legal advisors, drew on its knowledge of the business, operations, assets, financial condition, operating results, historical market prices and prospects of SPS, and considered the following factors, each of which the SPS board deemed favorable:

        -    Value of Merger Consideration as Compared to Historical and Recent Market Prices of SPS Common Stock.    The consideration to be received by SPS shareholders in the merger, based on the nominal value of the merger consideration of $43.66 per share (including the cash consideration payable to SPS option holders) as of August 14, 2003, represents a premium of:

  •
  29.5% over the closing price of SPS common stock of $33.71 on August 14, 2003;

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  40.7% over the 10-day average closing price of SPS common stock of $31.04;

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  45.0% over the 30-day average closing price of SPS common stock of $30.11; and

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  57.5% over the 60-day average closing price of SPS common stock of $27.72.

        In addition, the nominal value of $43.66 represents a premium of:

  •
  72.4% over the closing price of SPS common stock of $25.32 on April 9, 2003, which was the date upon which representatives of PCC initially met with representatives of SPS regarding a proposed transaction;

  •
  29.5% over the 52-week high closing price of SPS common stock as of August 14, 2003 of $33.71; and

  •
  122.2% over the 52-week low closing price of SPS common stock as of August 14, 2003 of $19.65.

        -    SPS's Business, Financial Condition and Prospects.    The SPS board believes that the merger represents a more desirable alternative for SPS shareholders than continuing to operate as an independent public company under its current business plan. SPS has been facing challenging business conditions in the short-term as a result of the cyclical downturn in the commercial aerospace industry. SPS has significant exposure to the commercial aerospace industry, and the timing of an economic recovery in this sector is uncertain. In addition, weakness in the power generation sector has negatively impacted the demand for SPS's products. Although PCC is also heavily invested in the aerospace and industrial sectors, the SPS board believes that being part of a larger company will provide scalability and greater end-market diversification. As a result, SPS will have the opportunity to mitigate the risk of economic cycles and the execution risk involved with its current business plan. The merger also will offer both parties with the opportunity to realize synergies to improve processes and reduce costs, and the potential for significant operating leverage when the aerospace and industrial sectors recover.

        -    Ability of Shareholders to Elect to Receive Cash or Stock in the Merger.    The SPS board considered as favorable to its determination the fact that the merger consideration would consist of an equal amount of cash and PCC common stock, and that subject to overall limitations, SPS shareholders would be able to choose to receive either cash or stock for their shares of SPS common stock in the merger. As a result, SPS shareholders may evaluate their specific circumstances and investment preferences and determine whether to receive cash for their SPS shares at the premium price discussed above or to become an equity holder in PCC. SPS shareholders who receive shares of PCC common stock in the merger will have the opportunity to participate in the combined company and the potential value generated through the combination of the two companies. The SPS board is not making any recommendation to SPS shareholders as to whether or not they should elect to receive cash, PCC common stock or a combination of cash and stock in the merger. SPS shareholders should evaluate their own specific circumstances and investment preferences in making their election.

        -    Increased Market Capitalization and Liquidity.    The larger market capitalization and public float of PCC will mean higher trading volumes for PCC common stock and enhanced liquidity for SPS shareholders who receive shares of PCC common stock in the merger. In addition, PCC has a larger, more active group of analysts following its stock than SPS.

        -    Tax-Free Nature of the Merger.    The SPS board viewed as favorable to its determination the fact that the merger is designed to allow SPS shareholders to exchange their shares of SPS common stock for shares of PCC common stock on a tax-free basis. One of the conditions to the completion of the merger is the delivery of tax opinions to both parties from their respective counsel regarding the tax-free nature of the transaction. In addition, the merger agreement provides SPS with the right to terminate the merger agreement and withdraw from the merger if the value of the PCC common stock included in the merger consideration as of the scheduled closing date is not at least 40% of the aggregate value of the total merger consideration, which is the value below which the transaction may not qualify as a tax-free reorganization.

        -    Analysis by Credit Suisse First Boston and Fairness Opinion.    The SPS board considered as favorable to its determination the opinion, analyses and presentations of CSFB described below under the heading "Opinion of SPS's Financial Advisor," including the opinion of CSFB to the effect that, as of August 15, 2003 and subject to the qualifications and assumptions contained in the opinion, the consideration to be received by SPS shareholders in the merger is fair to those shareholders, other than PCC, from a financial point of view. A copy of the fairness opinion is attached to this proxy statement/prospectus as Annex B.

        -    Termination Right of SPS in the Event of a Superior Proposal and Payment of Termination Fee.    The merger agreement permits the SPS board to continue to receive unsolicited inquiries and proposals regarding other potential business combinations, and subject to the satisfaction of certain conditions, in the exercise of its fiduciary duties, negotiate and give information to third parties, withdraw or modify its recommendation to the SPS shareholders regarding the merger agreement and terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to the payment of a termination fee to PCC in the amount of $18 million.

        -    No Financing Condition to the Completion of the Merger.    There is no financing condition required to be satisfied in order for the merger to be completed. PCC has represented to SPS that PCC has sufficient funds on hand or available to it under bank lines of credit, bank commitments for additional credit facilities or other sources of funds to satisfy all of its obligations under the merger agreement, including the obligation to pay the cash portion of the merger consideration and all of the outstanding debt of SPS that is required by its terms to be paid as a result of the merger. PCC also has represented that, to its knowledge, there is no reason to believe any condition to these financing commitments cannot or will not be waived or satisfied before the closing date.

        The SPS board also considered the following factors, all of which it considered as mitigating factors, in its deliberations concerning the approval of the merger agreement:

        -    Fixed Exchange Ratio.    The exchange ratio for the stock portion of the merger consideration is fixed and not subject to adjustment, except in the sole discretion of PCC if the aggregate value of the shares of PCC common stock issuable in the merger would be less than 40% of the aggregate value of the total merger consideration without the exchange ratio being increased. As a result, before the effective time of the merger, a decrease in the trading price of PCC's common stock will reduce the value of the stock portion of the consideration to be paid to SPS shareholders in the merger. While SPS has the right to terminate the merger agreement if the aggregate value of the shares of PCC common stock issuable in the merger would be less than 40% of the aggregate value of the total merger consideration and PCC has elected not to increase the exchange ratio, a significant decrease in the consideration to be paid could still occur without triggering this termination right.

        -    Termination Right of PCC.    PCC has the right to terminate the merger agreement if the per share last sale price of PCC common stock as reported on the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the scheduled closing date is less than $21.09. This is the stock price at which the parties have agreed that the transaction may not qualify as a tax-free reorganization at the exchange ratio of 1.36 PCC shares for each SPS share to be converted into shares of PCC common stock. If PCC were to terminate the merger agreement, there would likely be a material adverse effect on the business and financial condition of SPS and its stock price would likely decline significantly.

        -    Anticipated Benefits May Not Be Realized.    The SPS board considered the risk that the anticipated benefits of the merger may not be realized as a result of PCC's execution of its business plan, economic conditions and potential difficulties in integrating the two companies and their operations.

        -    Significant Costs Involved.    The SPS board considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger and to integrate SPS's business with PCC's business, and the related disruption to SPS's operations.

        The SPS board also considered the potential benefits to SPS's directors and officers discussed in the section entitled "Interests of Certain Persons in the Merger," including the severance payments to be paid to certain officers and employees and the acceleration of vesting of all outstanding restricted stock and options to acquire SPS common stock.

        The SPS board also considered the fact that certain principal shareholders of SPS had agreed to enter into voting agreements with PCC to support the merger and that these voting agreements would terminate if the merger agreement was terminated for any reason.

        In the opinion of the SPS board, the above factors represent the material potential adverse consequences that could occur as a result of the merger. In considering the merger agreement, the SPS board considered the impact of these factors on the shareholders of SPS and its other constituencies.

        In view of the wide variety of factors considered by the SPS board, the SPS board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The SPS board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. After taking into consideration all of the factors set forth above, the SPS board determined that the potential benefits outweighed the potential detriments associated with the merger.

Opinion of SPS's Financial Advisor

        On August 15, 2003, at a special meeting of the SPS board, CSFB delivered its oral opinion that, as of that date and based on the assumptions made, matters considered and limitations reviewed with the SPS board, the merger consideration to be received by the shareholders of SPS in the merger was fair to such shareholders, other than PCC, from a financial point of view. CSFB subsequently confirmed its oral opinion by delivery of its written opinion dated August 15, 2003.

        CSFB has acted as SPS's exclusive financial advisor in connection with the merger. SPS selected CSFB based on CSFB's experience and reputation, and its familiarity with SPS and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        The full text of the CSFB opinion, which states the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by CSFB in rendering its opinion, is included in this proxy statement/prospectus in Annex B and is incorporated by reference into this proxy statement/prospectus. The CSFB opinion is for the use and benefit of the SPS board of directors and addresses only the fairness, from a financial point of view, to the holders of SPS common stock other than PCC of the merger consideration to be received in connection with the merger. The CSFB opinion does not constitute a recommendation to you as to how you should vote on the merger agreement. The CSFB opinion does not express any opinion as to what the actual value of PCC common stock will be when issued to the holders of SPS common stock pursuant to the merger or the prices at which shares of PCC common stock will trade at any time. The description of the CSFB opinion is qualified in its entirety by reference to the full text of the CSFB opinion. We urge you to read the CSFB opinion carefully and in its entirety.

        In arriving at its opinion, CSFB, among other things:

  •
  reviewed a draft of the merger agreement dated August 14, 2003;

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  reviewed certain publicly available business and financial information relating to SPS and PCC that CSFB deemed to be relevant;

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  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of SPS and PCC, furnished to CSFB by SPS and PCC, respectively;

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  conducted discussions with members of senior management and representatives of SPS and PCC concerning their respective businesses and prospects before and after giving effect to the merger, including estimates prepared by SPS management as to the potential cost savings and other synergies expected to result from the merger;

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  reviewed the market prices and trading multiples for shares of SPS common stock and PCC common stock and compared them with those of certain publicly traded companies that CSFB deemed to be relevant;

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  compared the proposed financial terms of the merger with the financial terms of certain other transactions that CSFB deemed to be relevant;

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  participated in certain discussions and negotiations among representatives of SPS and PCC and their financial and legal advisors; and

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  reviewed other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed to be relevant.

        In preparing its opinion, CSFB assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and CSFB did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SPS or PCC. In addition, CSFB did not assume any obligation to conduct any physical inspection of the properties or facilities of SPS or PCC. With respect to the financial forecast information furnished to or discussed with CSFB by SPS or PCC, CSFB assumed that it had been reasonably prepared and reflects the best currently available estimates and judgment of SPS or PCC management as to the expected future financial performance of SPS or PCC, as the case may be. CSFB further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. CSFB also assumed that the final form of the merger agreement would conform to the last draft reviewed by it in all respects material to the analysis.

        The CSFB opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to SPS, nor does it address the underlying business decision of SPS to proceed with the merger. CSFB was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of SPS.

        The CSFB opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to CSFB as of, the date of its opinion. CSFB assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

        CSFB's opinion and financial analyses were one of the factors considered by the SPS board in its evaluation of the merger agreement and should not be viewed as determinative of the view of the SPS board or management with respect to the merger agreement or the merger consideration.

        Set forth below is a summary of the analyses performed by CSFB in connection with the preparation of its opinion and reviewed with the SPS board. These descriptions include information presented in tabular format. In order to fully understand the financial analyses performed by CSFB, you must read the tables together with the text of each description. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by CSFB.

  SPS Technologies, Inc.

                Implied Stock Value of Merger Consideration.    Based on PCC's stock price of $31.57 on August 12, 2003, the average implied value of the merger consideration per share of SPS stock was calculated to be $42.97.

                Historical Stock Trading Analysis.    CSFB reviewed the historical trading prices of SPS common stock during the four-month and twelve-month period preceding August 12, 2003. For the four month period, the price of SPS common stock ranged from a low of $23.49 on May 22, 2003 to a high of $31.85 on August 12, 2003 versus a low of $19.65 and a high of $31.85 during the preceding twelve-month period. CSFB also noted that the implied value of the merger consideration as of August 12, 2003 of $42.97 represented a premium of 40.2%, 44.5%, and 56.6%, respectively, over the average trading price per share of SPS common stock for the 10-day, 30-day and 60-day periods preceding August 12, 2003. The implied value of the merger consideration as of August 12, 2003 represented a 34.9% and 118.7% premium, respectively, over the high and low price per share of SPS common stock during the preceding twelve months.

                Comparable Public Companies Analyses.    CSFB compared financial data relating to SPS to five publicly traded aerospace and engineered fasteners companies and to three publicly traded specialty materials and magnetics companies.

AEROSPACE AND ENGINEERED FASTENERS	SPECIALTY MATERIALS AND MAGNETICS
Barnes Group Inc. Timken Co. Ducommun Inc. Triumph Group LISI	Ladish Corporation Carpenter Technology Precision Castparts

        These comparable companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of SPS. For each of these comparable companies and SPS, CSFB calculated market value, firm value

(which CSFB defined, for purposes of these analyses, as market value plus short and long-term debt plus preferred stock less cash and temporary investments), price per share of common stock as a multiple of estimated 2003 earnings and firm value as a multiple of estimated 2003 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA.

        For purposes of calculating the price per share of common stock as a multiple of estimated 2003 earnings, CSFB used the closing price per share of each of the comparable companies' common stock on August 12, 2003 and each of the comparable companies' estimated 2003 earnings per share, or EPS, as reported by I/B/E/S, or Institutional Brokers Estimate System, and First Call as of August 12, 2003. The following tables set forth information concerning the range of price per share of common stock as a multiple of estimated earnings for 2003 and firm value as a multiple of EBITDA.

Aerospace and Engineered Fasteners Publicly Traded Comparable Companies

	PRICE/ 2003E EPS		FIRM VALUE/ 2003E EBITDA
Maximum	20.6	x	7.5	x
Median	12.8		6.4
Mean	14.3		6.1
Minimum	10.9		4.1

Specialty Materials and Magnetics Publicly Traded Comparable Companies

	PRICE/ 2003E EPS		FIRM VALUE/ 2003E EBITDA
Maximum	11.4	x	8.9	x
Median	11.4		6.5
Mean	11.4		7.2
Minimum	11.4		6.2

        CSFB calculated implied equity values per share of the comparable companies by applying ranges implied by the above multiples to SPS estimated 2003 EBITDA and estimated 2003 Unlevered Net Income (defined as tax-affected earnings before interest and taxes, or EBIT). CSFB deemed the aerospace and engineered fasteners companies to be most similar to SPS's aerospace and engineered fasteners segments and the specialty materials and magnetics companies to be most comparable to SPS's specialty materials and magnetics businesses. CSFB used a range of 6.0x to 7.0x estimated 2003 EBITDA and 13.0x to 15.0x Unlevered Net Income to imply a value for SPS's aerospace and engineered fasteners segments and 6.0x to 7.0x estimated 2003 EBITDA and 11.0x to 13.0x estimated 2003 Unlevered Net Income to imply a value for SPS's specialty materials and magnetics segments. The following table presents the implied range of values for SPS common stock based on these analyses compared to the merger consideration.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH	MERGER CONSIDERATION
$25.67	$34.70	$42.97

                Comparable Acquisition Transactions.    Using publicly available information, CSFB analyzed information relating to the following selected aerospace and engineered fasteners acquisitions and specialty materials and magnetics acquisitions. The transactions used in the analysis were selected because they involved the acquisition of companies engaged in businesses that are reasonably similar to that of SPS and because these companies have operating profiles and financial statistics that are similar to those of SPS, or are valued in the public markets on a basis similar to that of SPS.

Aerospace and Engineered Fasteners

ANNOUNCEMENT DATE	ACQUIROR	TARGET
June-2003	Warburg Pincus LLC	TransDigm Inc.
July-2003	Alcoa Inc.	Fairchild Fasteners
November-2003	Kohlberg & Co.	Tinnerman (TransTech)
October-2003	Cinven Group Ltd.	McKechnie Plc.
August-2000	Heartland Industrial Partners	MascoTech Inc.
March-2000	Alcoa Inc.	Cordant Technologies
November-1999	Aurora Capital Partners	Autocam Corp.
September-1999	Cordant Technologies	Continental-Midland
July-1999	TransTechnology	Tinnerman (Eaton)
January-1999	CIVC-Tangram	K&K Screw Products
December-1998	Fairchild	Kaynar Technologies
May-1998	Cordant Technologies	Jacobson Manufacturing
May-1998	Fairchild	Banner Aerospace
December-1997	MascoTech Inc.	TriMas
August-1997	SPS Technologies	Magnetic Technologies
June-1997	Autocam Corp.	The Hamilton Group
April-1997	TransTechnology	TCR Corp.
January-1996	Illinois Tool Works	Medalist Industries
September-1995	Textron	Elco Industries

        For the selected comparable aerospace and engineered fasteners acquisitions, CSFB calculated the ratio of transaction value (defined as equity purchase price plus all debt and preferred stock obligations, less cash) to last twelve months, or LTM, sales and the ratio of transaction value to LTM EBITDA. The following table sets forth information concerning those analyses.

	TRANSACTION VALUE/ LTM SALES		TRANSACTION VALUE/ LTM EBITDA
Mean	1.4	x	7.5	x
Median	1.2		7.2

Specialty Materials and Magnetics

ANNOUNCEMENT DATE	ACQUIROR	TARGET
December-2002	Forged Metals Inc.	Firth Rixson Plc
April-2001	Royal Bank of Scotland	Doncasters Plc
January-2001	Royal Bank Private Equity	Vickers Turbine Components
January-2001	Precision Castparts	Drop Dies & Forgings Company
May-2000	Precision Castparts	Aerospace Div. of United Engineering Forgings
March-2000	Alcoa Inc.	Howmet
March-2000	Carlyle Group	Tritech Precision
January-2000	Veritas Capital Fund	Advanced Technical Products
May-1999	Precision Castparts	Wyman-Gordon

        For the selected comparable specialty materials and magnetics acquisitions, CSFB calculated the ratio of transaction value to LTM sales and the ratio of transaction value to LTM EBITDA. The following table sets forth information concerning these analyses.

	TRANSACTION VALUE/ LTM SALES		TRANSACTION VALUE/ LTM EBITDA
Mean	0.8	x	6.6	x
Median	0.8		6.1

        CSFB calculated implied equity values per share of the comparable acquisitions by applying the above multiples to SPS LTM EBITDA and LTM sales. CSFB deemed the aerospace and engineered fasteners transactions to be most indicative of values for SPS's aerospace and engineered fasteners segments and the specialty materials and magnetics transactions to be most indicative of values for SPS's specialty materials and magnetics segments. CSFB used a range of 1.0x to 1.2x LTM sales and 7.5x to 9.0x LTM EBITDA to imply a value for SPS's aerospace and engineered fasteners segments and 0.7x to 0.8x LTM sales and 6.0x to 7.5x LTM EBITDA to imply a value for SPS's specialty materials and magnetics segments. The following table presents the implied range of values for SPS common stock based on these analyses compared to the merger consideration.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH	MERGER CONSIDERATION
$36.16	$46.99	$42.97

                Discounted Cash Flow Analysis.    A discounted cash flow analysis was performed for both aerospace and engineered fasteners and specialty materials and magnetics segments. A discounted cash flow analysis is generally used to calculate a valuation range for a company by calculating the present value of the expected cash flows that will be generated by the company, discounted at a rate that reflects the uncertainty of such estimated future cash flows. CSFB reviewed a discounted cash flow analysis based on SPS management's estimates of financial performance for calendar years 2003 through 2012, which is referred to as the SPS Management Case, and an adjusted case. The adjusted case projections, or the SPS Adjusted Case, took into account the possible impact of a delayed recovery in the aerospace fasteners business and less favorable assumptions relating to growth and margins in SPS's automotive and industrial businesses based on guidance provided by SPS management. CSFB utilized discount rates of 10.0% to 11.0% for the aerospace and engineered fasteners segment and 10.5% to 11.5% for the specialty materials and magnetics segment based on analyses of weighted average costs of capital for each segment's comparable company universe described above. CSFB assumed terminal multiples of fiscal year 2012 EBITDA of 6.0x to 7.0x for both the aerospace and engineered fasteners and the specialty materials and magnetics segments.

        CSFB calculated the following implied equity values per share of SPS common stock based on the discounted cash flow analyses.

	IMPLIED EQUITY VALUE PER SHARE
	LOW	HIGH
SPS Management Case	$42.81	$50.64
SPS Adjusted Case	37.72	44.74

                Equity Value Reference Range.    CSFB used the Comparable Public Companies Analyses, Comparable Acquisition Transactions, and the Discounted Cash Flow Analysis to arrive at the Equity

Value Reference Range for SPS common stock. The following table presents the implied range of values for SPS common stock based on these analyses compared to the merger consideration.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH	MERGER CONSIDERATION
$36.90	$45.56	$42.97

                Pro forma Merger Analysis.    CSFB performed an analysis of the pro forma financial impact of the merger, based on financial projections provided by the managements of SPS and PCC. CSFB compared the fiscal years 2004 and 2005 estimated EPS of PCC on a stand-alone basis to the fiscal years 2004 and 2005 estimated EPS of the combined company both before and after giving effect to potential cost savings and other synergies anticipated by PCC and SPS management to result from the merger. Assuming the consummation of the transaction with no synergies, the pro forma financial impact of the merger would be dilutive in both fiscal years 2004 and 2005 by 1.9% and 0.2%, respectively. Assuming the consummation of the transaction and management's estimates of synergies for both 2004 and 2005, the pro forma impact of the merger would be accretive in both fiscal years 2004 and 2005 by 5.1% and 5.6%, respectively.

  Precision Castparts Corp.

                Historical Stock Trading Analysis.    CSFB reviewed the historical trading prices of PCC common stock during the twelve-month and the five-year period preceding August 12, 2003. The price of PCC common stock ranged from a low of $17.20 on October 10, 2002 to a high of $33.00 on July 14, 2003 over the last twelve months and a low of $11.75 on December 21, 1999 to a high of $48.80 on May 21, 2001 over the last five-year period versus a closing price of $32.61 on August 14, 2003.

                Comparable Public Companies Analyses.    CSFB compared certain financial data relating to PCC to five publicly traded investment cast and forged products companies and to six publicly traded fluid management and industrial products companies.

INVESTMENT CAST AND FORGED PRODUCTS	FLUID MANAGEMENT AND INDUSTRIAL PRODUCTS
Triumph Group Barnes Group Inc. Ladish Corporation Ducommun Inc. SPS Technologies, Inc.	SPS Technologies, Inc. Timken Co. Flowserve Corp. Circor International Weir Group Plc Watts Industries

        These comparable companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of PCC. For each of these comparable companies and PCC, CSFB calculated market value, firm value, price per share of common stock as a multiple of estimated 2003 earnings and firm value as a multiple of estimated 2003 EBITDA.

        For purposes of calculating the price per share of common stock as a multiple of estimated 2003 earnings, CSFB used the closing price per share of each of the comparable companies' common stock on August 12, 2003 and each of the comparable companies' estimated 2003 earnings per share, or EPS, as reported by I/B/E/S and First Call as of August 12, 2003. The following tables set forth information concerning the range of price per share of common stock as a multiple of estimated earnings for 2003 and firm value as a multiple of EBITDA.

Investment Cast and Forged Products Publicly Traded Comparable Companies

	PRICE/ 2003E EPS	FIRM VALUE/ 2003E EBITDA
Maximum	16.9x	7.5x
Median	14.0	6.7
Mean	13.9	6.8
Minimum	10.9	6.2

Fluid Management and Industrial Products Publicly Traded Comparable Companies

	PRICE/ 2003E EPS	FIRM VALUE/ 2003E EBITDA
Maximum	20.6x	7.3x
Median	15.9	6.8
Mean	16.0	6.8
Minimum	12.2	5.9

        CSFB calculated implied equity values per share of the comparable companies by applying the above multiples to PCC estimated 2003 EBITDA and estimated 2003 Unlevered Net Income. CSFB used a range of 6.0x to 7.0x estimated 2003 EBITDA and 13.0x to 15.0x Unlevered Net Income to imply a value for PCC's investment cast and forged products segments and 6.0x to 7.0x estimated 2003 EBITDA and 14.0x to 16.0x estimated 2003 Unlevered Net Income to imply a value for PCC's fluid management and industrial products segments. The following table presents the implied range of values for PCC common stock based on these analyses.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH
$28.91	$35.45

                Comparable Acquisition Transactions.    Using publicly available information, CSFB analyzed information relating to the following selected investment cast and forged products acquisitions and fluid management and industrial products acquisitions. The transactions used in the analysis were selected because they involved the acquisition of companies that are engaged in businesses that are reasonably similar to that of PCC and because these companies have operating profiles and financial statistics that are similar to those of PCC, or are valued in the public markets on a basis similar to that of PCC.

Investment Cast and Forged Products

ANNOUNCEMENT DATE	ACQUIROR	TARGET
June-2003	Warburg Pincus LLC	TransDigm Inc.
November-2002	Meggitt Plc	Lodge (Smiths Group)
July-2002	Alcoa Inc.	Fairchild Fasteners
June-2002	Goodrich	TRW Aeronautical
January-2002	General Electric	Unison Industries
April-2001	Royal Bank of Scotland	Doncasters Plc
April-2001	TransDigm Inc.	Champion Aviation Products
March-2000	Alcoa Inc.	Howmet
March-2000	Alcoa Inc.	Cordant Technologies
June-1999	Meggitt Plc	Whittaker
May-1999	Precision Castparts	Wyman-Gordan
December-1998	Fairchild	Kaynar Technologies
November-1998	Odyssey Investment Partners	TransDigm Inc.
May-1998	Fairchild	Banner Aerospace
September-1997	BF Goodrich	Rohr

        For the selected comparable investment cast and forged products, CSFB calculated the ratio of offer value to LTM sales and the ratio of transaction value to LTM EBITDA. The following table sets forth information concerning those analyses.

	TRANSACTION VALUE/ LTM SALES	TRANSACTION VALUE/ LTM EBITDA
Mean	1.9x	8.2x
Median	1.5	8.2

Fluid Management and Industrial Products

ANNOUNCEMENT DATE	ACQUIROR	TARGET
December-2002	Forged Metals Inc.	Firth Rixson Plc.
March-2002	Flowserve	Invensys Flow Control
December-2001	Danaher Corp.	Marconi Commerce Systems
August-2001	Robbin & Myers	Romaco
June-2001	Tyco Flow Control	IMI Plc (Energy Controls)
May-2001	Crane	Xomox (Emerson Electric)
April-2001	Royal Bank of Scotland	Doncasters Plc
February-2001	Teleflex Inc.	Morse Controls
January-2001	Royal Bank Private Equity	Vickers Turbine Components
January-2001	Investor Group	Dresser Equipment Group
January-2001	Precision Castparts	Drop Dies & Forgings Company
September-2000	Roper Industries	Hansen Technologies
May-2000	Precision Castparts	Aerospace Div. of United Engineering Forgings
April-2000	Parker-Hannifin Corp.	Commercial Intertech Corp.
March-2000	Alcoa Inc.	Howmet
March-2000	Carlyle Group	Tritech Precision
February-2000	Flowserve	IDP
January-2000	Veritas Capital Fund	Advanced Technical Products
July-1999	Weir Group	Warman International
May-99	Precision Castparts	Wyman-Gordon
September-98	Textron	David Brown
February-98	U.S. Industries	Zurn
February-98	Constellation Capital (Colfax)	Allweiler AG

        For the selected comparable fluid management and industrial products acquisitions, CSFB calculated the ratio of transaction value to LTM sales and the ratio of transaction value to LTM EBITDA. The following table sets forth information concerning those analyses.

	TRANSACTION VALUE/ LTM SALES	TRANSACTION VALUE/ LTM EBITDA
Mean	0.9x	7.2x
Median	0.9	7.3

        CSFB calculated implied equity values per share of the comparable acquisitions by applying the above multiples to SPS LTM EBITDA and LTM sales. CSFB used a range of 1.5x to 1.8x LTM sales and 7.5x to 9.0x LTM EBITDA to imply a value for PCC's investment cast and forged products segments and 0.9x to 1.0x LTM sales and 6.5x to 7.5x LTM EBITDA to imply a value for PCC's fluid management and industrial products segments. The following table presents the implied range of values for PCC common stock based on these analyses.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH
$39.08	$48.34

                Discounted Cash Flow Analysis.    CSFB performed a discounted cash flow analysis for both the Investment Cast and Forged Products and Fluid Management and Industrial Products segments of PCC and combined these results in arriving at an implied equity value per share based on this analysis. CSFB utilized discount rates of 8.75% to 9.75% for investment cast and forged products and 10.5% to 11.5% for fluid management and industrial products based on an analysis of the weighted average cost of capital for the comparable companies for each of PCC's segments. CSFB assumed terminal multiples of fiscal year 2012 EBITDA of 6.0x to 7.0x for the Investment Cast and Forged Products and Fluid Management and Industrial Products segments. CSFB reviewed a discounted cash flow analysis based on PCC's management's estimates of financial performance for fiscal years 2003 through 2006, and extrapolated for fiscal years 2007 through 2012 based on discussions with PCC's management, or the PCC Management Case, and an adjusted case. The adjusted case projections, or the PCC Adjusted Case, took into account the possible impact of a delayed recovery in the aerospace-related segments of the business and less favorable assumptions relating to growth and margins in PCC's industrial businesses based on PCC's exposure to similar market trends and factors that might impact SPS's projected financial performance.

        CSFB calculated the following implied equity values per share of PCC based on the discounted cash flow analysis:

	IMPLIED EQUITY VALUE PER SHARE
	LOW	HIGH
PCC Management Case	$37.31	$44.38
PCC Adjusted Case	34.11	40.58

                Equity Value Reference Range.    CSFB used the Comparable Public Companies Analyses, Comparable Acquisition Transactions, and the Discounted Cash Flow Analysis to arrive at the Equity Value Reference Range for PCC common stock. The following table presents the implied range of values for PCC common stock based on these analyses.

IMPLIED EQUITY VALUE PER SHARE
LOW	HIGH
$34.72	$43.80

  General

        The summary set forth above of the analyses performed by CSFB in connection with its opinion does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. CSFB believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without consideration of all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying CSFB's opinion.

  Compensation Arrangements

        CSFB acted as financial advisor to the board of directors of SPS in connection with the merger. Pursuant to a letter agreement dated June 10, 2003, SPS has agreed to pay CSFB a customary fee in connection with its services, a significant portion of which is contingent upon the consummation of the merger. CSFB will also receive a fee for rendering its opinion. In addition, SPS has agreed to reimburse CSFB for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including the reasonable fees and disbursements of its legal counsel. SPS has agreed to indemnify CSFB and its directors, officers, agents, employees and controlling persons, for all losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor, including liabilities incurred under the federal securities laws.

        CSFB and its affiliates may have, in the past, provided investment banking and financial services to SPS and PCC unrelated to the merger, for which it may have received compensation and CSFB may, in the future, provide certain investment banking and financial services to SPS, PCC and its affiliates for which it would expect to receive compensation. In addition, in the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of SPS and PCC for its own accounts and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PCC's Reasons for the Merger

        In reaching its decision to approve the merger agreement and related transactions, PCC's board of directors consulted with management and PCC's financial and legal advisors and considered a variety of factors with respect to the merger at its meeting held on August 13, 2003, including the following:

  •
  information concerning the business, operations, financial condition, earnings and prospects of each of PCC and SPS as separate entities and on a combined basis, including the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

  •
  the strategic nature of the transaction, which combines PCC's and SPS's complementary aerospace businesses, strengthens PCC's core business as a leading supplier of complex metal products and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

  •
  the nature of existing products to be sold by the combined company and the fact that the combined company would have a broader and more diversified product line and industrial customer base than either PCC or SPS on a stand-alone basis;

  •
  the potential synergies to be derived from a combination of the two companies, including increased logistics leverage; productivity enhancements; and cost savings through increased purchasing leverage, reduced general and administrative expenses, and plant consolidation;

  •
  the PCC board's belief that the near-term and long-term earnings of the combined company would be more favorable than that which PCC or SPS could achieve on a stand-alone basis;

  •
  the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

  •
  the challenges of combining the businesses of two major corporations, including PCC's experience successfully integrating the business of Wyman-Gordon Company, and the risks of diverting management resources for an extended period of time; and

  •
  the PCC board's continuing belief in the shareholder value opportunity represented by the strategic growth plan the board had previously adopted and the unique implementation opportunity presented by the definitive transaction terms with SPS.

        The foregoing discussion of the factors considered by the PCC board in making its decision is not exhaustive, but PCC believes it includes all the material factors considered by the PCC board. In view of the variety of factors and the amount of information considered, the PCC board did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weights to different factors.

        There can be no assurance that the potential synergies or opportunities considered by the PCC board will be achieved through completion of the merger. See "Risk Factors" beginning on page 20.

Interests of Certain Persons in the Merger

        When you consider the recommendation of the SPS board of directors with respect to the merger agreement, you should be aware that some of the directors and executive officers of SPS have interests in the merger and participate in arrangements that are different from, or are in addition to, those of SPS shareholders generally. The SPS board was aware of these interests and considered them, among other matters, when it approved the merger agreement. In general, these interests relate to severance payments, other employee benefits, indemnification, and voting agreements executed in connection with the merger.

        With respect to the severance and other employee benefits, SPS has considered it essential over the years to foster the employment and retention of well qualified key management personnel, and has recognized that, as is the case with many publicly held companies, the possibility of a change in control of SPS may exist and that this possibility may result in the departure or distraction of key management personnel to the detriment of SPS. As a result, the SPS board has historically taken steps to reinforce and encourage the continued attention and dedication of key members of SPS management to their assigned duties in the event of a potential change of control of SPS (although no change of control was then contemplated), including approving severance agreements and provisions of employee benefit plans like the ones described in this section. In particular, the executive severance agreements and other severance agreements discussed below were entered into by SPS with the applicable executives in connection with an executive severance program initially approved by the SPS board on December 1, 1988. As additional executives were hired or promoted after that time, SPS entered into similar agreements with these individuals.

  Severance Payments

        Each of Charles W. Grigg, John S. Thompson, William M. Shockley, James D. Dee, Thomas S. Cross, Margaret B. Zminda and Thomas W. McDonnell has an executive severance agreement with SPS. These executive severance agreements provide certain benefits in the event of a change of control and triggering event. The proposed merger will constitute a triggering event under the executive severance agreements and the benefits under these agreements (which include by reference the benefits discussed below under the caption "Other Employee Benefits") will be paid as of the closing of the merger, unless the officer voluntarily resigns from his or her employment with SPS before the completion of the merger. Severance payments under these agreements include the following benefits:

  •
  two times base salary;

  •
  two times the higher of (1) the prior year bonus earned pursuant to SPS's management incentive plan or (2) the average of the bonus earned pursuant to the management incentive plan for the preceding three years; and

  •
  two times the higher of (1) the prior year bonus earned pursuant to SPS's long range incentive plan or (2) the average of the bonus earned pursuant to the long range incentive plan for the preceding three years.

        The table below lists the approximate severance amounts payable in cash to each listed executive officer upon completion of the merger.

Name	Approximate Severance Amount
Charles W. Grigg	$1,704,000
John S. Thompson	$1,475,000
William M. Shockley	$800,000
James D. Dee	$503,000
Thomas S. Cross	$349,000
Margaret B. Zminda	$349,000
Thomas W. McDonnell	$336,000

        Other benefits under these executive severance agreements include the continuation of life, medical, dental and disability coverage for a period of 24 months, and payment of a pro-rated bonus for the current year based on the bonus amount for the prior year and accrued salary and vacation.

        In addition, SPS has severance agreements with substantially similar terms with five other non-corporate executives, which will result in an aggregate severance payment of approximately $3.0 million to those individuals. These amounts will be payable if these executives are terminated upon completion of the merger or, if due to a triggering termination of employment, within a three-year period after the completion of the merger.

  Other Employee Benefits

                Supplemental Retirement Benefits.    Messrs. Grigg, Thompson, Shockley and Dee each participate in a supplemental executive retirement plan, or SERP. The SERP provides the executives with certain benefits upon retirement at the age of 65 or such earlier age as may be permitted under the SERP. In the event of a change of control and triggering event (which would include the completion of the proposed merger), each executive's benefits under the SERP will be immediately payable. The executive severance agreements with these executives provide that the benefits under the SERP will include two additional years of credited service. The current amount of SERP distributions to Messrs. Grigg, Thompson, Shockley and Dee are equal to approximately $3.3 million, $2.5 million, $965,000, and $693,000, respectively. In addition, five other non-corporate executives participate in the SERP with SPS on substantially similar terms (including benefits for two additional years of credited service), which will result in the aggregate distribution of approximately $3.6 million to those individuals in the event of a triggering termination of their employment.

        In addition, Messrs. Grigg, Shockley, Dee, Cross and McDonnell and Ms. Zminda each participate in a benefit equalization plan, or BEP. The BEP provides the executives with certain additional retirement benefits to make up for limitations and reductions imposed by the Internal Revenue Code on the SPS retirement income plan. In the event of a change of control and triggering event (which would include the completion of the proposed merger), each executive's benefits under the BEP will be immediately payable. The executive severance agreements with these executives provide that the benefits under the BEP will include two additional years of credited service. The table below lists the approximate BEP distribution amounts for each listed executive officer.

Name	Approximate BEP Amount
Charles W. Grigg	$276,000
William M. Shockley	$24,000
James D. Dee	$3,000
Thomas S. Cross	$45,000
Margaret B. Zminda	$63,000
Thomas W. McDonnell	$44,000

        In addition, three other non-corporate executives participate in the BEP with SPS on substantially similar terms, which will result in the aggregate distribution of approximately $65,000 to those individuals in the event of a triggering termination of their employment.

        The final amounts payable to each of the participants in connection with the SERP and BEP are subject to change depending on the timing of the completion of the merger, fluctuations in interest rates and the final determination of accrued benefit amounts.

                Deferred Compensation.    Upon completion of the merger, Messrs. Grigg, Dee and McDonnell are entitled to receive payments pursuant to the SPS deferred compensation plans in amounts equal to approximately $2.1 million, $22,000 and $32,000, respectively. In addition, four other non-corporate executives are entitled to payments pursuant to the deferred compensation plans with SPS in an aggregate amount of approximately $820,000 in the event of a triggering termination of their employment. The final amount payable to each of the participants is subject to change depending on the timing of the completion of the merger and fluctuations in interest rates.

                Accelerated Vesting and Settlement of Stock Options.    In connection with the merger, all of the unvested stock options of SPS will become fully vested and exercisable. In settlement of all of the outstanding stock options of SPS, PCC will make a cash payment to each option holder as of the closing equal to the product of the number of shares of SPS common stock covered by the option and the excess of $43.00 over the exercise price of the option, subject to any applicable federal or state withholding tax.

        As a result of the above, the directors and executive officers of SPS holding in-the-money options will receive cash payments at the closing of the merger in the approximate amounts (before withholding) indicated in the following table.

Name	Number of Option Shares	Option Shares Exercise Price	Approximate Option Settlement Amount
Charles W. Grigg	139,822	$14.2188-42.4063	$1,783,000
Richard W. Kelso	486	$0.50	$21,000
James F. O'Connor	2,948	$0.50	$125,000
Eric M. Ruttenberg	6,426	$0.50	$273,000
Raymond P. Sharpe	6,072	$0.50	$258,000
James W. Zug	940	$0.50	$40,000
John S. Thompson	170,000	$19.6750-37.1875	$2,040,000
William M. Shockley	67,310	$19.6750-42.4063	$837,000
James D. Dee	24,500	$19.6750-42.4063	$218,000
Thomas S. Cross	18,500	$19.6750-41.0938	$188,000
Margaret B. Zminda	13,000	$19.6750-41.0938	$148,000
Thomas W. McDonnell	10,000	$19.6750-34.4350	$137,000

The options described above constitute all of the in-the-money options held by directors and executive officers of SPS.

        In addition, five other non-corporate executives held in-the-money options which will result in the aggregate distribution of approximately $1.7 million to those individuals upon completion of the merger.

                Accelerated Vesting of Restricted Stock.    In connection with the merger, all of the outstanding restricted stock awards of SPS will become fully vested and free of all restrictions at the effective time of the merger and will be converted into the right to receive the merger consideration in accordance with the election procedures. As a result, the directors and executive officers of SPS holding shares of restricted stock will receive the merger consideration at closing for each share of restricted stock listed in the following table.

Name	Number of Restricted Shares
Charles W. Grigg	2,461
Richard W. Kelso	835
James F. O'Connor	835
Eric M. Ruttenberg	835
Raymond P. Sharpe	835
Harry J. Wilkinson	835
James W. Zug	812
William M. Shockley	534
James D. Dee	246
Thomas S. Cross	60
Margaret B. Zminda	133

        In addition, three other non-corporate executives hold 1,530 shares of restricted stock and are entitled to the merger consideration for each of these shares upon completion of the merger.

  Excess Parachute Payments and Gross-Ups

        The severance agreements described above also provide that if any payments made are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, then the amount payable will include an additional gross-up payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net after-tax amounts that he or she would have retained if there were no excise tax. The aggregate estimated amount of such gross-up payments is equal to approximately $5.3 million; however, this amount is subject to change depending on the timing of completion of the merger, fluctuations in interest rates and the ultimate retention by PCC of any non-corporate executive.

  Indemnification of Directors and Officers

        Under the terms of the merger agreement, the directors and officers of SPS will be entitled to indemnification in specified circumstances, as more fully described in the section entitled "The Merger Agreement—Director and Officer Indemnification and Insurance" beginning on page 79.

          Voting Agreements

        The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement and form of revocable voting agreement, which are incorporated by reference and included in Annex A of this proxy statement/prospectus. We urge you to read the entire text of the forms of voting agreements.

                Voting Agreements with Principal Shareholders.    PCC has entered into voting agreements with each of Tinicum Investors, RIT Capital Partners PLC, Putnam L. Crafts, Jr. and Eric M. Ruttenberg, a director of SPS. Under these agreements, the principal shareholders have agreed to vote:

  •
  to adopt and approve the merger agreement and any action required in connection with the merger, including voting in favor of the adjournment proposal, if necessary; and

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of SPS under the merger agreement or that would preclude the fulfillment of a condition under the merger agreement.

        As of the record date, there were [    •    ] shares of SPS common stock subject to the voting agreements, which represented approximately [    •    ]% of SPS's outstanding common stock as of that date. Under the voting agreements, the principal shareholders have agreed not to transfer or pledge any of their shares of SPS common stock before the merger, other than in connection with gifts given without consideration and where the recipient enters into a voting agreement with substantially similar terms as the above.

        Under the voting agreements, the principal shareholders have also agreed not to, and not to permit any person under their control to:

  •
  solicit proxies against or in competition with the completion of the merger;

  •
  solicit, encourage, initiate or facilitate an acquisition proposal or discuss an acquisition proposal with any person; or

  •
  join a group formed with respect to any voting securities of SPS for the purpose of opposing or competing with the completion of the merger.

However, nothing in the voting agreements prevents the principal shareholders from acting in any capacity they may have as a director, officer or employee of SPS.

        In addition, the voting agreements provide that, following completion of the merger, PCC will take such actions necessary to file with the Securities and Exchange Commission either a post-effective amendment to its registration statement filed on Form S-4 in connection with the merger or a registration statement on Form S-3 to permit the offer and sale of PCC shares of common stock held by the principal shareholders. If the merger is completed, all of the costs and expenses associated with this filing and all of the fees, costs and expenses of the principal shareholders in connection with the preparation of the voting agreements will be paid by PCC up to an aggregate of $25,000.

        The voting agreements will terminate on the earliest to occur of the completion of the merger or the termination of the merger agreement for any reason, except for the provisions in connection with the registration of shares described above.

                Revocable Voting Agreement with Employee Benefit Committee.    PCC has entered into a revocable voting agreement with the employee benefits committee of the SPS board with respect to certain shares of SPS common stock held by the SPS pension plan trust. The committee consists of four directors of SPS, Richard W. Kelso, Eric M. Ruttenberg, John S. Thompson and Harry J. Wilkinson. Under this agreement and subject to its right of revocation described below, the committee has agreed to vote the shares of SPS common stock held by the SPS pension plan trust as follows:

  •
  to adopt and approve the merger agreement and any action required in connection with the merger, including voting in favor of the adjournment proposal, if necessary; and

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of SPS under the merger agreement or that would preclude the fulfillment of a condition under the merger agreement.

        As a fiduciary of employee benefit plans governed by the Employee Retirement Income Security Act of 1974, or ERISA, the committee may revoke the agreement if the committee in its sole discretion, after receiving advice from outside counsel, determines in good faith that:

  •
  carrying out the agreement would be a breach of its fiduciary duty under ERISA, be contrary to the best interests of participants and beneficiaries under the plans, or otherwise violate the provisions of ERISA or other applicable law; or

  •
  it would be more favorable to the interests of participants and beneficiaries under the plans for the committee, with respect to the pension plan trust shares, to accept the terms of another offer.

        As of the record date, there were [    •    ] shares of SPS common stock subject to the revocable voting agreement, which represented approximately [    •    ]% of SPS's outstanding common stock as of that date. Under the revocable voting agreement, the committee has agreed not to transfer or pledge any of the trust's shares of SPS common stock before the merger, subject to its right of revocation.

        The revocable voting agreement will terminate on the earliest to occur of the completion of the merger, the termination of the merger agreement for any reason or the revocation of the agreement by the committee in accordance with its terms.

Material U.S. Federal Income Tax Consequences

        The following general discussion summarizes the material United States federal income tax consequences of the merger to certain holders of SPS common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations issued under the Code, court decisions, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect as of the date of this proxy statement/prospectus.

        This discussion assumes that holders of SPS common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally assets held for investment). This discussion does not address all United States federal income tax consequences of the merger that may be relevant to a holder in light of the holder's particular circumstances or to holders who may be subject to special tax treatment, such as:

  •
  financial institutions, brokers or dealers in securities, insurance companies, and tax-exempt entities;

  •
  holders who are classified as partnerships, S corporations, trusts or estates, and holders who own their shares indirectly through partnerships, S corporations or trusts;

  •
  holders who hold their shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other risk reduction transaction;

  •
  holders who are foreign persons (including individuals who are not citizens or residents of the United States) or who have a functional currency other than the U.S. dollar;

  •
  holders whose SPS common stock is qualified small business stock for purposes of Section 1202 of the Code;

  •
  holders who receive PCC common stock in exchange for services or in any transaction other than in exchange for SPS common stock in connection with the merger; and

  •
  holders who acquired their SPS common stock in a compensatory transaction (including, for example, shares subject to a "substantial risk of forfeiture" and shares received on exercise of an "incentive stock option," both as defined in the Code and the Treasury Regulations thereunder).

        In addition, this discussion does not address:

  •
  the tax consequences of transactions effected before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which SPS common stock is acquired or PCC common stock is disposed of;

  •
  the tax consequences of the merger to holders of SPS stock options; or

  •
  the tax consequences of receipt of PCC common stock other than in exchange for SPS common stock.

        No ruling has been or will be sought from the IRS with respect to the federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. The IRS could argue that the tax consequences described below are incorrect, and such an argument could be sustained by a court. As described above, this discussion is based on the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus. All of these authorities are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the following discussion and the tax consequences of the merger. In addition, this summary does not address any aspect of state, local or foreign taxation or tax laws.

        THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A HOLDER OF SPS COMMON STOCK. WE URGE EACH HOLDER OF SPS COMMON STOCK TO CONSULT A TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE HOLDER'S PARTICULAR CIRCUMSTANCES.

        The completion of the merger is conditioned on (1) receipt by PCC of an opinion from Stoel Rives LLP, counsel to PCC, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) receipt by SPS of an opinion from Goodwin Procter LLP, counsel to SPS, dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions are based on the merger agreement, this proxy statement/prospectus, the representation letter of PCC addressed to Stoel Rives LLP and Goodwin Procter LLP, the representation letter of SPS addressed to Stoel Rives LLP and Goodwin Procter LLP, and such other documents deemed necessary and appropriate to provide the opinions, all of which must continue to be true and accurate in all respects as of the effective time of the merger, and on certain factual assumptions stated in the opinions. The opinions are not binding on the courts or the IRS, nor do they preclude the IRS from adopting a position contrary to that expressed in the opinions.

  The Merger

        Subject to the proceeding paragraphs, in the opinion of Stoel Rives LLP, counsel to PCC, and in the opinion of Goodwin Procter LLP, counsel to SPS, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, which means that the following tax consequences will result:

  •
  A holder of SPS common stock who exchanges all of the holder's SPS common stock for PCC common stock will not recognize taxable gain or loss on the exchange of SPS common stock for PCC common stock;

  •
  A holder of SPS common stock who exchanges some of the holder's SPS common stock for cash will recognize taxable gain (but not loss) in an amount equal to the lesser of:

  •
  the amount of cash received pursuant to the merger (excluding cash received in lieu of fractional shares of PCC common stock, which is treated separately as described below); and

  •
  the amount, if any, by which the sum of the fair market value, determined as of the effective time of the merger, of the PCC common stock received pursuant to the merger and the amount of cash received pursuant to the merger in exchange for the holder's SPS common stock exceeds the holder's adjusted tax basis in the SPS common stock surrendered.

        Any gain recognized from an exchange of SPS common stock generally will be capital gain, unless the receipt of cash by a holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the holder's ratable share of SPS's earnings and profits as calculated for United States federal income tax purposes. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the holder exchanging SPS common stock has held the SPS common stock for more than one year.

        A holder of SPS common stock who receives cash in lieu of a fractional share of PCC common stock will be treated for federal income tax purposes as receiving a fractional share of PCC common stock that is then redeemed for cash by PCC. Therefore, a holder receiving cash in lieu of a fractional share generally will recognize capital gain or loss equal to the difference between the cash received in lieu of a fractional share and the portion of the holder's adjusted tax basis in SPS common stock surrendered that is allocable to the fractional share. This capital gain or loss will be long-term capital gain or loss if the holding period for the SPS common stock exchanged for cash in lieu of the fractional share of PCC common stock is longer than one year as of the effective time of the merger.

        A holder of SPS common stock who exchanges all or part of the holder's SPS common stock for PCC common stock in the merger will have an aggregate tax basis in PCC common stock received equal to the aggregate adjusted tax basis in the SPS common stock surrendered, adjusted as follows:

  •
  reduced by:

  •
  the portion of the holder's adjusted tax basis in SPS common stock that is allocable to a fractional share of PCC common stock in lieu of which cash is received; and

  •
  the amount of cash received in exchange for SPS common stock in the merger; and

  •
  increased by the amount of taxable gain (including any gain that is treated as a dividend as described above) recognized in the exchange (but not any gain recognized upon the receipt of cash in lieu of a fractional share of PCC common stock).

        The holding period of any PCC common stock received by a holder of SPS common stock pursuant to the merger will include the holding period of SPS common stock surrendered in exchange for that PCC common stock, if the SPS common stock is held as a capital asset as of the effective time of the merger.

  Reporting Requirements

        Each holder of SPS common stock who receives PCC common stock in the merger will be required to file a statement with the holder's federal income tax return setting forth the holder's tax basis in the SPS common stock surrendered and the fair market value of the PCC common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

  Consequences of IRS Challenge

        If the IRS were to successfully challenge the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, then each holder of SPS common stock would recognize gain or loss equal to the difference between the sum of the fair market value of PCC common stock and the amount of cash received in the merger (including cash received in lieu of a fractional share of PCC common stock) and the holder's tax basis in the SPS common stock surrendered in the merger. In addition, SPS would be deemed to have sold all of its assets to PCC and would recognize taxable gain or loss equal to the difference between SPS's tax basis in its assets and the fair market value of the consideration deemed to be received in exchange for its assets (i.e., the cash and PCC common stock issued in the merger). This taxable gain or loss would be reported on SPS's final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and PCC would become liable for any tax obligation resulting from SPS's taxable gain or loss.

  Backup Withholding

        Certain non-corporate holders of SPS common stock may be subject to backup withholding, currently at a 28% rate, on cash payments received in the merger. Backup withholding generally will not apply, however, to a holder of SPS common stock who:

  •
  furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the substitute IRS Form W-9 (or successor form) included with the letter of transmittal to be delivered to the holders of SPS common stock;

  •
  provides a certification of foreign status on an appropriate IRS Form W-8 or a successor form; or

  •
  is otherwise exempt from backup withholding.

        Any amounts withheld pursuant to the backup withholding rules will be allowed as a refund or credit against a holder's federal income tax liability, provided the holder furnishes the required information to the IRS.

        Tax matters are very complicated, and the tax consequences of the merger to a holder of SPS common stock will depend on the holder's particular tax situation. The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. We urge holders of SPS common stock to consult their tax advisors regarding the specific tax consequences of the merger to them, including tax return reporting requirements and the applicability of federal, state, local and foreign tax laws.

Accounting Treatment for the Merger

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States. PCC will be the acquiror for financial accounting purposes. Under this method, the purchase price will be allocated to SPS's identifiable assets and liabilities based on their estimated fair market values as of the date of the merger. The results of final valuations of intangible and other assets and the finalization of any potential restructuring plans have not yet been completed. The allocation of the purchase price may be revised when additional information becomes available. The goodwill resulting from the merger will be reviewed for impairment at least annually, and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. The financial statements of PCC issued after the merger will include the results attributable to the acquired operations of SPS beginning on the date of completion of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

        We must report the merger to the regulatory authorities described below. We intend to make all required filings with the applicable regulatory authorities on a timely basis.

  Hart-Scott Rodino Antitrust Improvements Act

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and related rules promulgated by the U.S. Federal Trade Commission, or FTC, we may not complete the merger until we file notifications and certain information with the Antitrust Division of the U.S. Department of Justice and the FTC and certain waiting period requirements have been satisfied. Completion of the merger is conditioned on the expiration or early termination of the waiting period under the HSR Act. The 30-day waiting period under the HSR Act began on August 26, 2003 and is scheduled to expire at 11:59 p.m. on September 25, 2003. The waiting period may be extended beyond September 25, 2003 at the discretion of the responsible antitrust authority.

        The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of proposed mergers. At any time before or after the special meeting of shareholders of SPS, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or imposing conditions such as the complete or partial license of certain intellectual property of, or the divestiture, spin-off or the holding separate of assets of, PCC, SPS or their respective subsidiaries.

        In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the completion of the merger or imposing conditions such as the divestiture, complete or partial license of certain intellectual property of, or the spin-off or the holding separate of assets of, PCC, SPS or their respective subsidiaries. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. We believe that the merger will not violate those antitrust laws, but a regulatory authority or private party may challenge the merger on antitrust grounds before or after it closes. We cannot assure you what the result of any challenge would be.

  International Filings and Approvals

        The merger is also subject to notice to the regulatory authorities of Brazil, France, Germany and Romania. On August 26, 2003, we submitted a preliminary information letter to the Romanian authorities. On September 5, 2003, we submitted a joint mandatory notification to the Brazilian authorities. We intend to submit mandatory notifications to the authorities of France and Germany and an additional notification to the authorities in Romania. We may not complete the merger until we receive the approval of the French and German authorities or the applicable French and German waiting period requirements have expired without those authorities prohibiting the merger. We believe that the Brazilian, French, German and Romanian authorities will permit the merger, but those authorities may challenge the merger under their respective antitrust laws before or after it closes. We cannot assure you what the result of any challenge would be.

  Other

        The completion of the merger is subject to the effectiveness of the registration statement of which this proxy statement/prospectus is a part and compliance with applicable corporate laws of the Commonwealth of Pennsylvania, including the filing of a certificate of merger.

Federal Securities Laws Consequences; Resale Restrictions

        All shares of PCC common stock that SPS shareholders receive in connection with the merger will be freely transferable, with the exception of the shares of PCC common stock received by persons who are deemed to be "affiliates" of SPS under the Securities Act of 1933. These "affiliates" may only sell their shares of PCC common stock in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SPS generally include executive officers, directors and significant shareholders of SPS. The merger agreement requires SPS to use commercially reasonable best efforts to deliver to PCC before the closing of the merger a letter agreement from each person whom PCC and SPS believe may be deemed to be an affiliate of SPS. The letter agreements from those persons must be to the effect that they will not sell, transfer or otherwise dispose of any of the PCC shares issued to them in the merger unless that disposition has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

        PCC has granted registration rights to certain principal shareholders of SPS. See "Interests of Certain Persons in the Merger" beginning on page 55. These principal shareholders are Tinicum Investors, RIT Capital Partners PLC, Putnam L. Crafts, Jr. and Eric M. Ruttenberg. In addition to registering the shares of PCC common stock to be issued in the merger, the registration statement of which this proxy statement/prospectus is a part also registers for resale shares of PCC common stock that these principal shareholders may receive in the merger. After completion of the merger, PCC expects to file a post-effective amendment on Form S-3 to the registration statement of which this proxy statement/prospectus is a part. The amendment will include a resale prospectus for the benefit of these principal shareholders.

        This proxy statement/prospectus does not cover any resales of the shares of PCC common stock to be received by SPS shareholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Listing on the New York Stock Exchange of PCC Shares to be Issued in the Merger

        It is a condition to the merger that the shares of PCC common stock to be issued in the merger be approved for listing on the New York Stock Exchange.

Delisting and Deregistration of SPS Common Stock After the Merger

        If the merger is completed, SPS's common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Proposed Financings

        PCC has commitment letters that provide, subject to the satisfaction of specified conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration, to retire substantially all of SPS's debt, to refinance PCC's bank credit facility and to pay other transaction-related costs. The financing commitments consist of up to $300 million in a bridge facility and up to $700 million in senior credit facilities, which will comprise a term loan facility of up to $400 million and a 5-year revolving credit facility of up to $300 million. The $700 million senior credit facility will replace PCC's existing senior credit facility, which will be terminated. PCC may utilize either the bridge facility or one or more debt, equity or equity-linked capital market transactions (depending on market conditions) in lieu of borrowing all or a portion of the bridge facility. PCC may, for example, issue new senior notes in lieu of utilization of the bridge facility. See the "Unaudited Pro Forma Condensed Combined Financial Statements" and explanatory notes, which assume the issuance of new senior notes in lieu of utilization of the bridge facility, included in this proxy statement/prospectus beginning on page 86. If the merger occurs, PCC contemplates that at the effective time of the merger the cash portion of the merger consideration, the retirement or assumption of substantially all of SPS's debt, and PCC's capital and liquidity needs (including refinancing of PCC's existing bank credit facility) will be financed with a combination of proceeds from these proposed financings and from cash on hand.

        In the merger agreement, PCC has represented to SPS that PCC has sufficient funds on hand or available to it under bank lines of credit, the commitments for additional credit facilities or other sources of funds to satisfy all of its obligations under the merger agreement, including the obligation to pay the cash portion of the merger consideration and all of the outstanding debt of SPS that is required by its terms to be paid as a result of the merger. PCC also represented that, to its knowledge, there is no reason to believe any condition to these financing commitments cannot or will not be waived or satisfied before the closing date. The completion of the proposed financings is not a condition to the closing of the merger.

THE MERGER AGREEMENT

        This section of the proxy statement/prospectus describes the merger agreement. We believe that the description covers the material terms of the merger agreement, but this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this document by reference. We urge you to read the merger agreement in its entirety, as it is the legal document governing this merger.

The Merger

        On the terms and conditions of the merger agreement and in accordance with the Pennsylvania Business Corporation Law and the Pennsylvania Limited Liability Company Law, SPS will merge with and into Star Acquisition, LLC, a wholly-owned subsidiary of PCC created for the purpose of acquiring SPS. Star Acquisition will survive the merger and continue as a wholly-owned subsidiary of PCC, and the separate corporate existence of SPS will cease.

        The closing date of the merger will occur at a time and on a date specified by the parties, but not later than the fifth business day following the date when the conditions to the merger that can be satisfied or waived before the closing date have been so satisfied or waived. The merger will be effective when a certificate of merger is filed with the Department of State of the Commonwealth of Pennsylvania.

        We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the fourth calendar quarter of 2003. However, because completion of the merger is subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing or whether the merger will occur at all.

Merger Consideration

        General.    At the effective time of the merger, each issued and outstanding share of SPS common stock (other than shares owned directly or indirectly by SPS or PCC, which will be canceled) will be converted into the right to receive either (1) 1.36 shares of PCC common stock or (2) $43.00 in cash, in each case at the election of the holder of SPS shares and subject to the adjustments and the pro-ration mechanisms described below.

        Pro-ration.    Notwithstanding the individual elections of the SPS shareholders, 50% of the shares of SPS common stock outstanding immediately before the completion of the merger will be converted into the right to receive cash, and 50% of the shares of SPS common stock will be converted into the right to receive shares of PCC common stock. If elections to receive cash are made with respect to more than 50% of the shares of SPS common stock outstanding, shareholders who elect to receive cash will receive proportionately less cash and more shares of PCC common stock such that 50% of the shares of SPS common stock outstanding will be converted into the right to receive cash, and 50% will be converted into the right to receive shares of PCC common stock. Conversely, if elections to receive shares of PCC common stock are made with respect to more than 50% of the shares of SPS common stock outstanding, shareholders electing to receive shares of PCC common stock will receive proportionately less shares of PCC common stock and more cash such that 50% of the shares of SPS common stock outstanding will receive cash and 50% will receive shares of PCC common stock. As a result, an SPS shareholder might not receive the exact form of consideration elected. If an SPS shareholder does not make a proper and timely election, 50% of the shareholder's shares will be converted into the right to receive cash, or $21.50 per share, and 50% will be converted into the right to receive shares of PCC common stock, or 0.68 of a share (in each case subject to the pro-ration mechanisms described in this paragraph, and the adjustments described below).

        Through the use of examples, we illustrate below the possible adjustments to elections in connection with these pro-ration mechanisms. The first of our two examples assumes you make a cash election for all of your SPS shares. The second example assumes you make a stock election for all of your SPS shares. You should note, however, that you are not required to elect to receive only cash or only PCC common stock. You may instead elect to receive cash with respect to a portion of your SPS shares and shares of PCC common stock with respect to the rest of your SPS shares.

        Pro-ration if Too Much Cash is Elected.    If elections to receive cash are made with respect to more than 50% of the total SPS shares outstanding, then SPS shareholders making a cash election will receive a combination of cash and shares of PCC common stock calculated in the manner illustrated below.

  EXAMPLE. Assume that (1) 13,000,000 shares of SPS common stock are outstanding at the time of the merger, (2) holders of 7,000,000 shares of SPS common stock have made or are deemed to have made effective cash elections and (3) holders of 6,000,000 shares of SPS common stock have made or are deemed to have made effective stock elections. Pro-ration will be required because holders of more than one-half of the outstanding SPS shares have elected to receive cash in the merger. If you own 1,000 shares of SPS common stock and have made an effective cash election for all of those shares, you would receive:

    •
    $39,929.80 in cash;

    •
    97 shares of PCC common stock; and

    •
    cash for the 0.1 fractional share of PCC common stock.

  EXPLANATION.

  •
  Step 1.  Derive the available cash amount: the available cash amount is the amount of cash consideration available to SPS shareholders in the merger, excluding any cash in lieu of fractional shares. The available cash amount is the product of $43.00 and one-half of the number of shares of SPS common stock outstanding immediately before the completion of the merger. The available cash amount for the example above is calculated as follows:

    $43.00 × (13,000,000 × 0.5) = $43.00 × 6,500,000 = $279,500,000

  •
  Step 2.  Derive the cash election amount: the cash election amount is the aggregate amount of cash that SPS shareholders have elected to receive in the merger. The cash election amount is the product of $43.00 and the aggregate number of SPS shares as to which there is an effective cash election. The cash election amount for the example above is calculated as follows:

    $43.00 × 7,000,000 = $301,000,000

  •
  Step 3.  Derive the cash fraction: the cash fraction equals the available cash amount divided by the cash election amount and represents the fraction to be used in pro-rating the cash consideration. The cash fraction for the example above is calculated as follows:

available cash amount cash election amount	=	$279,500,000 $301,000,000	=	0.9286
  •
  Step 4.  Derive the pro-rated cash consideration: the pro-rated cash consideration per SPS share is the product of $43.00 multiplied by the cash fraction. This amount is then multiplied by the number of SPS shares as to which you have made an effective cash election to calculate the total cash consideration. The pro-rated cash consideration for the example above is calculated as follows:

    ($43.00 × 0.9286) × 1,000 = $39.9298 × 1,000 = $39,929.80

  •
  Step 5.  Derive the stock consideration: the stock consideration that you will receive for each of your SPS shares is a number of shares of PCC common stock equal to the product of the exchange ratio of 1.36 and a number equal to one minus the cash fraction. This amount is then multiplied by the number of SPS shares as to which you have made an effective cash election to calculate the total stock consideration. The stock consideration for the example above is calculated as follows:

    (1.36 x (1-0.9286)) × 1,000 = (1.36 × 0.0714) × 1,000 = 0.0971 × 1,000 = 97.1 shares

  Because no fractional shares of PCC common stock will be issued in the merger, you will receive 97 shares of PCC common stock and cash for the additional 0.1 fractional share. PCC will pay cash in lieu of fractional shares based on the last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date.

        Pro-ration if Too Many Shares of PCC Common Stock are Elected.    If the stock elections of SPS shareholders exceed 50% of the total SPS shares outstanding, then SPS shareholders making a stock election will receive a combination of cash and PCC shares calculated in the manner illustrated below.

  EXAMPLE. Assume that (1) 13,000,000 shares of SPS common stock are outstanding at the time of the merger, (2) holders of 6,000,000 shares of SPS common stock have made or are deemed to have made effective cash elections and (3) holders of 7,000,000 shares of SPS common stock have made or are deemed to have made effective stock elections. Pro-ration will be required because holders of more than one-half of the outstanding SPS shares have elected to receive stock in the merger. If you own 1,000 shares of SPS common stock and have made an effective stock election for all of those shares, you would receive:

    •
    1,262 shares of PCC common stock;

    •
    cash for the 0.9 fractional share of PCC common stock; and

    •
    $3,070.2 in cash.

        EXPLANATION.

  •
  Step 1.  Derive the available stock amount: the available stock amount is the amount of stock consideration available to SPS shareholders in the merger, assuming no election by PCC to increase the exchange ratio. The available stock amount is the product of the exchange ratio of 1.36 and one-half of the number of shares of SPS common stock outstanding immediately before the completion of the merger. The available stock amount for the example above is calculated as follows:

    1.36 x (13,000,000 × 0.5) = 1.36 × 6,500,000 = 8,840,000 shares

  •
  Step 2.  Derive the stock election amount: the stock election amount is the aggregate amount of PCC common stock that SPS shareholders have elected to receive in the merger. The stock election amount is the product of the exchange ratio of 1.36 and the aggregate number of SPS shares as to which there is an effective stock election. The stock election amount for the example above is calculated as follows:

    1.36 x 7,000,000 = 9,520,000 shares

  •
  Step 3.  Derive the stock fraction: the stock fraction equals the available stock amount divided by the stock election amount and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

available stock amount stock election amount	=	8,840,000 shares 9,520,000 shares	=	0.9286

  •
  Step 4.  Derive the pro-rated stock consideration: the pro-rated stock consideration per SPS share is the product of the exchange ratio of 1.36 multiplied by the stock fraction. This amount is then multiplied by the number of SPS shares as to which you have made an effective stock election to calculate the total stock consideration. The pro-rated stock consideration for the example above is calculated as follows:

    (1.36 x 0.9286) × 1,000 = 1.2629 × 1,000 = 1,262.9

  Because no fractional shares of PCC common stock will be issued in the merger, you will receive 1,262 shares of PCC common stock and cash for the additional 0.9 fractional share. PCC will pay cash in lieu of fractional shares based on the last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date.

  •
  Step 5.  Derive the cash consideration: the cash consideration that you will receive for each of your SPS shares is the product of $43.00 and a number equal to one minus the stock fraction. This amount is then multiplied by the number of SPS shares as to which you have made an effective stock election to calculate the total cash consideration. The cash consideration for the example above is calculated as follows:

    ($43.00 × (1-0.9286)) × 1,000 = ($43.00 × 0.0714) × 1,000 = $3.0702 × 1,000 = $3,070.2

        Further Adjustments.    The merger consideration will be adjusted to reflect appropriately any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend with respect to PCC common stock or SPS common stock occurring before the completion of the merger.

        Discretionary Adjustment by PCC to Help Ensure Tax-Free Treatment.    In order to help ensure the tax-free treatment of the receipt of PCC shares by SPS shareholders for U.S. federal income tax purposes and permit the delivery of the requisite tax opinions pursuant to the merger agreement, we have agreed that the value of the aggregate stock consideration issued to all SPS shareholders cannot be less than 40% of the value of the total merger consideration. Accordingly, PCC has the right to increase the aggregate stock portion of the merger consideration to this level, based on the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger. This adjustment could occur if the trading price of the PCC shares at the time of the merger is less than $21.09. If PCC increases the aggregate stock portion of the merger consideration, then the number of shares of PCC common stock issuable in exchange for each share of SPS common stock will be appropriately increased through an increase in the exchange ratio (without any recalculation of the pro-ration mechanisms described above or the aggregate cash portion of the merger consideration, other than cash payable in lieu of fractional shares as described below). If PCC does not elect to increase the stock portion of the merger consideration to this level, SPS can terminate the merger agreement.

No Fractional Shares

        PCC will not issue any fractional shares of PCC common stock in the merger. The holders of fractional shares will be paid in cash, without interest, an amount (rounded to the nearest whole cent) equal to the fraction multiplied by the last per share sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger.

Election Procedures

        PCC will mail, or cause to be mailed, to each SPS shareholder an election form and letter of transmittal. Each election form and letter of transmittal permits the holder to indicate an election (subject to the pro-ration procedures described above) to receive either shares of PCC common stock or cash or both for each share of SPS common stock held by the holder. A holder of shares of SPS common stock need not make the same election for each share.

        The deadline for submitting election forms and letters of transmittal to the exchange agent will be 5:00 p.m., Eastern time, on the fifth business day before the merger's closing date or such earlier date as PCC and SPS mutually determine. The election deadline date will be publicly announced to SPS shareholders as soon as practicable after the closing date of the merger is determined. We will also publicly announce the mix of elections received to date as of the fifth business day preceding the election deadline (subject to the availability of this information from the exchange agent). If an SPS shareholder does not make a proper and timely election, 50% of the shareholder's shares will be converted into the right to receive cash, or $21.50 per share, and 50% will be converted into the right to receive shares of PCC common stock, or 0.68 of a share (in each case subject to the pro-ration mechanisms described above).

        Elections with respect to SPS shares that are not held in book entry form are properly made only if the exchange agent receives a properly completed and signed election form and letter of transmittal by the election deadline, accompanied by the certificate(s) representing the shares of SPS common stock or by an appropriate guarantee of delivery by an eligible organization. The certificate(s) must be duly endorsed in blank or otherwise in form acceptable for transfer. PCC will establish reasonable procedures for the proper delivery of shares held in book entry form.

        PCC will have the discretion, which it may delegate to the exchange agent, to determine whether any election form has been properly completed, signed and timely submitted, or to disregard defects in any election form. Any decision by PCC or the exchange agent regarding these matters will be conclusive and binding, and neither PCC nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

        You have the right to revoke your election by providing written notice to the exchange agent of your revocation. The exchange agent must receive your written notice before the election deadline unless (and only to the extent that) the exchange agent is legally required to permit revocations after that time and the merger is not yet effective. In addition, all election forms will automatically be revoked, and all certificates returned, if the exchange agent is notified in writing by PCC or SPS that the merger agreement has been terminated.

Exchange of Certificates

        Exchange Agent and Exchange Procedures.    Promptly after the merger is effective, the exchange agent will mail instructions for surrendering certificates representing shares of SPS common stock to the former record holders of SPS common stock who did not previously submit their certificates and letter of transmittal. PCC will deliver to the exchange agent sufficient shares of PCC common stock and cash to satisfy the merger consideration (including the cash that may be payable in lieu of fractional shares of PCC common stock). Upon receipt for cancellation of certificates representing shares of SPS common stock, together with a properly completed letter of transmittal and other requested documents, the exchange agent will deliver to the holder of such certificates:

  •
  a certificate representing the number of whole shares of PCC common stock into which the shares of SPS common stock will have been converted; and

  •
  a check in the amount of any cash due.

No interest will be paid or will accrue on any amounts due to former SPS shareholders. Shares of PCC common stock into which shares of SPS common stock are converted will be deemed to have been issued at the effective time. Also, PCC will be entitled to deduct and withhold from the merger consideration any amounts required to be withheld under the Internal Revenue Code or any provision of state, local or foreign tax law. Withheld amounts will be treated for purposes of the merger agreement as having been paid to the former holder of SPS common stock.

        Beginning one year after the closing date of the merger, PCC will act as the exchange agent, and former SPS shareholders may look solely to PCC for any amounts owed to them. Any portion of the merger consideration remaining unclaimed five years after the completion of the merger (or such earlier date as amounts would otherwise become property of any governmental entity) will, to the extent permitted by law, become the property of PCC free and clear of any claims or interest of any person previously entitled to such portion of the merger consideration. None of PCC, Star Acquisition or the exchange agent will be liable to any person in respect of any shares (or dividends or distributions with respect to such shares) or cash payments delivered to a public official pursuant to applicable escheat, abandoned property or similar laws.

        No Further Ownership Rights.    After the completion of the merger, each certificate that formerly represented shares of SPS common stock that has not been surrendered will only represent:

  •
  the number of whole shares of PCC common stock that the record holder is entitled to receive in the merger;

  •
  the cash the record holder is entitled to receive in the merger; and

  •
  any dividends or distributions that may be applicable.

Following the completion of the merger, the stock transfer books of SPS will be closed and no further registration of transfers of shares of SPS common stock will be made.

        Distributions with Respect to Unexchanged Shares.    Holders of SPS common stock entitled to receive shares of PCC common stock in the merger are not entitled to receive any dividends or other distributions on the PCC common stock until the merger is completed. No dividends or other distributions declared with a record date after the effective date of the merger with respect to shares of PCC common stock will be paid to the holder of any unsurrendered SPS certificate until the holder surrenders its SPS certificate together with a properly executed letter of transmittal (or submits an affidavit for a lost certificate as described below).

        Transfers of Ownership.    If any certificates for shares of PCC common stock are to be issued in a name other than that in which the SPS stock certificate surrendered is registered, the person requesting the certificate must:

  •
  deliver to the exchange agent all documents necessary to evidence and effect the transfer; and

  •
  pay to the exchange agent any required transfer or other tax, or establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

        Lost Certificates.    If any SPS common stock certificate has been lost, stolen or destroyed, a former SPS shareholder must provide an appropriate affidavit certifying that fact in order to receive the merger consideration due in exchange for such SPS common stock certificate. PCC may also require the delivery of an indemnity agreement relating to any claim that may be made against PCC with respect to any lost, stolen or destroyed certificate.

SPS STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. YOU WILL RECEIVE SEPARATELY AN ELECTION FORM AND LETTER OF TRANSMITTAL AND INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

Treatment of SPS Stock Options, SPS Restricted Stock and SPS Stock Option Plans

        SPS Stock Options and SPS Restricted Stock.    As of the closing of the merger, each unvested stock option granted under an SPS stock option plan or stock option agreement will become fully vested and exercisable. Each outstanding stock option will be canceled and converted into the right to receive cash in an amount equal to the product of (1) the number of shares of SPS common stock the option holder had a right to purchase and (2) the excess, if any, of $43.00 over the option exercise price per share of SPS common stock. PCC will pay amounts due to former option holders upon the surrender of the option agreement formerly representing the option. These cash payments will be treated as compensation to the option holders and will be paid net of any applicable federal or state withholding tax.

        At the effective time of the merger, each restricted stock award granted under an SPS stock option plan or restricted stock award plan that is outstanding at the effective time of the merger will become fully vested and free of restrictions and will be converted into the right to receive the merger consideration in the same manner as other SPS shareholders.

        SPS will not grant or issue options or shares of restricted stock after the date of the merger agreement.

        SPS Stock Option Plans.    Immediately after the effective time of the merger, the SPS stock option plans, and all other plans or arrangements for the grant of any interest in SPS stock, will terminate.

Managers and Officers of the Surviving Entity After the Merger

        The managers and officers of Star Acquisition will be the managers and officers of the surviving entity.

Representations and Warranties

        In the merger agreement, SPS made a number of representations and warranties to PCC. These representations and warranties relate to, among other things:

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  corporate existence, qualification to conduct business and corporate standing and power;

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  corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

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  absence of a breach of SPS's articles of incorporation or by-laws, law or material agreements as a result of the merger;

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  approval of the SPS board of directors of the merger agreement and its recommendation to shareholders to adopt and approve the merger agreement;

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  capital structure;

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  ownership of subsidiaries and other equity interests;

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  filings and reports with the Securities and Exchange Commission;

  •
  financial statements and absence of undisclosed liabilities;

  •
  absence of changes, events or circumstances that have had, or would reasonably be expected to have, a material adverse effect;

  •
  compliance with laws;

  •
  litigation;

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  material contracts and agreements;

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  tax matters;

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  books and records;

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  real estate and personal property;

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  intellectual property matters;

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  insurance;

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  customers and suppliers;

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  environmental matters;

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  employee benefit plans and labor matters;

  •
  absence of Federal Aviation Administration airworthiness directives;

  •
  payment of fees to brokers or finders in connection with the merger;

  •
  opinion of SPS's financial advisor; and

  •
  information to be supplied for use in the registration statement of which this proxy statement/prospectus is a part.

        The merger agreement also contains representations and warranties by PCC and Star Acquisition to SPS relating to, among other things:

  •
  existence, qualification to conduct business and corporate standing and power;

  •
  authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

  •
  absence of a breach of PCC's and Star Acquisition's organizational documents, law or material agreements as a result of the merger;

  •
  capital structure;

  •
  filings and reports with the Securities and Exchange Commission;

  •
  financial statements and absence of undisclosed liabilities;

  •
  absence of changes, events or circumstances that have had, or would reasonably be expected to have, a material adverse effect;

  •
  litigation;

  •
  financing for the merger and related transactions;

  •
  ownership of shares of SPS common stock and interests in Star Acquisition; and

  •
  information to be supplied for use in the registration statement of which this proxy statement/prospectus is a part.

        The representations and warranties contained in the merger agreement are complicated and not easily summarized. We urge you to carefully read Articles II and III of the merger agreement attached to this proxy statement/prospectus as Annex A. The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Before Completion of the Merger

        Conduct of Business by SPS.    SPS agreed that it will use its commercially reasonable efforts to:

  •
  carry on its business in the usual, regular and ordinary course, consistent with the requirements of law and past practice;

  •
  preserve intact its present business organization;

  •
  keep available the services of its present advisors, managers, officers and employees; and

  •
  preserve its relationships with customers, suppliers, licensors and others having business dealings with it and continue to perform and comply with the terms of existing contracts as in effect on the date of the merger agreement (for the term provided in such contracts).

        SPS also agreed that until the completion of the merger, neither SPS nor any SPS subsidiary will do, or obligate itself to do, any of the following (except as expressly permitted by the merger agreement or to the extent that PCC consents in writing):

  •
  declare, set aside or pay any dividends or other distributions in respect of its capital stock;

  •
  split, combine or reclassify its capital stock, or repurchase, redeem or otherwise acquire any of its securities;

  •
  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents, except in connection with the exercise of options outstanding on the date of the merger agreement;

  •
  acquire or agree to acquire, directly or indirectly, any other entities or any division or product line of other entities;

  •
  sell, lease, encumber, transfer or dispose of assets, directly or indirectly, other than sales of inventory in the ordinary course of business, in amounts exceeding $2.5 million in the aggregate;

  •
  authorize any single capital expenditure in excess of $250,000, or aggregate capital expenditures in excess of certain agreed upon amounts;

  •
  incur any amount of indebtedness for borrowed money (including guarantees of debts of others), other than in the ordinary course of business consistent with past practice;

  •
  pay, discharge or satisfy any claims, liabilities or obligations, other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

  •
  except as required by generally accepted accounting principles or a governmental entity, change any of the accounting principles or practices used by it, or restate, or become obligated to restate, the financial statements included in the annual or quarterly reports filed by SPS with the Securities and Exchange Commission;

  •
  except as required by law, (1) enter into, adopt, amend or terminate any employee benefit plan (other than workers compensation, medical or health benefit plans in the ordinary course of business consistent with past practice), (2) enter into, amend or terminate any arrangement between SPS or an SPS subsidiary and one or more of their directors or officers, or (3) except for normal increases in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer or employee;

  •
  except as required by law and normal increases in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or arrangement as in effect on the date of the merger agreement;

  •
  amend its articles of incorporation or by-laws or the SPS shareholder rights agreement;

  •
  adopt a plan of complete or partial liquidation or resolutions authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of SPS or any SPS subsidiary (other than the merger or dissolutions of inactive SPS subsidiaries);

  •
  make any tax election or settle or compromise any material tax liability, change its annual tax accounting period, change any method of tax accounting, enter into any closing agreement relating to any tax, surrender any right to claim a tax refund, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

  •
  settle or compromise any pending or threatened legal proceedings where the amount paid in settlement or compromise exceeds $500,000 or would result in a full release of claims or rights to coverage under any insurance policy;

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  effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

  •
  enter into or modify any material agreement with any other person; and

  •
  modify or terminate or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which SPS or an SPS subsidiary is a party.

        The provisions of the merger agreement related to the conduct of the businesses of SPS and its subsidiaries are complicated and not easily summarized. We urge you to carefully read section 4.1 of the merger agreement attached as Annex A to this proxy statement/prospectus.

        Conduct of Business by PCC.    In the merger agreement, PCC agreed that it will use its commercially reasonable efforts to carry on its business in the usual, regular and ordinary course, consistent with the requirements of law and past practice.

        PCC also agreed that neither PCC nor any PCC subsidiary will do, or obligate itself to do, any of the following (except as expressly permitted by the merger agreement or to the extent that SPS consents in writing):

  •
  repurchase, redeem or otherwise acquire any of its securities;

  •
  change any of the accounting principles or practices used by it, or restate, or become obligated to restate, the financial statements included in the annual or quarterly reports filed by PCC with the Securities and Exchange Commission; and

  •
  engage in any transaction or take any other action that would require the approval of the shareholders of PCC, require PCC to include the information relating to such transaction in pro forma financial statements in the registration statement of which this proxy statement/prospectus is a part, or require PCC to amend or restate any pro forma financial statements contained in the registration statement of which this proxy statement/prospectus is a part in any material manner.

Affiliate Letters

        Before the closing date of the merger, SPS will identify to PCC those persons who may be, as of the special meeting, an "affiliate" of SPS within the meaning of Rule 145 under the Securities Act. SPS has agreed to use its commercially reasonable best efforts to deliver to PCC before the closing date of the merger a letter from each of these persons. The affiliate letters confirm the restrictions on each affiliate's ability to sell, transfer or otherwise dispose of any PCC shares issued to him or her in the merger, except:

  •
  in conformity with Rule 145 under the Securities Act (and otherwise in accordance with Rule 144 under the Securities Act if so required);

  •
  pursuant to an effective registration statement under the Securities Act; or

  •
  in a transaction exempt from registration under the Securities Act in the opinion of PCC's general counsel or other independent counsel reasonably acceptable to PCC, or pursuant to a "no-action" or interpretive letter obtained by the affiliate from the staff of the Securities and Exchange Commission.

In accordance with the affiliate letters, PCC may place appropriate legends on the certificates evidencing any shares of PCC common stock to be received by the affiliates in the merger, and to issue stop transfer instructions to the transfer agent for the shares of PCC common stock held by such affiliates.

Meeting of SPS Shareholders

        SPS is obligated under the merger agreement to:

  •
  hold and convene the SPS special meeting of shareholders for the purpose of obtaining the required SPS shareholder vote with respect to the merger agreement, and no change in the recommendation of the SPS board of directors will change SPS's obligation to present the merger agreement for adoption and approval at this meeting unless SPS enters into a definitive agreement with respect to a superior proposal, terminates the merger agreement and pays PCC a cash termination fee equal to $18 million; and

  •
  take all lawful action to solicit the adoption of the merger agreement by the SPS shareholders.

In connection with this meeting of SPS shareholders, the SPS board, subject to its rights with respect to a superior proposal as described below, must give its unqualified recommendation that the SPS shareholders adopt and approve the merger agreement.

SPS Restricted from Soliciting Other Offers

        SPS agreed to cease all discussions or negotiations with any parties that were ongoing with respect to an acquisition proposal as described below.

        SPS agreed that it would not, and would not authorize or permit any SPS subsidiary or representative of SPS or any SPS subsidiary to, directly or indirectly:

  •
  solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an acquisition proposal; or

  •
  participate in any discussions or negotiations regarding an acquisition proposal.

        An "acquisition proposal" is any proposed or actual (other than the merger):

  •
  acquisition, merger, consolidation or similar transaction involving SPS;

  •
  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of SPS or any SPS subsidiary representing 15% or more of the consolidated assets of SPS and its subsidiaries;

  •
  issue, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of SPS;

  •
  transaction in which any person will acquire beneficial ownership, or the right to acquire beneficial ownership, or any group will have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of SPS common stock;

  •
  recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to SPS; or

  •
  transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        SPS has agreed to notify PCC promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any SPS subsidiary or any of their representatives concerning an acquisition proposal. In connection with the notice, SPS will indicate the material terms and conditions of any proposals or offers and, in the case of written materials, provide copies of such materials unless the written materials constitute confidential information of another party under an effective confidentiality agreement. SPS has also agreed that it will keep PCC informed, on a reasonably prompt basis (and, in any case, within 36 hours of any significant development), of the status and terms of any acquisition proposals or offers and the status of any related discussions or negotiations.

        Before the SPS shareholders vote to adopt and approve the merger agreement, the SPS board may, without breaching the merger agreement, respond to an unsolicited bona fide written acquisition proposal by (1) furnishing non-public information with respect to SPS to the person who made the acquisition proposal pursuant to a confidentiality agreement, and (2) participating in discussions or negotiations regarding the acquisition proposal, provided that:

  •
  the SPS board determines in good faith and after receiving advice from outside counsel that failing to take such action would be inconsistent with its fiduciary duties to the SPS shareholders under applicable law;

  •
  the unsolicited bona fide written acquisition proposal would reasonably be expected to result in a superior proposal as described below; and

  •
  SPS is not in breach of its obligations under the merger agreement related to the non-solicitation of other offers.

        A "superior proposal" is a bona fide acquisition proposal to acquire at least a majority of the shares of SPS common stock then outstanding or all or substantially all of the assets of SPS and its subsidiaries on terms that the SPS board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the SPS shareholders than the merger with Star Acquisition (as adjusted, if at all, by PCC in response to the relevant acquisition proposal) and reasonably capable of being completed.

        Unless the SPS board determines in good faith, after consultation with counsel, that an acquisition proposal is a superior proposal and that failing to take action would be inconsistent with its fiduciary duties to the SPS shareholders under applicable law, the SPS board may not:

  •
  withdraw or modify in a manner adverse to PCC or Star Acquisition its approval or recommendation of the merger agreement;

  •
  approve or recommend an acquisition proposal to the SPS shareholders; or

  •
  cause SPS to enter into any definitive acquisition agreement with respect to an acquisition proposal.

        If the SPS board determines that an acquisition proposal is a superior proposal, then SPS may enter into an agreement with respect to the superior proposal, provided that:

  •
  SPS provides PCC and Star Acquisition with 48 hours written notice (1) advising PCC that the SPS board has received a superior proposal, (2) describing in reasonable detail the material terms and conditions of the superior proposal and (3) indicating that SPS has elected to terminate the merger agreement; and

  •
  SPS pays to PCC a cash termination fee equal to $18 million.

Employee Matters

        Severance Obligations.    On and after the closing date of the merger, PCC will honor in accordance with their respective terms the severance obligations of SPS or any SPS subsidiary to corporate executives, non-corporate executives and corporate staff, and will cause any amounts with respect to the severance obligations that are payable by their terms upon completion of the merger to be paid on the closing date of the merger.

        Deferred Compensation, Supplemental Retirement and Incentive Plans.    PCC will honor all obligations that (1) existed before the effective time of the merger under SPS's deferred compensation plans and supplemental retirement plans, and (2) had been earned and accrued before the effective time of the merger under SPS's management incentive plans and long range incentive plans.

        Other Employee Benefit Plans.    Until September 30, 2004, former SPS employees who remain employed after the completion of the merger will continue to participate in the employee benefit plans (other than the plans described above and other employer stock related plans) on substantially similar terms to those currently in effect. PCC has agreed that after September 30, 2004, such employees will receive employee benefits that are no less favorable in the aggregate than those maintained by PCC for similarly situated PCC employees. Each former SPS employee who continues to be employed after the completion of the merger will receive credit for service with SPS for purposes of eligibility to participate, vesting and other appropriate benefits with respect to applicable PCC benefit plans, including the applicability of minimum waiting periods for participation. PCC has also agreed that any such employees will not be treated as "new" employees for purposes of limitations on benefits relating to pre-existing medical conditions, and PCC will recognize payments made by former SPS employees towards annual deductibles and co-pay limits. PCC will have the right, however, to make plan design changes to any of the plans as reasonably necessary to keep premium increases for individual plans below 10% for the 2004 plan year.

        Retirement Arrangements in Respect of Non-Employee Directors.    The retirement arrangements made by SPS in respect of current non-employee SPS directors will terminate as of the completion of the merger.

Director and Officer Indemnification and Insurance

        Indemnification Pursuant to Existing SPS Arrangements.    PCC has agreed that, in respect of acts or omissions occurring before the completion of the merger, PCC and Star Acquisition will honor the indemnification obligations of SPS and its subsidiaries to present and former officers and directors of SPS and its subsidiaries to the extent provided in any written indemnification agreements that existed on the date of the merger agreement. In addition, for six years after the completion of the merger, the indemnification and exculpation obligations of SPS and its subsidiaries as provided in their charters and by-laws to the present and former employees, agents, fiduciaries, directors and officers of SPS and its subsidiaries in effect on the date of the merger agreement will remain in effect.

        Other Indemnification.    SPS, and after the completion of the merger PCC and Star Acquisition, will indemnify, defend and hold harmless each person who is or was an employee, agent, fiduciary, director or officer of SPS or any of its subsidiaries at or before the effective time of the merger against losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim or proceeding based on:

  •
  the fact that the person is or was a director, officer, employee, fiduciary or agent of SPS or any of its subsidiaries, or was serving at the request of SPS or any of its subsidiaries as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise; or

  •
  the negotiation, execution or performance of the merger agreement or any of the transactions contemplated by it.

If any of these parties is entitled to indemnification:

  •
  SPS, and PCC and Star Acquisition after the completion of the merger, will promptly pay reasonable expenses to the indemnified party in advance of the final disposition of any claim or proceeding to the full extent permitted by law;

  •
  PCC, SPS and Star Acquisition will pay the fees and expenses of counsel selected by the indemnified party within 30 days after statements for such expenses are received; and

  •
  SPS, PCC, Star Acquisition and the indemnified party will use their respective commercially reasonable best efforts to assist in the defense of any such matter.

None of SPS, Star Acquisition or PCC will be liable for any settlement effected without its prior written consent, which will not be unreasonably withheld. In addition, Star Acquisition and PCC will have no indemnification obligation to any indemnified party if a court makes a final and non-appealable determination that the requested indemnification is prohibited under applicable law.

        Directors' and Officers' Liability Insurance.    Before the effective time of the merger, SPS will purchase an extended reporting period endorsement under SPS's existing directors' and officers' liability insurance coverage for SPS's current directors and officers. The endorsement must be in a form acceptable to SPS with coverage for a period of six years following the merger of not less than the existing coverage under, and with terms not materially less favorable on the whole to SPS's current directors and officers than, the directors' and officers' liability insurance coverage maintained on the date of the merger agreement. However, the aggregate cost for this insurance cannot exceed $2 million. PCC will (and will cause Star Acquisition to) maintain this insurance coverage.

Tax Matters

        The parties have agreed not to take or cause to be taken any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Shareholder Rights Plan

        SPS has a shareholder rights plan that limits certain acquisitions of SPS common stock above a 10% threshold. The SPS board exempted the merger and the voting agreements executed in connection with the merger from the operation of this plan. At the effective time of the merger, the shareholder rights plan and the related rights will terminate.

Additional Agreements

        The merger agreement contains additional agreements between PCC and SPS relating to, among other things:

  •
  PCC's access to information regarding SPS and its subsidiaries, and the confidentiality of such information;

  •
  delivery by SPS to PCC of financial and other statements with respect to SPS and its subsidiaries;

  •
  payment of fees, costs and expenses in connection with the merger;

  •
  the parties' commercially reasonable best efforts to timely file and obtain all necessary authorizations and consents from governmental agencies and organizations and any authorizations, consents and waivers necessary or desirable to permit the completion of the merger;

  •
  preparation, filing and distribution of this proxy statement/prospectus, and the filing of the registration statement of which this proxy statement/prospectus is a part;

  •
  commercially reasonable best efforts of both PCC and SPS to carry out in a timely fashion the transactions contemplated by the merger agreement;

  •
  public announcements with respect to the merger or the merger agreement;

  •
  notice of (1) any representation or warranty contained in the merger agreement becoming untrue or inaccurate in any material respect or (2) a failure to comply with or satisfy in any material respect any covenant, condition or agreement in the merger agreement; and

  •
  consultation in respect of any action to restrain, modify or prevent, or seek damages or a discovery order in connection with, the completion of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        Conditions to the Obligations of Each Party to Complete the Merger.    The obligations of PCC and SPS to complete the merger are subject to the satisfaction or waiver by the other party of each of the following conditions:

  •
  the merger agreement must have been adopted by the affirmative vote of the holders of shares of SPS common stock in accordance with the provisions of the Pennsylvania Business Corporation Law and the articles of incorporation and by-laws of SPS;

  •
  the registration statement of which this proxy statement/prospectus is a part must have been declared effective; no stop order suspending its effectiveness has been issued and not withdrawn by the Securities and Exchange Commission and no proceedings for that purpose are underway at the Securities and Exchange Commission; and no similar proceeding in respect of the proxy statement/prospectus is underway at the Securities and Exchange Commission or, to the knowledge of PCC or SPS, threatened by the Securities and Exchange Commission;

  •
  the waiting period (and any extension of such waiting period) applicable to the completion of the merger under the Hart-Scott-Rodino Act must have expired or been terminated;

  •
  all material approvals, authorizations and consents of any governmental entity required to complete the merger must have been obtained and must remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents must have expired or been terminated (provided that this condition will not apply to any party whose failure to fulfill its obligations under the merger agreement has been the cause of, or has resulted in, the failure to obtain such approval, authorization or consent);

  •
  no law, rule, regulation, injunction, decree or order has been issued, enacted or promulgated that has the effect of making the merger illegal or otherwise prohibiting the completion of the merger; and

  •
  the shares of PCC common stock issuable in connection with the merger must have been approved for listing on the New York Stock Exchange.

        Conditions to the Obligations of PCC and Star Acquisition to Complete the Merger.    The obligations of PCC and Star Acquisition to complete the merger are subject to the satisfaction or waiver by PCC of the following conditions:

  •
  the representations and warranties made by SPS in the merger agreement must be accurate as of the date of the merger agreement;

  •
  other than representations and warranties made as of a particular date, (1) the representations and warranties made by SPS that are qualified as to a material adverse effect or words of similar effect must be true and correct in all respects as of the closing date of the merger as if made on and as of the closing date, and (2) those representations and warranties made by SPS that are not so qualified must be true and correct in all material respects as of the closing date of the merger as if made on and as of the closing date;

  •
  SPS must have performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by SPS on or before the effective time of the merger;

  •
  PCC must have received a certificate signed by the chief executive officer or chief financial officer of SPS, dated as of the closing date of the merger, certifying that the representations and warranties of SPS are true and correct as of the closing date of the merger and that SPS has performed and complied with the covenants and agreements required by the merger agreement;

  •
  PCC must have received a copy of the SPS articles of incorporation, as in effect immediately before the closing date of the merger, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State certifying that SPS is in good standing;

  •
  PCC must have received a certificate signed by the secretary of SPS, dated as of the closing date of the merger, certifying that (1) the officers of SPS that executed documents delivered in connection with the merger agreement are incumbent, (2) the copy provided to PCC of the by-laws of SPS, as in effect from the date the merger agreement was approved by the SPS board until the closing date of the merger, is true and complete, (3) the copy provided to PCC of the resolutions of the SPS board authorizing and approving the merger agreement and the transactions contemplated by the merger agreement is true and complete, and (4) the copy provided to PCC of the resolutions of the shareholders of SPS adopting the merger agreement is true and complete;

  •
  PCC must have received all of the letters from affiliates of SPS that SPS has obtained;

  •
  PCC must have received the opinion of Stoel Rives LLP, counsel to PCC, dated as of the closing date of the merger, that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code, and that PCC and SPS will each be a party to that reorganization;

  •
  there must not have occurred since the date of the merger agreement any event that has had or would reasonably be expected to have a material adverse effect on SPS;

  •
  PCC must have received from SPS an affidavit, dated as of the closing date of the merger, stating that SPS is not a "Foreign Person" as defined in Section 1445 of the Internal Revenue Code; and

  •
  the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger must not be less than $21.09.

SPS is not required to obtain the consent of any third party under contracts, leases or other agreements as a condition to the completion of the merger.

        Conditions to the Obligations of SPS to Complete the Merger.    The obligations of SPS to complete the merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by SPS at or before the effective time of the merger:

  •
  the representations and warranties made by PCC and Star Acquisition in the merger agreement must have been accurate as of the date of the merger agreement;

  •
  other than representations and warranties made as of a particular date, (1) those representations and warranties made by PCC or Star Acquisition that are qualified as to a material adverse effect or words of similar effect must be true and correct in all respects as of the closing date of the merger as if made on and as of the closing date, and (2) the representations and warranties that are not so qualified must be true and correct in all material respects as of the closing date of the merger as if made on and as of the closing date;

  •
  PCC and Star Acquisition must have performed and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by PCC and Star Acquisition on or before the effective time of the merger;

  •
  PCC must have delivered to SPS a certificate signed by the chief executive officer or chief financial officer of PCC, dated as of the closing date of the merger, certifying that the representations and warranties of PCC and Star Acquisition are true and correct as of the closing date of the merger and that PCC and Star Acquisition have performed and complied with the covenants and agreements required by the merger agreement;

  •
  Star Acquisition must have executed and delivered the certificate of merger;

  •
  SPS must have received the opinion of Goodwin Procter LLP, counsel to SPS, dated as of the closing date of the merger, that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code, and that PCC and SPS will each be a party to that reorganization; and

  •
  there must not have occurred since the date of the merger agreement any event that has had or would reasonably be expected to have a material adverse effect on PCC.

Definition of Material Adverse Effect

        Under the terms of the merger agreement, a "material adverse effect" means a material adverse effect on the assets, properties, business, results of operations or financial condition of the applicable company and its subsidiaries taken as a whole. However, the following are excluded in determining whether a material adverse effect has occurred or would reasonably be expected to occur for purposes of the conditions to the obligations of PCC and Star Acquisition and the conditions to the obligations of SPS, respectively, to complete the merger:

  •
  any event that results from the announcement or pendency of the merger, including disruptions to the businesses of the company and its subsidiaries and their employees, customers and suppliers; or

  •
  any event that generally affects the industries in which the company and its subsidiaries operate and does not affect the company and its subsidiaries in a materially disproportionate manner to other companies in the industries.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the completion of the merger, whether before or after adoption of the merger agreement by SPS shareholders:

  •
  by the mutual written consent of PCC, SPS and Star Acquisition;

  •
  by either of SPS, on the one hand, or PCC or Star Acquisition, on the other hand, by written notice to the other if:

  •
  the merger is not completed on or before May 16, 2004, except that this right to terminate the merger agreement is not available to any party whose willful failure to fulfill any material covenant or other material agreement under the merger agreement has resulted in the failure of the merger to occur on or before May 16, 2004;

    •
    any governmental entity has taken any action that becomes final and non-appealable and has the effect of permanently prohibiting the completion of the merger; or

    •
    the SPS shareholders have not adopted the merger agreement within 75 days after the later of (1) the date SPS mails the proxy statement/prospectus to the SPS shareholders, or (2) the date of the most recent supplemental proxy materials that SPS is legally required to distribute to its shareholders (except that this right to terminate the merger agreement is not available to any party whose willful failure to fulfill any material covenant or other material agreement under the merger agreement has been the cause of or resulted in the failure to receive the shareholder vote on or before the relevant date mentioned above).

  •
  by SPS, if:

  •
  the SPS board enters into a definitive agreement to effect a superior proposal, provided that SPS has delivered to PCC and Star Acquisition 48 hours prior written notice of its decision to terminate the merger agreement;

  •
  PCC or Star Acquisition have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, and such breach cannot be cured or has not been cured within 30 days after SPS has given written notice to PCC or Star Acquisition, as applicable, of the breach; or

  •
  on the closing date of the merger, the aggregate stock consideration in the merger would be less than 40% of the fair market value of the merger consideration determined based upon the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date, and PCC has not elected to increase the aggregate stock consideration as provided under the merger agreement.

  •
  by PCC or Star Acquisition, if:

  •
  SPS has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and such breach cannot be cured or has not been cured within 30 days after PCC or Star Acquisition has given written notice to SPS of the breach;

  •
  the SPS board withdraws, modifies or qualifies its approval of the merger agreement or its recommendation to SPS shareholders to vote in favor of the merger agreement or takes any action or makes any statement inconsistent with such approval or recommendation;

  •
  the SPS board adopts resolutions approving or otherwise authorizes or recommends any acquisition proposal other than by PCC or Star Acquisition or if the SPS board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

  •
  the per share last sale price of PCC common stock as reported by the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger is less than $21.09.

Payment of Termination Fee

        SPS will pay PCC a cash termination fee equal to $18 million if the merger agreement is terminated in any of the following circumstances:

  •
  by SPS in connection with entering into a definitive agreement to effect a superior proposal;

  •
  by PCC or Star Acquisition if the SPS board withdraws, modifies or qualifies its approval of the merger agreement or its recommendation that the SPS shareholders vote to adopt and approve the merger agreement;

  •
  by PCC or Star Acquisition if the SPS board takes any action or makes any statement inconsistent with its approval of the merger agreement or its recommendation that SPS shareholders vote to adopt and approve the merger agreement;

  •
  by PCC or Star Acquisition if the SPS board adopts resolutions approving, or otherwise authorizes or recommends, any acquisition proposal other than the merger or if the SPS board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer; or

  •
  by PCC or Star Acquisition if there has been a material breach by SPS of its obligations under the merger agreement related to the non-solicitation of other offers, and within 12 months after such termination SPS has entered into a definitive agreement to complete an acquisition pursuant to an acquisition proposal.

Amendment

        The merger agreement may be amended at any time before or after its adoption by the SPS shareholders by a written instrument signed by each of the parties to the merger agreement. However, once the merger agreement has been approved by the SPS shareholders, no amendment to the merger agreement can be undertaken which by law requires further approval by the SPS shareholders unless such approval has been obtained.

Extension and Waiver

        At any time before the completion of the merger, any of the parties to the merger agreement may to the extent legally permitted:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, but only if the obligations or acts are for the extending party's benefit and only if the extension is set forth in a writing executed by the extending party; or

  •
  waive compliance with any of the agreements of the other parties or any conditions to its own obligations, but only if the obligations, agreements or conditions are intended for the waiving party's benefit and only if the waiver is set forth in a writing executed by the waiving party.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        We prepared the following unaudited pro forma condensed combined financial statements and explanatory notes to give effect to the proposed merger and the completion of PCC's currently contemplated financing transactions related to the proposed merger. At the effective time of the proposed merger, SPS will be merged with and into a wholly-owned acquisition subsidiary of PCC. The transaction is being accounted for as a purchase business combination.

        In general, upon the effectiveness of the proposed merger, each share of SPS common stock (except those shares owned directly or indirectly by SPS or PCC) will be converted into, at the election of the SPS shareholder, 1.36 shares of PCC common stock or $43.00 in cash. Notwithstanding the individual elections of the SPS shareholders, adjustments will be made so that the aggregate consideration in the proposed merger will consist of approximately 50% cash and 50% PCC common stock. The merger consideration will also be adjusted to reflect appropriately any general changes in the capital structure of PCC or SPS occurring before the completion of the merger. In addition, PCC has the right to increase the exchange ratio for the stock portion of the merger consideration if the aggregate value of the shares of PCC common stock issuable in the merger is less than 40% of the aggregate value of the total merger consideration determined based on the per share last sale price of PCC common stock as reported on the New York Stock Exchange not later than 3:00 p.m., Eastern time, on the closing date of the merger. See "The Merger Agreement—Merger Consideration" beginning on page 67.

        In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, we prepared unaudited pro forma condensed combined statements of income for the year ended March 30, 2003 and the three months ended June 29, 2003 and an unaudited pro forma condensed combined balance sheet as of June 29, 2003 to reflect the proposed merger (treated as an acquisition of SPS) and the completion of PCC's currently contemplated financing transactions related to the proposed merger. See "The Merger—Proposed Financings" beginning on page 65. We prepared the following unaudited pro forma condensed combined financial statements based upon historical financial statements of PCC and SPS. PCC operates on a "Sunday nearest" reporting basis, meaning that PCC's fiscal year end is based on the Sunday nearest March 31 and PCC's fiscal quarters end on the Sundays nearest March 31, June 30, September 30 and December 31, respectively. SPS operates on a calendar quarter reporting basis. Additionally, the unaudited pro forma condensed combined financial statements reflect certain statement of income and balance sheet reclassifications made to conform SPS's presentations to those of PCC. We urge you to read the unaudited pro forma condensed combined financial statements in conjunction with:

  •
  PCC's historical audited consolidated financial statements for the year ended March 30, 2003 included in its most recent Annual Report on Form 10-K, as amended, and its unaudited condensed consolidated financial statements as of June 29, 2003 and for the three months ended June 29, 2003 included in its Quarterly Report on Form 10-Q for the three months ended June 29, 2003; and

  •
  SPS's historical audited consolidated financial statements for the year ended December 31, 2002 included in its most recent Annual Report on Form 10-K, and its unaudited condensed consolidated financial statements as of June 30, 2003 and for the three months ended June 30, 2003 included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

        We prepared the unaudited pro forma condensed combined statements of income using the historical consolidated statements of income for both PCC and SPS assuming the proposed merger and related transactions had each occurred on April 1, 2002. We prepared the unaudited pro forma condensed combined statement of income for the year ended March 30, 2003 by combining the historical audited consolidated statement of income of PCC and the historical audited statement of consolidated operations of SPS for the year ended December 30, 2002. We prepared the unaudited pro forma condensed combined statement of income for the three months ended June 29, 2003 by combining the historical unaudited consolidated statement of income of PCC for the three-month period ended June 29, 2003 and the historical unaudited statement of consolidated operations of SPS for the three-month period ended June 30, 2003. The unaudited pro forma condensed combined statements of income do not include the historical unaudited statement of consolidated operations of SPS for the three-month period ended March 31, 2003, which reflects net sales of $212.6 million and net income from continuing operations of $5.0 million. The unaudited pro forma condensed combined statements of income give effect to the costs associated with financing the proposed merger, including interest expense and amortization of deferred financing costs associated with PCC's currently contemplated financing transactions related to the proposed merger, and the impact of other purchase accounting adjustments.

        We prepared the unaudited pro forma condensed combined balance sheet by combining PCC's historical unaudited consolidated balance sheet as of June 29, 2003 and SPS's historical unaudited consolidated balance sheet as of June 30, 2003, adjusted to reflect the proposed merger and the completion of PCC's currently contemplated financing transactions related to the proposed merger, as if each had occurred at June 29, 2003.

        We prepared the unaudited pro forma condensed combined financial statements for illustrative purposes only. These financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited pro forma condensed combined financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the proposed merger or the result of final valuations of tangible and intangible assets and liabilities.

        Because of the proximity of this proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing SPS's tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. Following closing of the proposed merger, we will finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of SPS. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the unaudited pro forma condensed combined financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited pro forma condensed combined statements of income, and the effects cannot be quantified at this time.

        The proposed merger had not been completed as of the preparation of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Fiscal Year Ended March 30, 2003

	Historical		Pro Forma
	PCC	SPS (for the fiscal year ended December 31, 2002)	Adjustments	Notes	Combined
	(in millions, except per share data)
Net sales	$2,117.2	$830.3	$(8.9)	(1)	$2,938.6
Cost of goods sold	1,619.3	688.1	(8.9)	(1)	2,298.5
Selling and administrative expenses	190.8	99.2	—		290.0
Provision for restructuring	21.6	14.5	—		36.1
Other income (expense)	14.5	(1.8)	1.8	(2)	14.5
Interest expense, net	56.4	17.3	13.0	(2)(3)	86.7

Income before income taxes and minority interest	243.6	9.4	(11.2)		241.8
Provision for income taxes	83.4	3.3	(4.2)	(4)	82.5
Minority interest in earnings of consolidated entities	(0.8)	—	—		(0.8)

Net income from continuing operations	$159.4	$6.1	$(7.0)		$158.5

Net income per share from continuing operations (basic)	$3.04				$2.59
Net income per share from continuing operations (diluted)	$3.01				$2.56
Weighted average shares outstanding (basic)	52.4		8.8	(5)	61.2
Weighted average shares outstanding (diluted)	53.0		8.8	(5)	61.8

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended June 29, 2003

	Historical		Pro Forma
	PCC	SPS (for the three months ended June 30, 2003)	Adjustments	Notes	Combined
	(in millions, except per share data)
Net sales	$481.7	$214.2	$(1.6)	(1)	$694.3
Cost of goods sold	373.9	175.9	(1.6)	(1)	548.2
Selling and administrative expenses	39.9	25.2	—		65.1
Provision for restructuring	—	—	—		—
Other income (expense)	—	(0.1)	0.1	(2)	—
Interest expense, net	13.1	4.0	3.1	(2)(3)	20.2

Income before income taxes and minority interest	54.8	9.0	(3.0)		60.8
Provision for income taxes	20.3	2.9	(1.2)	(4)	22.0
Minority interest in earnings of consolidated entities	—	—	—		—

Net income from continuing operations	$34.5	$6.1	$(1.8)		$38.8

Net income per share from continuing operations (basic)	$0.65				$0.63
Net income per share from continuing operations (diluted)	$0.64				$0.62
Weighted average shares outstanding (basic)	52.8		8.8	(5)	61.6
Weighted average shares outstanding (diluted)	53.6		8.8	(5)	62.4

Unaudited Pro Forma Condensed Combined Balance Sheet
At June 29, 2003

	Historical		Pro Forma
	PCC	SPS (at June 30, 2003)	Adjustments	Notes	Combined
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$35.0	$68.6	$(30.0)	(6)	$73.6
Receivables	314.6	140.0	—		454.6
Inventories	376.7	163.7	—		540.4
Prepaid expenses	16.6	7.7	—		24.3
Income tax receivable	21.3	—	22.2	(7)	43.5
Deferred income taxes	39.4	21.3	—		60.7

Total current assets	803.6	401.3	(7.8)		1,197.1

Property, plant and equipment, net	592.7	216.4	—		809.1
Goodwill	992.9	212.9	263.1	(8)	1,468.9
Acquired intangible assets	8.1	—	—		8.1
Deferred income taxes	26.4	—	(6.8)	(7)	19.6
Other assets	70.8	20.7	8.4	(9)	99.9

	$2,494.5	$851.3	$256.9		$3,602.7

Liabilities and Shareholders' Investment
Current liabilities:
Short-term borrowings	$75.6	$1.7	$25.0	(10)	$102.3
Long-term debt, currently due	80.1	11.0	(7.6)	(11)	83.5
Accounts payable	211.3	74.4	—		285.7
Accrued liabilities	204.9	65.3	—		270.2
Income taxes payable	33.5	1.4	—		34.9

Total current liabilities	605.4	153.8	17.4		776.6

Long-term debt	528.4	209.9	336.4	(11)	1,074.7
Pension and other postretirement benefit obligations	204.8	84.2	(6.0)	(7)	283.0
Deferred income taxes	—	21.1	1.4	(12)	22.5
Other long-term liabilities	43.1	16.1	(16.6)	(7)(12)	42.6
Shareholders' investment:
Common stock	52.9	7.3	1.5		61.7
Paid-in-capital	230.8	128.4	151.2		510.4
Common stock in treasury	—	(32.8)	32.8		—
Retained earnings	882.4	312.3	(312.5)	(12)	882.2
Accumulated other comprehensive loss	(53.3)	(49.0)	51.3	(12)	(51.0)

Total shareholders' investment	1,112.8	366.2	(75.7)	(13)	1,403.3

	$2,494.5	$851.3	$256.9		$3,602.7

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.

(1)
Adjustments to eliminate SPS sales to PCC.

(2)
The adjustments reflect reclassifications to SPS's financial statements to conform to PCC's presentation, as follows:

	Year Ended March 30, 2003	Three Months Ended June 29, 2003
Other income (expense)	$1.8	$0.1
Interest expense, net	1.8	0.1
(3)
Interest expense was adjusted to reflect the following:

	Year Ended March 30, 2003	Three Months Ended June 29, 2003
Interest expense on new debt	$26.4	$6.6
Amortization of financing costs	1.8	0.5
Elimination of interest expense on SPS debt	(16.9)	(4.1)
Elimination of amortization of SPS financing fees	(0.1)	—
Reclassification (see note 2)	1.8	0.1

Total adjustment to interest expense	$13.0	$3.1

  Interest expense on the new debt is calculated as follows:

Debt Instrument	Average Principal	Average Rate	Year Ended March 30, 2003	Three Months Ended June 29, 2003
Receivables securitization	$25.0	1.70%	$0.4	$0.1
Senior bank credit facilities	227.9	2.50%	5.7	1.4
New senior notes	300.0	6.75%	20.3	5.1

Total adjustment to interest expense			$26.4	$6.6

  The average interest rate on the receivables securitization was computed using LIBOR of 1.25% plus a spread of 45 basis points. The average interest rate on the senior bank credit facilities was computed using LIBOR of 1.25% plus a spread of 125 basis points. The average interest rate on the new senior notes was computed using the yield on the 10-year Treasury note of 4.5% plus a spread of 225 basis points.

(4)
The provision for income taxes was adjusted to reflect the income tax expense (benefit) associated with the pro forma adjustments to interest expense by applying a 35.0% rate to the SPS interest expense eliminations and a 35.0% rate to the interest and fees associated with the new debt issuance.

(5)
The purchase price adjustments reflect the assumed issuance of 8,798,129 shares of PCC common stock to SPS shareholders using the exchange ratio of 0.68 based on 12,938,425 shares of SPS common stock outstanding at June 30, 2003.

(6)
The purchase price adjustments reflect the assumed issuance of 8,798,129 shares of PCC common stock to SPS shareholders using the exchange ratio of 0.68 based on 12,938,425 shares of SPS common stock outstanding at June 30, 2003. The fair value of the PCC shares assumed to be issued is based on a per share value of $32.77, which was the closing price of PCC's common stock on the NYSE on August 15, 2003, the last trading day before the public announcement of the proposed merger. The purchase price adjustments also reflect the payment of cash based on multiplying $21.50 by the number of shares of SPS common stock outstanding at June 30, 2003, and the use of $30.0 million of SPS cash to repay amounts outstanding under SPS's bank credit agreement (see note 11). All other cash used to finance the purchase and repay the notes outstanding under SPS's existing note purchase agreements will be generated from the proceeds of the PCC new debt as discussed below (see note 11).

  For purposes of the pro forma financial information, the following table presents the assumptions used.

Cash paid	$278.2
Fair value of PCC common stock to be issued	288.4
Estimated acquisition-related costs, net of tax benefits	54.4
Stock option payments, net of tax benefits	8.3

Total purchase price	$629.3

  The actual amount of cash paid and number of shares of PCC common stock to be issued will be based on the actual number of shares of SPS common stock outstanding at the completion date.

  The estimated acquisition-related costs consist primarily of severance costs, banking, legal, accounting and debt retirement fees, and other directly related charges.

  The planning process for the integration of SPS's operations may result in additional accruals for severance costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

  The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of SPS and is for illustrative purposes only. This allocation is preliminary and based on SPS's assets and liabilities as of June 30, 2003.

Net tangible assets	$153.3
Goodwill	476.0

Total purchase price	$629.3

  Net tangible assets consist of $851.3 million of total assets less $485.1 million of total liabilities recorded on the SPS historical financial statements as of June 30, 2003, adjusted for the elimination of SPS's historical goodwill of $212.9 million.

  Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed combined consolidated statements of income do not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets.

(7)
Deferred income taxes, income taxes receivable, pension and other postretirement benefit obligations and other long-term liabilities were adjusted for the tax benefits associated with deferred compensation and SERP liabilities that will be paid pursuant to the merger agreement.

(8)
The adjustment to goodwill represents $476.0 million of goodwill resulting from the preliminary purchase price allocation, offset in part by the elimination of SPS's historical goodwill of $212.9 million.

(9)
The adjustment to other assets includes the capitalization of $8.8 million of financing costs and the write-off of $0.4 million of existing SPS financing fees.

(10)
Short-term borrowings were adjusted to reflect $25.0 million of proceeds from PCC's receivables securitization.

(11)
Long-term debt was adjusted to reflect the following:

Proceeds from new 10-year senior notes	$300.0
Proceeds from new senior bank credit facilities	227.9
Repayment of SPS's note purchase agreements	(169.1)
Use of SPS cash to repay SPS's bank credit agreement	(30.0)

328.8
Portion of SPS debt repayment classified as current	7.6

Total adjustment to long-term debt	$336.4

  The adjustment assumes the issuance of new senior notes in lieu of utilization of PCC's committed bridge facility. The adjustment also assumes the repayment of notes outstanding under SPS's existing note purchase agreements. PCC may instead elect to assume the debt outstanding under SPS's existing note purchase agreements, which would have the effect of reducing the amount borrowed by PCC under its committed credit facilities.

(12)
Deferred income taxes, other long-term liabilities, retained earnings and other comprehensive income were adjusted to reflect the elimination of interest rate swaps associated with SPS debt instruments that will be repaid upon completion of the merger.

(13)
The pro forma adjustment represents the elimination of SPS's shareholders' investment accounts and the issuance of 8,798,129 shares of PCC common stock at fair market value of $32.77 per share, which was the closing price of PCC's common stock on the NYSE on August 15, 2003, the last trading day before the public announcement of the proposed merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information pertaining to the voting securities of SPS beneficially owned, as of September 11, 2003, by (1) each person known to SPS to be the beneficial owner of more than 5% of the outstanding shares SPS common stock, (2) each director and named executive officer of SPS and (3) all of SPS's directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner is c/o SPS Technologies, Inc., Two Pitcairn Place, Suite 200, 165 Township Line Road, Jenkintown, Pennsylvania 19046.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Owned(2)
5% Holders
Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli International Limited, Gabelli & Company, Inc., Gabelli Group Capital Partners, Inc. and Mario J. Gabelli(3) One Corporate Center Rye, NY 10580-1434	3,871,199	29.6%
Tinicum Investors, RIT Capital Partners plc, Putnam L. Crafts, Jr., and Eric M. Ruttenberg(4)(5) 990 Stewart Avenue Garden City, NY 11530	2,005,958	15.4%
Wachovia Corporation(6) One Wachovia Center Charlotte, NC 28288-0137	863,928	6.6%
Directors and Executive Officers
Charles W. Grigg(7)	339,192	2.6%
Richard W. Kelso(8)	6,356	*
James F. O'Connor(9)	8,716	*
Eric M. Ruttenberg(10)	13,198	*
Raymond P. Sharpe(11)	11,440	*
John S. Thompson(12)	103,000	*
Harry J. Wilkinson	103,560	*
James W. Zug	5,137	*
Thomas S. Cross(13)	14,429	*
James D. Dee(14)	24,680	*
William M. Shockley(15)	55,396	*
Margaret B. Zminda(16)	13,784	*
All executive officers and directors as a group (13 persons)	704,117	5.3%

*
Less than 1%.

(1)
In accordance with the requirements of Rule 13d-3 under the Securities Exchange Act of 1934, which provides that the beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power with respect to such security, or has the right to acquire such voting power or investment power through the exercise of an option, warrant or right within 60 days. Each of the individuals named in the table exercises sole voting and dispositive power over the shares beneficially owned by that individual, except as disclosed in the notes below.

(2)
For purposes of calculating the percentage of the outstanding shares of SPS common stock on September 11, 2003 for each listed person, the number of shares of SPS common stock includes shares that may be acquired by such person within 60 days of September 11, 2003 through the exercise of vested stock options. As of September 11, 2003, there were 13,071,938 shares of SPS common stock outstanding.

(3)
Based on information supplied by the named entities in a joint filing on Schedule 13D dated June 3, 2002, with the Securities and Exchange Commission. According to such information, the named entities held sole, shared or no voting and dispositive power over the shares as follows: Gabelli Funds, LLC—528,500 shares (sole voting and dispositive power); GAMCO Investors, Inc.—3,241,099 (sole voting and dispositive power) and 84,500 shares (no voting and sole dispositive power); Gabelli International Limited—2,600 (sole voting and dispositive power); Gabelli & Company, Inc.—500 shares (sole voting and dispositive power); and Gabelli Group Capital Partners, Inc.—1,000 shares (sole voting and dispositive power). Mr. Mario J. Gabelli is the majority stockholder of Gabelli Group Capital Partners, Inc. (the ultimate parent company of Gabelli Funds, LLC and GAMCO Investors, Inc.) and individually owns 13,000 shares (sole voting and dispositive power) of SPS common stock.

(4)
Based on information supplied by PCC in a filing on Schedule 13D dated August 16, 2003, with the Securities and Exchange Commission. PCC entered into voting agreements, dated August 16, 2003, pursuant to the terms of which SPS shareholders holding 2,400,242 shares of SPS common stock have agreed with PCC to vote the shares held or acquired by such persons before the special meeting in favor of the adoption and approval of the merger agreement. According to the filed Schedule 13D, PCC held sole voting or dispositive power over the shares as follows: 2,400,242 shares (sole voting power) and 20 shares (sole dispositive power). These shares include all of the shares described in note (5).

(5)
Based on information supplied by the named entities in a joint filing on Schedule 13D dated January 24, 1997, with the Securities and Exchange Commission, as updated by the named entities through August 20, 2003. According to this information, the named entities held sole, shared or no voting and dispositive power over the shares as follows: Tinicum Investors—1,528,138 shares (sole voting and dispositive power); RIT Capital Partners plc—264,622 shares (sole voting and dispositive power); and Putnam L. Crafts, Jr.—200,000 shares (sole voting and dispositive power). Eric M. Ruttenberg, a director of the Company, is a general partner of Tinicum Investors and has sole voting and dispositive power over 13,198 shares (which includes 5,486 shares which Mr. Ruttenberg has the right to acquire within 60 days from September 11, 2003, but does not include 940 options granted to Mr. Ruttenberg which are currently not exercisable, but will become exercisable upon consummation of the transactions contemplated by the merger agreement) included in the above total. The named entities entered into voting agreements with PCC with respect to these shares in connection with the execution of the merger agreement as described in note (4).

(6)
Based on information supplied by the named entity in a filing on Schedule 13G dated February 12, 2003, with the Securities and Exchange Commission. According to this information, the named entity held sole, shared or no voting and dispositive power over the shares as follows: 32,000 shares (sole voting and shared dispositive power); 800 shares (sole voting and sole dispositive power); 823,500 shares (no voting and shared dispositive power); 7,580 shares (sole voting and no dispositive power); and 48 shares (no voting and sole dispositive power). Wachovia Corporation filed the Schedule 13G as the parent company of Wachovia Securities, Inc. and Wachovia Bank, National Association. Wachovia Securities, Inc. is an investment advisor for mutual funds or other clients. The securities reported by Wachovia Securities, Inc. are beneficially owned by these mutual funds or other clients. Wachovia Bank, National Association holds the securities reported in a fiduciary capacity for its customers.

(7)
Includes 135,822 shares which Mr. Grigg has the right to acquire within 60 days from September 11, 2003 and 33,000 shares held by Mr. Grigg's spouse.

(8)
Includes 486 shares which Mr. Kelso has the right to acquire within 60 days from September 11, 2003.

(9)
Includes 2,008 shares which Mr. O'Connor has the right to acquire within 60 days from September 11, 2003.

(10)
The indicated shares of SPS common stock are beneficially owned directly by Mr. Ruttenberg. Mr. Ruttenberg is a general partner of Tinicum Investors, a Delaware partnership, that had direct beneficial ownership of 1,528,138 shares of SPS common stock as of August 20, 2003. Based on understandings with certain other beneficial owners of SPS common stock described in a Statement on Schedule 13D dated August 16, 2003, as updated by the named entities through August 20, 2003, Mr. Ruttenberg and Tinicum may be deemed to have indirect beneficial ownership of an additional 464,622 shares of SPS common stock beneficially owned directly by such other beneficial owners as of August 20, 2003. Mr. Ruttenberg disclaims beneficial ownership of any shares of SPS common stock beneficially owned directly by Tinicum or these other beneficial owners. Includes 5,486 shares which Mr. Ruttenberg has the right to acquire within 60 days from September 11, 2003, but does not include 940 options granted to Mr. Ruttenberg which are currently not exercisable but will become exercisable upon consummation of the transactions contemplated by the merger agreement.

(11)
Includes 5,132 shares which Mr. Sharpe has the right to acquire within 60 days from September 11, 2003.

(12)
Includes 83,000 shares which Mr. Thompson has the right to acquire within 60 days from September 11, 2003.

(13)
Includes 13,700 shares which Mr. Cross has the right to acquire within 60 days from September 11, 2003.

(14)
Includes 19,000 shares which Mr. Dee has the right to acquire within 60 days from September 11, 2003.

(15)
Includes 33,910 shares which Mr. Shockley has the right to acquire within 60 days from September 11, 2003.

(16)
Includes 13,000 shares which Ms. Zminda has the right to acquire within 60 days from September 11, 2003.

        PCC's Form 10-K for the fiscal year ended March 30, 2003, as amended, which is incorporated by reference into this proxy statement/prospectus, contains information regarding the security ownership of certain beneficial owners and management of PCC. That information is incorporated into the Form 10-K by reference to the sections entitled "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Directors and Executive Officers" included in PCC's proxy statement on Schedule 14A filed on July 7, 2003. See "Where You Can Find More Information" beginning on page 108.

MANAGEMENT OF THE SURVIVING ENTITY AFTER THE MERGER

        At the effective time of the merger, the managers and officers of Star Acquisition, LLC immediately before the effective time will become the managers and officers of the surviving company in the merger.

MANAGEMENT OF PCC AFTER THE MERGER

        The management of PCC after the merger will remain unchanged. PCC's Form 10-K for the fiscal year ended March 30, 2003, as amended, which is incorporated by reference into this proxy statement/prospectus, contains information regarding PCC's directors and executive officers. Some of that information is incorporated into the Form 10-K by reference to PCC's proxy statement on Schedule 14A filed on July 7, 2003. See "Where You Can Find More Information" beginning on page 108.

COMPARISON OF SHAREHOLDER RIGHTS

        When the merger is complete, SPS shareholders whose shares are converted into PCC common stock will become PCC shareholders. We believe that the description below covers the material differences between the rights of PCC shareholders and SPS shareholders, but it may not contain all information important to you. The description is qualified in its entirety by reference to the respective articles of incorporation, bylaws and rights agreements of PCC and SPS, all of which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 108.

        The rights of SPS shareholders are currently governed by the Pennsylvania Business Corporation Law and SPS's articles of incorporation and by-laws. After the merger, rights of SPS shareholders who receive PCC common stock will be governed by the Oregon Business Corporation Act and PCC's articles of incorporation and bylaws.

Removal of Directors

        PCC.    Under Oregon law, shareholders may remove a director with or without cause unless the articles of incorporation provide that shareholders may remove directors only for cause. Shareholders may remove a director only at a meeting expressly called for the purpose of removing the director.

        PCC's articles of incorporation and bylaws provide that directors may be removed without cause at a meeting of shareholders called expressly for that purpose, by the vote of the holders of 75% or more of the shares entitled to vote and that shareholders may remove directors with cause at a meeting called expressly for that purpose.

        An Oregon court may remove a director from office in a proceeding commenced by the corporation or its shareholders holding at least 10% of the shares of any class if the court determines that:

  •
  the director engaged in fraudulent or dishonest conduct or gross abuse of authority with respect to the corporation; and

  •
  removal is in the best interest of the corporation.

        SPS.    Because SPS's by-laws create a classified board and its articles of incorporation do not provide otherwise, SPS's shareholders may remove directors only for cause. Under Pennsylvania law, upon application of any shareholder or director, a court may remove a director from office in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the corporation or for any other proper cause.

        Accordingly, it is less difficult for shareholders of PCC to remove a member of its board of directors than it is for the shareholders of SPS to remove one of its directors.

Derivative Actions

        PCC.    Oregon law allows derivative suits if, among other things, the complaint alleges with particularity the demand made, if any, to obtain action by the board and that the demand was refused or ignored or why a demand was not made.

        SPS.    While Pennsylvania law is similar to Oregon law, if an action is instituted by holders of less than 5% of the shares of a class of stock of the corporation, unless the shares held have an aggregate fair market value above $200,000, the corporation can require plaintiffs to provide security for its reasonable expenses.

        Thus, PCC and SPS shareholders generally have the same rights to initiate a derivative action, except that SPS shareholders could be required to provide security for the reasonable expenses of the corporation in connection with such action.

Power to Call Special Meetings of Shareholders

        PCC.    Oregon law provides that a special meeting of shareholders may be called by:

  •
  the board of directors;

  •
  the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting; or

  •
  persons specified in the articles of incorporation or bylaws.

        SPS.    Under Pennsylvania law, a special meeting of shareholders may be called in the same manner as under Oregon law, except that Pennsylvania requires a special meeting to be called by holders of 20% or more of the votes entitled to be cast at the special meeting.

        Accordingly, PCC shareholders generally have greater ability to call a special meeting of shareholders than do SPS shareholders.

Cumulative Voting Rights

        In an election of directors under cumulative voting, each share is entitled to a number of votes equal to the number of directors to be elected. A shareholder may cast all votes for a single candidate or allocate them among candidates.

        Neither Oregon law nor PCC's articles of incorporation grant shareholders the right to cumulate votes. Pennsylvania law and SPS's by-laws grant shareholders cumulative voting rights in all elections for directors. Thus, SPS shareholders have more flexibility in voting their shares for the election of directors.

Notice Provisions for Shareholder Nominations and Proposals

        PCC.    PCC's bylaws require a shareholder to give timely notice of a shareholder proposal in writing to PCC's secretary to properly bring the proposal before an annual meeting. To be timely, the notice generally must be delivered to or mailed and received at PCC's principal executive office not less than 50 days nor more than 75 days before the meeting. PCC's bylaws require the notice to include:

  •
  one or more matters appropriate for shareholder action that the shareholder proposes to bring before the meeting;

  •
  a brief description of the matters and the reasons for conducting the business at the meeting;

  •
  the name and record address of the shareholder;

  •
  the class and number of shares that the shareholder owns or is entitled to vote; and

  •
  any material interest of the shareholder in such matters.

        To nominate directors, PCC's bylaws generally require a shareholder to deliver notice to PCC's secretary not less than 50 days nor more than 75 days before the date of an annual meeting of shareholders. PCC's bylaws require the notice to include:

  •
  as to each nominee whom the shareholder nominates for election or re-election as a director:

  •
  the name, age, business address and residence address of the nominee;

  •
  the principal occupation or employment of the nominee;

  •
  the class and number of shares of PCC's stock that the nominee beneficially owns; and

  •
  any other information about the nominee that is required in a proxy statement soliciting proxies for the election of the nominee; and

  •
  as to the shareholder giving the notice:

  •
  the name and record address of the shareholder; and

  •
  the class and number of shares of PCC's stock that the shareholder beneficially owns.

        SPS.    SPS's by-laws generally require a shareholder to deliver notice of a shareholder proposal in writing to SPS's secretary not less than 60 days before the date of the meeting of shareholders to be timely. The notice must include:

  •
  the text of the proposal;

  •
  a brief statement of the reasons that the shareholder favors the proposal;

  •
  the shareholder's name and address of record;

  •
  a representation that the shareholder is entitled to vote at the meeting and intends to appear in person or by proxy;

  •
  the number and class of all shares of stock of the corporation that the shareholder beneficially owns; and

  •
  any material interest of the shareholder in the proposal (other than as a shareholder).

        To nominate directors, SPS's by-laws generally require a shareholder to deliver notice of a nomination of a director to SPS's secretary not less than 60 days in advance of the meeting at which the election will take place. SPS's by-laws require the notice to include:

  •
  the shareholder's name and address of record;

  •
  a representation that the shareholder is entitled to vote at the meeting and intends to appear in person or by proxy;

  •
  the nominee's name, age, business and residence address and principal occupation;

  •
  a description of any arrangement or understanding between the shareholder and each nominee;

  •
  all information required to be included in a proxy statement soliciting proxies for the election of the nominee;

  •
  a signed consent of each nominee to serve as director if elected; and

  •
  any other information that the board reasonably requires to determine the nominee's eligibility and qualifications to serve as a director.

        Accordingly, PCC and SPS shareholders generally have the same ability to propose a matter to be acted upon at a meeting of shareholders and to nominate directors.

Amendment of Articles of Incorporation

        PCC.    Oregon law provides that, to amend a corporation's articles of incorporation, the board of directors must adopt a resolution that sets forth the proposed amendment and directs that it be submitted to the shareholders for approval. To amend the articles of incorporation, a quorum of shareholders must exist and the votes cast favoring the amendment must exceed the votes cast opposing the amendment. However, if the amendment creates dissenters' rights, a majority of the votes entitled to be cast is required to approve the amendment. A company's articles of incorporation or board of directors may impose supermajority voting requirements with respect to a proposed amendment.

        PCC's articles of incorporation require the affirmative vote of the holders of 75% or more of the shares entitled to vote at an election of directors to amend the provision of PCC's articles of incorporation that allows shareholders to remove directors without cause. In addition, to amend the provision of PCC's articles of incorporation regarding amendments to the bylaws proposed by shareholders, PCC's articles require the affirmative vote of the holders of 75% or more of the shares entitled to vote on a proposal and 51% or more of the shares entitled to vote at an election of directors.

        As discussed below, PCC's articles of incorporation generally require the affirmative vote of the holders of 80% or more of the shares entitled to vote to approve a merger with, sale of assets to, or other significant transaction with a company or person that owns 15% or more of a class of PCC's voting stock. An amendment to this provision must be approved by the same percentage of shares required to approve the transaction.

        PCC's articles of incorporation designate the rights and preferences of PCC's preferred stock that could be issued by PCC if a certain triggering event occurs under its rights agreement. If the rights become exercisable, the articles of incorporation cannot be amended in a manner that alters or changes the preferences, limitations and rights of the preferred stock without the affirmative vote of the holders of a majority of the outstanding shares of the preferred stock voting separately as a class.

        SPS.    SPS's articles of incorporation provide that they may be amended in accordance with Pennsylvania law. Adoption of an amendment requires:

  •
  the affirmative vote of a majority of the shares entitled to vote; and

  •
  if any class is entitled to vote on the amendment as a class, the affirmative vote of a majority of the shares in each class entitled to vote.

Under Pennsylvania law, the board of directors may propose an amendment to the articles of incorporation. Because SPS is a registered corporation as defined by Pennsylvania law, its shareholders are not entitled to propose amendments to the articles of incorporation.

        Accordingly, SPS shareholders have more or less ability than PCC shareholders, depending upon the type of amendment proposed by the board of directors, to vote to amend their respective articles of incorporation.

Amendment of Bylaws

        PCC.    Under Oregon law, the board of directors or shareholders may amend or repeal a corporation's bylaws unless the articles of incorporation reserve the power to amend the bylaws exclusively to the shareholders, or the shareholders, in amending or repealing a particular bylaw, expressly provide that the board of directors may not amend or repeal that bylaw.

        PCC's articles of incorporation grant the board of directors the power to amend or repeal any bylaw or to adopt new bylaws. The articles of incorporation also provide that a shareholder proposal to amend or repeal any bylaw must receive the affirmative vote of the holders of (1) 75% or more of the shares entitled to vote on the proposal and (2) at least 51% of the shares entitled to vote at an election of directors.

        SPS.    Pennsylvania law allows shareholders to amend or repeal a company's by-laws. Generally, however, a company's by-laws may vest the power to amend the by-laws in the board of directors, subject to the power of the shareholders to change the board's action.

        SPS's by-laws provide that the SPS board or the shareholders may amend the by-laws at any annual, regular or special meeting, except that certain sections of the by-laws may be amended or repealed only by shareholders. Shareholders owning 80% or more of the outstanding capital stock of the corporation must approve an amendment to:

  •
  the provision in SPS's by-laws that requires shareholders owning at least 80% of SPS's outstanding capital stock to approve a sale of the company's assets to or a merger of the company with another company (and similar transactions); and

  •
  the provision that governs amendments to the by-laws.

A majority of shares must approve an amendment to the provision of SPS's by-laws that provides for shareholder nominations of directors.

        Thus, SPS shareholders have greater ability to amend the by-laws than PCC shareholders and have protection against certain amendments to the by-laws by the SPS board.

Appraisal/Dissenters' Rights

        PCC.    Under Oregon law, a shareholder of a corporation participating in certain major corporate transactions may be entitled to dissenters' rights. Dissenters' rights allow a shareholder to receive cash in the amount of the fair market value of the shares held by the shareholder (as determined by a court or by agreement) instead of the consideration that the shareholder would otherwise receive in the transaction. Because PCC's articles of incorporation do not provide otherwise and because dissenters' rights do not apply to holders of shares registered on a national securities exchange, holders of PCC's shares do not have dissenters' rights.

        SPS.    Pennsylvania law provides that shareholders of a corporation have the right to receive "fair value" for their shares in similar significant corporate transactions. These appraisal rights are not available, however, for any class of stock listed on a national securities exchange unless:

  •
  the shares being converted are shares of any preferred or special class of stock, unless the articles of incorporation or the terms of the transaction entitle all holders of the shares of the preferred or special class to vote on the transaction and require the approval of the affirmative vote of a majority of the votes cast by all shareholders of the preferred or special class; or

  •
  the transaction provides for disparate treatment for shares of the same class or series; and

  •
  the shares are a group of a class or series which are to receive the same special treatment in the transaction; and

  •
  the group is not entitled to a vote as a special class for such transaction.

        Thus, neither PCC shareholders nor SPS shareholders generally have appraisal or dissenters' rights in connection with major corporate transactions.

Liability of Directors

        PCC.    PCC's articles of incorporation limit the liability of directors to the maximum extent permissible under Oregon law. Under Oregon law, a corporation's articles of incorporation may not eliminate or limit the liability of the director for:

  •
  a breach of the director's duty of loyalty;

  •
  an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  an unlawful distribution as defined under the Oregon Business Corporation Act; or

  •
  a transaction from which the director derived an improper personal benefit.

        SPS.    SPS's articles limit the liability of directors to the extent permitted by Pennsylvania law. Pennsylvania law permits a corporation to limit the personal liability of its directors for monetary damages unless:

  •
  the directors breached or failed to perform their duties; and

  •
  the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

A Pennsylvania corporation is not permitted to eliminate personal liability where the liability of a director arises under a criminal statute or is for the payment of taxes arising under a federal, state or local law.

        Therefore, both PCC and SPS have eliminated the personal liability of their directors to the fullest extent permitted by applicable law.

Indemnification of Directors and Officers

        PCC.    PCC's bylaws require PCC to indemnify a present or former director or officer or fiduciary of an employee benefits plan to the extent permitted by law. Oregon law requires a company to indemnify its present or former directors and officers if they are wholly successful in the defense of certain claims. Oregon law permits a company to indemnify its present or former directors and officers, if:

  •
  the conduct of the individual was in good faith;

  •
  the individual reasonably believed that his or her conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

  •
  in the case of a criminal proceeding, the individual had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify a director or officer under Oregon law in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

        SPS.    Pennsylvania law provides mandatory indemnification rights to officers and directors similar to those provided by Oregon law. However, under Pennsylvania law, an officer or director may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed.

        Pennsylvania law permits a company to indemnify its officers or directors in a manner similar to Oregon law. Unlike Oregon law, however, Pennsylvania law expressly permits indemnification in the case of actions by or in the right of the corporation in certain circumstances. Unlike PCC's governing documents, SPS's by-laws generally require disputes related to indemnification to be decided by arbitration.

        Therefore, although both PCC and SPS both indemnify their respective directors and officers, SPS directors and officers are entitled to slightly more indemnification protection as SPS will still partially indemnify a director or officer in the event they are found liable for one or more counts of an action.

Anti-Takeover Provisions

  Business Combination Acts

        PCC.    Oregon's Business Combination Act generally provides that if a person or entity acquires 15% or more of the outstanding voting stock of an Oregon corporation, the corporation and the person or entity (or any affiliated entity of the person or entity) may not engage in the following transactions for three years following the date that the person became a 15% or greater shareholder:

  •
  a merger or plan of share exchange;

  •
  a sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and

  •
  specified transactions that result in the issuance or transfer of capital stock of the corporation to the 15% or greater shareholder.

These restrictions do not apply if:

  •
  the 15% or greater shareholder, as a result of the transaction in which the person became a shareholder, owns at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by directors who are also officers and specified employee benefit plans;

  •
  the board of directors approves the business combination or the transaction that resulted in the shareholder becoming a 15% or greater shareholder before the shareholder acquires 15% or more of the corporation's voting stock; or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, disregarding shares owned by the 15% or greater shareholder, approve the business combination after the 15% or greater shareholder acquires 15% or more of the corporation's voting stock.

        SPS.    Pennsylvania law is similar to Oregon law, except that it applies to the following types of transactions with a shareholder who owns more than 20% of the company's stock entitled to elect directors:

  •
  a merger or consolidation, a share exchange or certain sales of assets involving a corporation or its subsidiary and a shareholder of the corporation;

  •
  a division of the corporation, if an interested shareholder is to receive a disproportionate amount of any of the securities of any corporation surviving or resulting from the division;

  •
  a voluntary dissolution of the corporation, if any shareholder is to be treated differently from others holding shares of the same class; or

  •
  a reclassification of shares, if any shareholder's percentage of voting or economic share interest in the corporation is materially increased relative to substantially all other shareholders.

        The special vote is not required if:

  •
  the transaction being proposed has been approved by the corporation's board of directors, excluding directors affiliated with or nominated by the interested shareholder if first elected as a director within 24 months of the date of the vote on the proposed transaction;

  •
  the consideration received for each class of stock owned by the interested shareholder is at least as high as the highest consideration paid for that class by the interested shareholder; or

  •
  the transaction is a merger or consolidation involving a parent corporation which owns at least 80% of each class of the stock of each other constituent corporation.

        Pennsylvania law also prohibits a corporation from engaging in a business combination with an interested shareholder unless:

  •
  the board of directors of the corporation gives prior approval to the proposed transaction or gives prior approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors;

  •
  the interested shareholder owns at least 80% of the stock of the corporation entitled to vote in an election of directors and, no earlier than three months after the interested shareholder reaches the 80% ownership level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum "fair price" for their shares in the transaction;

  •
  holders of all outstanding common stock approve the transaction;

  •
  no earlier than five years after the interested shareholder reached the 20% ownership level, a majority of the remaining shares entitled to vote in an election of directors approve the transaction; or

  •
  no earlier than five years after the interested shareholder reached the 20% ownership level, a majority of all the shares approve the transaction, all shareholders receive a minimum fair price for their shares and certain other conditions are met.

  Control Share Acts

        PCC.    Oregon's Control Share Act provides that "control shares" of a corporation have no voting rights except as granted by the shareholders of the corporation. Control shares are shares that, when added to shares then owned or controlled by a shareholder, increase the shareholder's control of voting power above one of three thresholds:

  •
  more than one-fifth;

  •
  more than one-third; or

  •
  more than one-half of the outstanding voting power of the corporation.

        A majority of the votes cast by holders of shares entitled to vote, excluding shares voted or controlled by the acquiring person and officers and directors, must approve voting rights for control shares. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party, or other transactions described in the Oregon Control Share Act.

        Unless otherwise provided in a corporation's articles of incorporation or bylaws, if control shares are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters'

rights and are entitled to obtain the "fair value" of the holder's shares. Fair value means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

        SPS.    Pennsylvania law similarly prevents an owner of control shares from voting the shares in certain circumstances. SPS, however, amended its by-laws to avoid application of the control share provisions.

  Other Constituency Statutes

        PCC.    In evaluating a tender offer or proposal to merge or consolidate the company with another corporation or to acquire all or substantially all of the assets of the corporation, Oregon law allows directors of the corporation to consider:

  •
  social, legal and economic effects on employees, customers and suppliers of the corporation;

  •
  communities and geographical areas where the corporation and its subsidiaries operate;

  •
  the economy of the state and nation;

  •
  long-term and short-term interests of the corporation and its shareholders; and

  •
  other relevant factors.

        SPS.    While Pennsylvania law is similar to Oregon law by allowing directors to consider constituencies other than shareholders in evaluating significant proposed transactions, Pennsylvania law expressly provides that directors do not need to regard any corporate interest or the interests of any particular group as dominant or controlling in their determination.

  Charter Documents

        PCC's articles of incorporation in certain circumstances require the affirmative vote of holders of 80% or more of the shares entitled to elect directors to approve a significant corporate transaction with a company that owns 15% or more of any class of PCC's voting stock. SPS's by-laws require the affirmative vote of shareholders owning at least 80% of the company's capital stock to engage in a similar, significant corporate transaction, regardless of the share ownership of the other party.

  Rights Agreements

        PCC.    Pursuant to PCC's rights agreement, PCC declared a dividend of one right for each outstanding share of common stock. A right entitles the holder to purchase one one-hundredth of a share of a series of preferred stock for $200, subject to adjustment. Generally, if another company or person becomes an "acquiring person" under the rights agreement, each right, except rights owned by the acquiring person, becomes exercisable for a number of shares of common stock (in lieu of the preferred stock) worth twice the amount of the exercise price of the right. For example, if the exercise price were $200 per right, each right not owned by the acquiring person would allow the holder to purchase $400 worth of PCC common stock for $200.

        The rights will be attached to the certificates representing each share of PCC common stock issued in the merger, and no separate rights certificates will be distributed. Rights separate from the common stock if a triggering event occurs under the rights agreement. Until then, rights are evidenced by and transferred with common stock certificates that contain a legend incorporating the rights agreement by reference. The surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the stock. The rights expire at the close of business on December 16, 2008, unless earlier redeemed by PCC.

        Under PCC's rights agreement, a company or person may become an "acquiring person" in three different ways:

  •
  the company or person acquires or obtains the right to acquire from shareholders 15% or more of PCC's common stock;

  •
  the company or person owns 10% or more of PCC's common stock and PCC's board determines, pursuant to the rights agreement, that the owner is an "adverse person"; or

  •
  the company or person commences a tender offer or exchange offer that would result in owning 15% or more of PCC's outstanding common stock.

        SPS.    SPS's rights agreement is similar to PCC's. However, under SPS's rights agreement, a company or person may become an "acquiring person" by acquiring only 10% of the company's common stock. Also, SPS's rights agreement does not allow the board of directors to declare a company or person to be an "adverse person." Finally, both PCC's board and SPS's board may generally amend the rights agreement (before the time that the rights become exercisable).

SHAREHOLDER PROPOSALS

        Under SPS's by-laws, notice of any proposal to be presented by any shareholder at a meeting must be received by the secretary of SPS not less than 60 days in advance of the meeting. The notice must include the following:

  •
  text of the proposal to be presented;

  •
  a brief written statement of the reasons why the shareholder favors the proposal;

  •
  the shareholder's name and address of record;

  •
  a representation that the shareholder is entitled to vote at the meeting and intends to appear in person or by proxy;

  •
  the number and class of all shares of stock that the shareholder beneficially owns; and

  •
  any material interest of the shareholder in the proposal (other than as a shareholder).

        To nominate an individual as a director of SPS, SPS's by-laws require the notice to include additional information regarding the nominee and the nominee's eligibility and qualifications to serve as a director. A copy of SPS's by-laws specifying these requirements will be furnished to any SPS shareholder without charge upon written request to the secretary.

        Under Securities and Exchange Commission rules, shareholders wishing to submit proposals for inclusion in the proxy statement for SPS's annual meeting of shareholders to be held in 2004 must submit such proposals in accordance with these rules so as to be received at the office of the secretary, SPS Technologies, Inc., Two Pitcairn Place, Suite 200, 165 Township Line Road, Jenkintown, PA 19046, no later than December 2, 2003. SPS will hold the 2004 annual meeting only if the merger has not been completed before the date scheduled for the meeting. SPS's ability to exercise discretionary voting authority with respect to shareholder proposals will be subject to Securities and Exchange Commission requirements governing the exercise of this authority.

LEGAL MATTERS

        The validity of the shares of PCC common stock to be issued in connection with the merger will be passed upon for PCC by Stoel Rives LLP. In addition, Stoel Rives LLP will pass upon certain U. S. federal income tax consequences of the merger for PCC. Goodwin Procter LLP will pass upon certain U.S. federal income tax consequences of the merger for SPS.

EXPERTS

        The consolidated financial statements of Precision Castparts Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Precision Castparts Corp. for the fiscal year ended March 30, 2003, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of SPS Technologies, Inc. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of SPS Technologies, Inc. for the fiscal year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

        This proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document. The Securities and Exchange Commission allows PCC and SPS to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The documents contain important information about us and our respective finances.

        We incorporate by reference into this proxy statement/prospectus the documents listed below and any future filings PCC or SPS make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this proxy statement/prospectus, until the SPS special meeting. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent a statement contained in this proxy statement/prospectus or any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

PCC Securities and Exchange Commission Filings
Commission file number 1-10348

  •
  PCC's Annual Report on Form 10-K for the fiscal year ended March 30, 2003, as amended.

  •
  PCC's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2003.

  •
  PCC's current report on Form 8-K filed on August 18, 2003.

  •
  The description of PCC's common stock contained in PCC's Registration Statement on Form 8-A/A filed on September 27, 1996.

  •
  The description of PCC's Series A Preferred Stock Purchase Rights contained in PCC's Registration Statement on Form 8-A/A filed on December 4, 1998.

SPS Securities and Exchange Commission Filings
Commission file number 1-4416

  •
  SPS's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  •
  SPS's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003.

  •
  SPS's current report on Form 8-K filed on August 19, 2003.

  •
  The description of SPS's common stock contained in SPS's registration statement on Form 10, and any amendments or reports filed for the purpose of updating the description.

  •
  The description of SPS's Series A Junior Participating Preferred Share Purchase Rights contained in SPS's registration statement on Form 8-A filed on November 18, 1998, and any amendments or reports filed for the purpose of updating the description, including SPS's registration statement on Form 8-A/A filed on April 9, 2001 and SPS's current report on Form 8-K filed on August 19, 2003.

        You should rely only on the information contained in this document or that PCC or SPS has referred to you. PCC and SPS have not authorized anyone to provide you with information that is different.

WHERE YOU CAN FIND MORE INFORMATION

        The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus), without charge, upon written or oral request. You should make any request for documents by [    •    ], 2003 to ensure timely delivery of the documents.

Requests for documents relating to PCC should be directed to:	Requests for documents relating to SPS should be directed to:

Precision Castparts Corp. 4650 SW Macadam Avenue, Suite 440 Portland, Oregon 97239 (503) 417-4850 Attention: Director of Communications	SPS Technologies, Inc. Two Pitcairn Place, Suite 200 165 Township Line Road Jenkintown, Pennsylvania 19046 (215) 517-2001 Attention: Investor Relations Department Email: ir@spstech.com

        PCC has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of PCC common stock to be issued in the merger and resales of shares of PCC common stock received by certain principal shareholders of SPS in the merger. This document is a part of the Form S-4 and constitutes a prospectus of PCC in addition to being a proxy statement of SPS for the special meeting. This prospectus does not cover any resales of PCC common stock. As allowed by the Securities and Exchange Commission's rules, this document does not contain all of the information you can find in the Form S-4 or the exhibits to the Form S-4. For further information, you should refer to the Form S-4. Statements contained in the proxy statement/prospectus regarding the contents of any agreement or other document filed as an exhibit to the Form S-4 are not necessarily complete, and in each instance reference is made to the copy of the agreement or document filed as an exhibit to the Form S-4, each statement being qualified by this reference. The Form S-4, including the exhibits filed as a part of the Form S-4, may be obtained as set forth below.

        PCC and SPS each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that PCC and SPS file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

        PCC's Securities and Exchange Commission filings are also available to the public on PCC's website, which is http://www.precast.com. SPS's filings with the Securities and Exchange Commission are also available to the public on SPS's website, which is http://www.spstech.com. Information contained on PCC's website and SPS's website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

        This proxy statement/prospectus is dated [    •    ], 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than [    •    ], 2003, and neither the mailing of the proxy statement/prospectus to SPS shareholders nor the issuance of shares of PCC common stock in the merger shall create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of PCC common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in the affairs of PCC or SPS since the date of this proxy statement/prospectus. PCC has supplied all information contained or incorporated by reference into this document with respect to PCC and its subsidiaries. SPS has supplied all information contained or incorporated by reference into this document with respect to SPS and its subsidiaries.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER
AMONG
PRECISION CASTPARTS CORP.,
STAR ACQUISITION, LLC
AND
SPS TECHNOLOGIES, INC.

Dated as of August 16, 2003

ACOV-1

A-i

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		A-20
	3.1	Organization and Qualification	A-21
	3.2	Authorization; Validity of Agreement	A-21
	3.3	Consents and Approvals; No Violations	A-21
	3.4	Capitalization	A-21
	3.5	SEC Reports	A-22
	3.6	Financial Statements	A-22
	3.7	Absence of Undisclosed Liabilities	A-22
	3.8	Absence of Adverse Changes	A-23
	3.9	Actions and Proceedings	A-23
	3.10	Proxy Statement and Registration Statement	A-23
	3.11	Financing	A-23
	3.12	Company Shares and Acquisition Sub Interests	A-23
	3.13	Definition of Parent's Knowledge	A-24
ARTICLE IV	COVENANTS AND AGREEMENTS		A-24
	4.1	Conduct of Business by the Company	A-24
	4.2	Access to Information; Confidentiality	A-26
	4.3	Financial and Other Statements	A-27
	4.4	Fees and Expenses	A-27
	4.5	Authorizations and Regulatory Filings	A-27
	4.6	Preparation of Disclosure Documents	A-28
	4.7	Further Assurances	A-29
	4.8	Public Announcements	A-29
	4.9	Affiliate Letters	A-29
	4.10	No Solicitation	A-29
	4.11	Notification of Certain Matters	A-30
	4.12	Employee Matters	A-31
	4.13	Indemnification	A-32
	4.14	Consultation in respect of Certain Actions and Proceedings	A-33
	4.15	Reorganization Covenants	A-33
ARTICLE V	CONDITIONS TO THE MERGER		A-34
	5.1	Conditions to the Obligations of Each Party to Effect the Merger	A-34
	5.2	Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger	A-34
	5.3	Conditions to the Obligations of the Company to Effect the Merger	A-36
ARTICLE VI	TERMINATION, AMENDMENT AND WAIVER		A-36
	6.1	Termination	A-36
	6.2	Effect of Termination	A-38
	6.3	Amendment	A-38
	6.4	Extension; Waiver	A-39
ARTICLE VII	DEFINITIONS		A-39
	7.1	Definitions	A-39
	7.2	Cross-References of Other Definitions	A-41

A-ii

ARTICLE VIII	MISCELLANEOUS		A-43
	8.1	No Survival	A-43
	8.2	Notices	A-43
	8.3	Entire Agreement	A-43
	8.4	Governing Law	A-44
	8.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	A-44
	8.6	Section Headings; Construction	A-44
	8.7	Counterparts	A-44
	8.8	Severability	A-44
	8.9	Submission to Jurisdiction	A-44
	8.10	Enforcement	A-44
	8.11	Waiver of Jury Trial	A-45
	8.12	Rules of Construction	A-45
EXHIBITS
Exhibit A-1	Form of Voting Agreement
Exhibit A-2	Form of Revocable Voting Agreement
Exhibit B	Form of Affiliate Letter

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 16, 2003, is made by and among Precision Castparts Corp., an Oregon corporation ("Parent"), Star Acquisition, LLC, a Pennsylvania limited liability company of which Parent is the sole member ("Acquisition Sub"), and SPS Technologies, Inc., a Pennsylvania corporation (the "Company").

RECITALS

        WHEREAS, the parties wish to effect a business combination through a merger (the "Merger") of the Company with and into Acquisition Sub on the terms and conditions set forth in this Agreement (defined terms having the meanings indicated in Article VII) and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") and the Pennsylvania Limited Liability Company Law of 1994, as amended (the "PLLCL");

        WHEREAS, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that the Merger is advisable and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") and the managers of Acquisition Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, to induce Parent to enter into this Agreement, certain shareholders of the Company are each entering into a voting agreement in the form attached hereto as Exhibit A-1 or Exhibit A-2 (collectively, the "Voting Agreements");

        NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.

          (a)   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Acquisition Sub in accordance with the PBCL and the PLLCL, whereupon the separate existence of the Company shall cease, and Acquisition Sub shall be the surviving entity in the Merger (the "Surviving Entity") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and the separate limited liability company existence of Acquisition Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the PBCL and the PLLCL.

          (b)   The Certificate of Organization of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Organization of the Surviving Entity until thereafter amended as provided by law and such Certificate of Organization, and the Operating Agreement of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter amended as provided by applicable Law, by such Certificate of Organization or by such Operating Agreement.

        1.2    Effective Time.    As promptly as practicable after all of the conditions set forth in Article V shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the appropriate parties shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL and the PLLCL and shall take such other and further actions as may be required by applicable law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the "Effective Time".

        1.3    Closing.    The closing of the Merger (the "Closing") shall take place (a) at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, Portland, Oregon 97204, at such time and on a date to be specified by the parties, which shall be no later than the fifth Business Day following the date on which the last of the conditions set forth in Article V hereof shall be satisfied or waived in accordance with this Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing, including, without limitation, the conditions set forth in Sections 5.2(e), 5.2(j) and 5.3(c)) (the "Closing Date") or (b) at such other place, time and date as Parent and the Company may agree.

        1.4    Managers and Officers.    The managers and officers of Acquisition Sub immediately prior to the Effective Time shall, immediately after the Effective Time, be the managers and officers of the Surviving Entity, each to hold office in accordance with the Certificate of Organization and Operating Agreement of the Surviving Entity.

        1.5    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub or the Company:

          (a)    Excluded Shares.    Each Company Share owned by the Company or any Company Subsidiary or by Parent, Acquisition Sub, or any Parent Subsidiary immediately prior to the Effective Time (collectively, the "Excluded Shares") shall be canceled and extinguished and no payment or distribution shall be made with respect thereto.

          (b)    Merger Consideration.    Subject to the further provisions of this Section 1.5, each Company Share, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) for each Company Share in respect of which an effective election (an "Election") shall have been made, one of the following: (A) $43.00 in cash (the "Cash Consideration"), subject to adjustment as provided in Sections 1.5(c) and 1.5(f) or (B) 1.36 (as may be increased pursuant to Section 1.5(f), the "Exchange Ratio") Parent Shares (the "Stock Consideration"), subject to adjustment as provided in Sections 1.5(d) and 1.5(f), and (ii) for each Company Share in respect of which no effective Election shall have been made for any reason (a "No Election Share"), a combination of cash and Parent Shares equal to one-half of the Cash Consideration and one-half of the Stock Consideration, as each is adjusted as provided in Sections 1.5(c), 1.5(d) and 1.5(f). The consideration payable pursuant to this Section 1.5(b), together with cash payments in lieu of fractional shares pursuant to Section 1.5(h) is referred to herein collectively as the "Merger Consideration".

          (c)    Cash Election.    Each record holder of Company Shares, other than Excluded Shares, who makes an effective Election to receive cash (a "Cash Election") shall be entitled to receive for each of such holder's Company Shares as to which such Cash Election is made the Cash Consideration in cash (without interest), or, subject to Section 1.5(f), a combination of cash and Parent Shares, solely as provided in clause (i) or (ii) below.

              (i)  If the Available Cash Amount equals or exceeds the Cash Election Amount, each Company Share as to which an effective Cash Election is made shall be converted into the right to receive the Cash Consideration (without interest).

             (ii)  If the Cash Election Amount exceeds the Available Cash Amount, then each Company Share as to which an effective Cash Election is made shall be converted into the right to receive (A) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (B) a number of Parent Shares equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

            (iii)  For purposes of this Section 1.5(c):

              (A)  "Available Cash Amount" shall mean the product of (x) one-half of the Cash Consideration and (y) the total number of Company Shares outstanding immediately prior to the Effective Time.

              (B)  "Cash Election Amount" shall mean the product of (x) the number of Company Shares as to which an effective Cash Election is made (including one-half of the number of No Election Shares) and (y) the Cash Consideration.

          Cash Elections shall be made on a form, mutually acceptable to Parent and the Company, designed for the purpose of making Elections (an "Election Form"), accompanied by Certificates for the Company Shares to which such Election Form relates, as provided in Section 1.5(g).

          (d)    Stock Election.    Subject to Section 1.5(f), each record holder of Company Shares, other than Excluded Shares, who makes an effective Election to receive Parent Shares (a "Stock Election") shall be entitled to receive for each of such holder's Company Shares as to which such Stock Election is made Parent Shares or a combination of cash and Parent Shares, solely as provided in clause (i) or (ii) below.

              (i)  If the Available Stock Amount equals or exceeds the Stock Election Amount, each Company Share as to which an effective Stock Election is made shall be converted into the right to receive the Stock Consideration.

             (ii)  If the Stock Election Amount exceeds the Available Stock Amount, then each Company Share as to which an effective Stock Election is made shall be converted into the right to receive (A) a number of Parent Shares equal to the Exchange Ratio multiplied by a fraction, the numerator of which shall be the Available Stock Amount and the denominator of which shall be the Stock Election Amount (such fraction being the "Stock Fraction") and (B) an amount of cash (without interest) equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

            (iii)  For purposes of this Section 1.5(d):

              (A)  "Available Stock Amount" shall mean the product of (x) one-half of the Exchange Ratio (before any adjustment under Section 1.5(f)) and (y) the total number of Company Shares outstanding immediately prior to the Effective Time.

              (B)  "Stock Election Amount" shall mean the product of (x) the number of Company Shares as to which an effective Stock Election is made (including one-half of the number of No Election Shares) and (y) the Exchange Ratio (before any adjustment under Section 1.5(f)).

          Stock Elections shall be made on the Election Form, accompanied by Certificates for the Company Shares to which such Election Form relates, as provided in Section 1.5(g).

          (e)    No Election.    If no effective Election shall have been made for any reason with respect to any Company Shares, other than Excluded Shares, the holders of such No Election Shares shall be treated for purposes of this Section 1.5 as having made an effective Cash Election with respect to one-half (.5) of each No Election Share (subject to adjustment as provided in Sections 1.5(c)

  and 1.5(f)) and as having made an effective Stock Election with respect to one-half (.5) of each No Election Share (subject to adjustment as provided in Sections 1.5(d) and 1.5(f)).

          (f)    Further Adjustments.

              (i)  In addition to the adjustments set forth above, Parent shall have the right, exercisable in its sole discretion in writing, to increase (the amount of such increase, a "Stock Adjustment") the aggregate stock portion of the Merger Consideration that would otherwise be payable under this Section 1.5 (the "Aggregate Stock Consideration") to an amount equal to 40% of the aggregate value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date (the "Adjusted Aggregate Stock Consideration"). If there is a Stock Adjustment, Parent shall increase the Exchange Ratio such that the value of the aggregate number of Parent Shares to be issued in connection with the Merger equals the Adjusted Aggregate Stock Consideration, and the number of Parent Shares to be delivered to each shareholder of the Company in connection with the Merger under this Section 1.5 shall be determined based upon the Exchange Ratio as so increased (without recalculation of the Available Stock Amount or the Stock Election Amount under Section 1.5(d) or any adjustment to the aggregate cash portion of the Merger Consideration, other than cash in lieu of fractional shares pursuant to Section 1.5(h)).

             (ii)  If, between the date of this Agreement and the Effective Time, the Parent Shares or Company Shares outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in Parent Shares or in respect of Company Shares and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

          (g)    Election Procedure.    At the time of the mailing of the Proxy Statement/Prospectus to holders of record of Company Shares entitled to vote at the Company Shareholders Meeting, Parent will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 pm, Eastern Time, on such date as the parties mutually determine, and in no event later than the fifth Business Day preceding the Closing Date, which date shall be publicly announced to the Company's shareholders (the "Election Deadline") and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the Company Shares as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization). For shares that are held in book entry form, Parent shall establish reasonable procedures for the delivery of such shares. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent. If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the Company Shares subject to such improperly made Election shall be treated as No Election Shares. A record holder need not make the same election with respect to all of the Company Shares held of record by such holder or represented by a single Certificate. Any Election Form may be revoked by the shareholder who submitted such Election Form to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and Company that this Agreement has been terminated.

          (h)    No Fractional Shares.    No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such shareholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date.

          (i)    Acquisition Sub Membership Interests.    Each membership interest of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

        1.6    Company Stock Options.

          (a)   Each option (collectively, the "Options") granted under the Company Stock Option Plans, whether vested or unvested, which is outstanding as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and upon the surrender and cancellation of the option agreement representing such Option, Parent shall pay to the holder thereof cash in an amount equal to the product of (i) the number of Company Shares provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per Company Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company shall take all actions necessary to ensure that no Options or Restricted Stock are granted after the date of this Agreement.

          (b)   Each restricted stock award (collectively, the "Restricted Stock") granted under the Company Stock Option Plans, which is outstanding as of immediately prior to the Effective Time and which has not been forfeited or canceled prior thereto shall, at the Effective Time, be fully vested and free of restrictions and shall be converted into the right to receive a portion of the Merger Consideration as provided in Section 1.5(b).

          (c)   Immediately after the Effective Time, the Company Stock Option Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted and no holder of an Option or any participant in any Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity (as hereinafter defined) or any subsidiary thereof.

        1.7    Closing of Company Transfer Books.    At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.12.

        1.8    Exchange of Certificates.

          (a)   Parent shall authorize one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail, to former record holders of Company Shares who have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration.

          (b)   Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient Parent Shares and cash to satisfy the Merger Consideration. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the Company Shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.5 and (ii) a check in the amount of any cash due pursuant to Section 1.5. No interest shall be paid or shall accrue on any such amounts.

          (c)   Until surrendered in accordance with the provisions of this Section 1.8, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.12. Parent Shares into which Company Shares shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing Parent Shares are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the Person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning on the date which is twelve months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

        1.9    No Liability.    None of Parent, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar Law.

        1.10    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery of an indemnity agreement, in such customary form as Parent may reasonably direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.12.

        1.11    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

        1.12    Distributions With Respect to Unexchanged Shares.    No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date on which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.10 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any reasonably required indemnity agreement) in accordance with Section 1.10. Upon the surrender of such Certificates in accordance with Section 1.8 or submission of an affidavit (and any reasonably required indemnity agreement) in accordance with Section 1.10, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date on which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.

        1.13    Further Assurances.    At and after the Effective Time, the officers and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest the Surviving Entity with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of both the Company and Acquisition Sub.

        1.14    Tax Treatment of Merger.    Parent, Acquisition Sub and the Company intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of the Agreement to which they refer, the Company represents and warrants to Parent and Acquisition Sub as follows:

        2.1    Organization and Qualification.

          (a)   Each of the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and carry on its business as now conducted. Each of the Company and each Company Subsidiary is qualified or authorized to transact business as a foreign corporation or other organization in all jurisdictions in which qualification or authorization is required by Law, except where the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has previously provided or made available to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company and each Material Company Subsidiary as presently in effect, and none of the Company or any Material Company Subsidiary is in default in the performance, observation or fulfillment of such documents.

        2.2    Authorization; Validity of Agreement.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The Company Board has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. No other action on the part of the Company is required to consummate the transactions contemplated hereby, other than adoption of this Agreement by the holders of at least 80% of the outstanding Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        2.3    Consents and Approvals; No Violations.    Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania, (c) the filings provided for under the HSR Act and (d) matters listed in Section 2.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) (assuming the shareholder approval set forth in Section 5.1(a) is obtained) conflict with or result in any breach of any provision of the Company's Articles of Incorporation or By-Laws, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in a change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to the Company, any of the Company Subsidiaries or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary or (vi) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, Liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        2.4    Board Approvals.

          (a)   The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for adoption by the Company's shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company adopt this Agreement.

          (b)   The Company and the Company Board have taken all action necessary such that no restrictions contained in any "fair price," "control share acquisition," "disgorgement," "business combination" or similar statute will apply to the execution, delivery or performance of this Agreement.

          (c)   The Company Board has amended the Amended and Restated Shareholder Rights Agreement dated as of April 6, 2001, as amended, between the Company and Mellon Investor Services, LLC (the "Company Rights Plan") prior to the execution of this Agreement so as to provide that (i) (A) Parent will not become an "Acquiring Person" and (B) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Plan) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Plan will terminate upon the Effective Time.

        2.5    Capitalization.

          (a)   The Company is authorized to issue 60,000,000 shares of Company Common Stock. As of the date of this Agreement, 12,938,425 shares of Company Common Stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.

          (b)   The Company has reserved 4,315,000 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans. As of the date of this Agreement, Options to purchase 1,218,791 shares of Company Common Stock and 12,332 unvested shares of Restricted Stock were outstanding. Section 2.5(b) of the Company Disclosure Schedule includes a true and complete list of all Options and Restricted Stock awards outstanding as of the date of this Agreement, including the names of the Persons to whom such Options and Restricted Stock awards have been granted, the number of shares subject to each Option or Restricted Stock award, as applicable, the per share exercise price for each Option and the vesting schedule for the Company Stock Option Plan under which each Option and Restricted Stock award was granted, which vesting schedule applies to each such Option and Restricted Stock award. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.5(b) have been furnished or made available to Parent.

          (c)   The Company is authorized to issue 400,000 shares of Company Preferred Stock, none of which is issued and outstanding. Of the Company Preferred Stock, 400,000 shares have been designated as "Series A Junior Participating Preferred Shares" and reserved for issuance pursuant to the Company Rights Plan.

          (d)   Except for (i) shares indicated as issued and outstanding on the date hereof in Section 2.5(a), (ii) shares issued after the date hereof upon the exercise of outstanding Options listed in Section 2.5(b) of the Company Disclosure Schedule, and (iii) shares issued after the date hereof in accordance with the terms of the Company Rights Plan, there are not as of the date hereof, and at the Effective Time there will not be, any Company Shares or shares of Company Preferred Stock issued and outstanding.

          (e)   The Company's authorized capital stock consists solely of the Company Common Stock described in Section 2.5(a) and the Company Preferred Stock described in Section 2.5(c). There are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in Sections 2.5(b) and (c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or any Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 2.5(b) of the Company Disclosure Schedule and under the Company Rights Plan.

          (f)    Except as set forth in Section 2.5(f) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

          (g)   The Company has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

          (h)   Neither the Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

          (i)    Except as set forth in Section 2.5(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

        2.6    Company Subsidiaries.    Section 2.6 of the Company Disclosure Schedule correctly sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.6 of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of any Liens.

        2.7    Other Interests.    Except for ownership of the shares or other equity interests of the Company Subsidiaries or as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities). Except as set forth in Section 2.7 of the Company Disclosure Schedule, to the Company's knowledge, there is no material dispute among the equity holders of any entity of which the Company and/or any Company Subsidiary owns more than five percent (5%) of the voting interests or voting securities therein.

        2.8    SEC Reports.    Parent has had access through publicly-available information to (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC (the "Company 10-K"), (ii) its quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, as filed with the SEC (the "Company 10-Qs"), (iii) all proxy statements relating to the Company's meetings of shareholders held or to be held after December 31, 2002 and (iv) all other documents filed by the Company with the SEC under the Exchange Act or the Securities Act since January 1, 2000 (the "Company SEC Reports"). As of their respective dates, such documents complied, and all documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Company SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by the Company under the Exchange Act and the Securities Act since January 1, 2000. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act. No Company Subsidiary is required to file any form, report or other document with the SEC. The certifications of the chief executive officer and chief financial officer of the Company required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

        2.9    Financial Statements.    Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of operations, shareholders' equity and cash flows of the Company included in or incorporated by reference into the

Company SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        2.10    Absence of Undisclosed Liabilities.    Except as set forth in the Company SEC Reports or in Section 2.10 of the Company Disclosure Schedule, as of December 31, 2002, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2002 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet or the Company's unaudited balance sheet dated June 30, 2003, included in the applicable Company 10-Q, (ii) incurred since June 30, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        2.11    Absence of Adverse Changes.    Between June 30, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        2.12    Compliance with Laws.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, "Permits") material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

          (b)   The Company and the Company Subsidiaries are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        2.13    Actions and Proceedings.    Except as set forth in the Company SEC Reports or in Section 2.13 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of the Company, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against, the Company or any Material Company Subsidiary that, individually or in the aggregate with other actions, suits, claims or proceedings, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of the Company, threatened, that is applicable to the Company or any Material Company Subsidiary or by which any of their respective properties or assets is bound and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

        2.14    Contracts and Other Agreements.

          (a)   The Company 10-K and the Company 10-Qs disclose all contracts that constitute "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 2.14(a) of the Company Disclosure Schedule. All of such contracts, together with the Note Purchase Agreements dated as of February 25, 2000, August 4, 1999 and June 17, 1996 between the Company and the Purchasers named therein (collectively, the "Company Contracts") are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors' rights and general principles of equity. The Company and the Company Subsidiaries are not in material default under any of the Company Contracts, nor, to the knowledge of the Company, is any other party to any Company Contract in material default thereunder. True and complete copies of all of the Company Contracts have been provided or made available to Parent.

          (b)   Other than those contracts disclosed in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to Parent prior to the date of this Agreement) that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any material line of business in any geographic area.

          (c)   Except as set forth in Section 2.14(c) of the Company Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a shareholder) or a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any Person that is currently a party to any material contract or agreement with the Company or a Company Subsidiary.

        2.15    Taxes.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a)   Each of the Company and the Company Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by any of the Company and the Company Subsidiaries have been paid in full. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. To the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

          (b)   To the Company's knowledge, each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

          (c)   Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based on personal contact with any agent of such authority, and neither the Company nor any of the Company Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Company Subsidiaries. To the Company's knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company Subsidiaries.

          (d)   Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)   Neither the Company nor any of the Company Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law). Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of the Company Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f)    The unpaid Taxes of the Company and its Company Subsidiaries (i) did not, as of the most recent fiscal month end prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to the date of this Agreement and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent balance sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

          (g)   Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

          (h)   Neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

        2.16    Books and Records.    The minute books of the Company for the past ten years have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board (other than references in such minute books to the transactions contemplated hereby).

        2.17    Tangible Properties.

          (a)   Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or any Company Subsidiary conducts operations (the "Company Properties"), free and clear of any Liens, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) the matters set forth in Section 2.17 of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Property Restrictions imposed on the fee title of any property leased by the Company or any of the Company Subsidiaries, (iv) Liens and Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of this Agreement and (v) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company's financial statements included in the Company SEC Reports filed prior to the date of this Agreement. Except as set forth in Section 2.17 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) no written notice of any violation of any Law affecting any portion of any of the Company Properties has been received by the Company or any Company Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Company Properties; (C) there is no Company Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Company is responsible to any Company Property for which there is no insurance in effect covering the full cost of the restoration.

          (b)   Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet or acquired after December 31, 2002, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2002 in the ordinary course of business, (B) Liens reflected in the Company Balance Sheet or the balance sheet dated June 30, 2003 included in the applicable Company 10-Q, and (C) Liens for current Taxes not yet due and payable.

        2.18    Intellectual Property.

          (a)   To the Company's knowledge, the Company and the Company Subsidiaries own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the "Patents"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property, all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Patents, the "Proprietary Rights"). To the Company's knowledge, all patents, registered trademarks and copyrights referred to above are valid. The Company has provided Parent with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within 180 days after the date of this Agreement, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three years after the date of this Agreement.

          (b)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 2.18(b) of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the businesses of the Company or the Material Company Subsidiaries infringe upon the proprietary rights of others, and to the Company's knowledge, there is no reasonable basis for any such claim, nor, to the Company's knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Material Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of the Company or any Material Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

          (d)   To the knowledge of the Company, none of the Company or the Material Company Subsidiaries is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 2.18(c) of the Company Disclosure Schedule, and, to the Company's knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform in any material respect thereunder.

        2.19    Insurance.

          (a)   Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, the Company has made available to Parent all current material insurance policies and binders (i) insuring the business or properties of the Company or the Material Company Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or any of the Material Company Subsidiaries, that is held by or on behalf of the Company or any Material Company Subsidiary.

          (b)   All policies or binders of insurance held by or on behalf of the Company and the Material Company Subsidiaries are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Company or the relevant Material Company Subsidiary is a party and are valid and enforceable in accordance with their terms. Neither the Company nor any Material Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or any Material Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no outstanding unpaid material claims under any such policy or binder. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

        2.20    Commercial Relationships.

          (a)   Schedule 2.20(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Company and the Company Subsidiaries in the year ended December 31, 2002 (each a "Customer"). Except as set forth in Section 2.20(a) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Material Company Subsidiaries has received any written notice of any intent of a Customer to terminate, cancel or materially alter its business relationship with the Company or any of the Material Company Subsidiaries.

          (b)   To the knowledge of the Company, except as set forth in Section 2.20(b) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Material Company Subsidiaries has received from any supplier listed in Section 2.20(b) of the Company Disclosure Schedule (each a "Supplier") any written notice of any intent of a Supplier to terminate, cancel or materially alter its business relationship with the Company or any of the Material Company Subsidiaries.

        2.21    Environmental Matters.

          (a)    Definitions.

          "Environmental Law" means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

          "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

          "Contamination" (or "Contaminated") means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

          (b)    Environmental Conditions.    Except as specifically described in Section 2.21 of the Company Disclosure Schedule:

              (i)  each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has made all reports and given all notices required by

    Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

             (ii)  No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company's knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Company or any Company Subsidiary or any location at or to which the Company or any Company Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to any of the Company and the Company Subsidiaries or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole;

            (iii)  In the last three years, none of the Company or the Company Subsidiaries with operations in the United States has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Company or any Company Subsidiary received a request for information about any such site;

            (iv)  To the knowledge of the Company, except as disclosed in environmental reports and documents that have been made available to Parent and are listed in Section 2.21(b)(iv) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Company or any Company Subsidiary is Contaminated, and no Contamination occurred during the Company's or any Company Subsidiary's prior ownership, lease or occupancy of other property;

             (v)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

            (vi)  To the Company's knowledge, none of the Company or any Company Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or any Company Subsidiary;

           (vii)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the past three years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Company or any Company Subsidiary;

          (viii)  The Company has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

            (ix)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Company or any Company Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

             (x)  The Company has made available to Parent copies of material reasonably available reports, studies, investigations and audits in the possession of the Company pertaining to environmental matters relating to the Company or any Company Subsidiary, its present operations or any property currently owned, leased or occupied by the Company or any Company Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

        2.22    Employee Benefit Plans.

          (a)   Section 2.22(a) of the Company Disclosure Schedule lists all employment agreements providing for annual base salary to the employee in excess of $100,000, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Company or any Company Subsidiary, or maintained by the Company or any Company Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the "Employee Plans"), and, except as set forth in Section 2.22(a) of the Company Disclosure Schedule, complete and accurate copies of all such Employee Plans have been provided or made available to Parent.

          (b)   The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by the Company or any Company Subsidiary that are subject to ERISA ("ERISA Pension Plans") are listed separately as ERISA Pension Plans in Section 2.22(b) of the Company Disclosure Schedule. The ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Company or any Company Subsidiary ("ERISA Welfare Benefit Plans" and, together with the ERISA Pension Plans, the "ERISA Plans") comply in all material respects with the applicable requirements of ERISA. With respect to the ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Company and the Company Subsidiaries (as applicable) has received from the Internal Revenue Service a favorable determination for each of the ERISA Pension Plans and their related trusts that each of the ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

          (c)   Except as set forth in Section 2.22(c) of the Company Disclosure Schedule, no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Pension Plans. Except as set forth in Section 2.22(c) of the Company Disclosure Schedule or in the notes to the Company's financial statements included in the Company 10-K and the Company 10-Qs, the present value of all accrued benefits under each of the ERISA Pension Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. The Company and the controlled group of corporations of which it is a member have no actual or potential "withdrawal liability," as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a "multiemployer plan" as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Company's withdrawing from participation in such a multiemployer plan. None of the Company or any Company Subsidiary participates in any "multiple-employer welfare arrangement" as defined in Section 3(40)(A) of ERISA or in any ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

          (d)   To the Company's knowledge, each ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Company's knowledge, each ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Company's knowledge, each ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Company's knowledge, each trust funding an ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code. To the Company's knowledge, none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. To the Company's knowledge, there are not and have not been any excess deferrals or excess contributions under any ERISA Pension Plan. There are not and have not been any taxable reversions of assets from any ERISA Plan. Each ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements.

        2.23    Labor Matters.

          (a)   Section 2.23(a) of the Company Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Company and the Company Subsidiaries who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Company or any Company Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of $100,000 or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Company or any Company Subsidiary in excess of $100,000.

          (b)   Except as set forth in Section 2.23(b) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Company's knowledge, threatened against the Company or any of the Material Company Subsidiaries relating to their business that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no such proceeding or grievance has occurred within the past three years. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or any Material Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three years. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Material Company Subsidiaries. The Company and each Material Company Subsidiary has complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        2.24    FAA Matters.    The products sold by the Company and the Company Subsidiaries prior to the date of this Agreement are not subject to any Federal Aviation Administration airworthiness directive.

        2.25    No Brokers.    Other than Credit Suisse First Boston LLC ("CSFB"), no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary, or any action taken by the Company or any Company Subsidiary. The Company previously has provided Parent with a true and complete copy of CSFB's engagement letter

        2.26    Opinion of Financial Advisor.    The Company has received the opinion of CSFB to the effect that, and subject to such qualifications and assumptions as are contained therein, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Company Common Stock, other than Parent, from a financial point of view and, as of the date hereof, such opinion has not been subsequently modified or withdrawn.

        2.27    Proxy Statement and Registration Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Parent Shares in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"), on the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

        2.28    Definition of the Company's Knowledge.    As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual knowledge of those individuals identified in Section 2.28 of the Company Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in the Company's corporate offices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

        Except as set forth on the disclosure schedule delivered by Parent and Acquisition Sub on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

        3.1    Organization and Qualification.    Parent is a corporation duly organized and validly existing under the laws of the State of Oregon. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Parent and Acquisition Sub has all requisite corporate or limited liability company power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is qualified or authorized to transact business as a foreign corporation or limited liability company in all jurisdictions in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized would not reasonably be expected to have a Parent Material Adverse Effect.

        3.2    Authorization; Validity of Agreement.    Each of Parent and Acquisition Sub has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board and the managers of Acquisition Sub and by Parent as the sole member of Acquisition Sub, and no other corporate or limited liability company action on the part of Parent and Acquisition Sub is necessary for such purpose. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.3    Consents and Approvals; No Violations.    Except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, and state securities or state "Blue Sky" laws and (b) matters listed in Section 3.3 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of Parent's Articles of Incorporation or By-Laws or the Certificate of Organization or Operating Agreement of Acquisition Sub, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent, any of the Parent Subsidiaries or by which any of their respective properties or assets is bound, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        3.4    Capitalization.

          (a)   The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of August 8, 2003, 52,901,845 shares of Parent Common Stock were issued and outstanding. Of the Parent Preferred Stock, 300,000 shares have been designated as Series A No Par Value Serial Preferred Stock, and reserved for issuance under the Parent Rights Plan. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws. Parent owns all of the outstanding membership interests in Acquisition Sub.

          (b)   The Parent Shares to be issued in the Merger have been, or prior to the Closing will be, duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of any preemptive rights.

        3.5    SEC Reports.    The Company has had access through publicly-available information to (i) Parent's Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the SEC (the "Parent 10-K"), (ii) its quarterly report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC (the "Parent 10-Q"), (iii) all proxy statements relating to Parent's meetings of shareholders held or to be held after April 1, 2003 and (iii) all other documents filed by Parent with the SEC under the Exchange Act or the Securities Act since April 1, 2000 (the "Parent SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5 of the Parent Disclosure Schedule, all Parent SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by Parent under the Exchange Act and the Securities Act since January 1, 2000. Between the date of this Agreement and the Closing Date, Parent will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications of the chief executive officer and chief financial officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

        3.6    Financial Statements.    Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, shareholders' investment and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        3.7    Absence of Undisclosed Liabilities.    Except as set forth in the Parent SEC Reports or in Section 3.7 of the Parent Disclosure Schedule, as of March 30, 2003, Parent and the Parent Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated March 30, 2003 (or the notes thereto) included in the Parent 10-K (the "Parent Balance Sheet") that were not adequately reflected or reserved against on the Parent Balance Sheet. Except as set forth in Section 3.7 of the Parent Disclosure Schedule, Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Parent Balance Sheet or Parent's unaudited balance sheet dated June 30, 2003, included in the Parent 10-Q, (ii) incurred since June 30, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        3.8    Absence of Adverse Changes.    Between June 30, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        3.9    Actions and Proceedings.    Except as set forth in the Parent SEC Reports or in Section 3.9 of the Parent Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 3.9 of the Parent Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of Parent, threatened that is applicable to Parent or any Parent Subsidiary or by which any of their respective properties or assets is bound and that, individually or in the aggregate, would reasonably be expected to be material to the business of Parent and the Parent Subsidiaries taken as a whole.

        3.10    Proxy Statement and Registration Statement.    None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting (except as supplemented by Parent to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act.

        3.11    Financing.    Parent has sufficient funds on hand or available to it under bank lines of credit, bank commitments for additional credit facilities or other sources of funds to satisfy all of Parent's and Acquisition Sub's obligations under this Agreement, including, without limitation, the obligation to pay (a) the cash portion of the Merger Consideration and (b) all outstanding indebtedness of the Company and the Company Subsidiaries which is required by its terms to be paid as a result of the Merger and which is set forth as items (i) through (v) of Section 2.3 of the Company Disclosure Schedule. Parent has provided the Company with true, complete and correct copies of all bank commitment letters referred to in the first sentence of this Section 3.11, and, to the knowledge of Parent, assuming the conditions to the obligations of Parent and Acquisition Sub under Sections 5.1 and 5.2 are satisfied at or prior to the Effective Time, there is no reason to believe any condition to such financing commitments cannot or will not be waived or satisfied prior to the Closing Date.

        3.12    Company Shares and Acquisition Sub Interests.

          (a)   Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary beneficially owns any Company Shares. With respect to the Company Shares held by Parent or any Parent Subsidiary as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither Parent nor any Parent Subsidiary acquired any such Company Shares in connection with or in contemplation of the Merger and (ii) Parent and any Parent Subsidiary acquired such Company Shares more than two years prior to the date of this Agreement.

          (b)   Acquisition Sub currently is, and at all times since its formation has been, organized as a limited liability company under the laws of the State of Pennsylvania. Parent currently is, and at all times since the formation of Acquisition Sub has been, the sole member of Acquisition Sub. No election has been made or will be made prior to the Effective Time to treat Acquisition Sub as an association taxable as a corporation for federal income tax purposes, and Acquisition Sub is, and at all times since its formation has been, disregarded as an entity separate from Parent for federal income tax purposes.

        3.13    Definition of Parent's Knowledge.    As used in this Agreement, the phrase "to the knowledge of Parent" or any similar phrase means the actual knowledge of the individuals identified in Section 3.13 of the Parent Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in Parent's corporate offices.

ARTICLE IV

COVENANTS AND AGREEMENTS

        4.1    Conduct of Business by the Company.

          (a)   During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue to perform and comply with the terms of existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing and except as set forth in Section 4.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

              (i)  (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions declared, set aside or paid by any wholly-owned Company Subsidiary consistent with past practice), (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (C), for the acquisition of Company Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

             (ii)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Company Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms or under the Company Rights Plan in accordance with its terms);

            (iii)  acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire, directly or indirectly, any corporation, partnership, limited liability company, or other business organization or division or product line thereof;

            (iv)  sell, lease, encumber, transfer or dispose of any assets, including Proprietary Rights, directly or indirectly, other than sales of inventory in the ordinary course of business, in amounts exceeding, in the aggregate, $2,500,000, except pursuant to obligations in effect on the date hereof and identified in Section 4.1(a)(iv) of the Company Disclosure Schedule;

             (v)  authorize any single capital expenditure in excess of $250,000 or aggregate capital expenditures in excess of the amounts set forth in the written budget attached hereto as Section 4.1(a)(v) of the Company Disclosure Schedule;

            (vi)  incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities, other than in the ordinary course of business consistent with past practice;

           (vii)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice or (B) as expressly contemplated herein;

          (viii)  change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change), or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Qs (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such restatement);

            (ix)  except as required by Law, (i) enter into, adopt, amend or terminate any Employee Plan (other than any workers compensation, medical or health benefit plan that the Company or any Company Subsidiary proposes to enter into, adopt, amend or terminate in the ordinary course of business consistent with past practice), (ii) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Plan or arrangement as in effect as of the date hereof;

             (x)  cause, permit or propose any amendments to the Articles of Incorporation or By-Laws of the Company or the Rights Agreement, except as expressly provided by the terms of this Agreement;

            (xi)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

           (xii)  make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

          (xiii)  settle or compromise any pending or threatened suit, action or claim where the amount paid in settlement or compromise (after application of any insurance proceeds) exceeds $500,000 or, except as set forth in Section 4.1(a)(xiii) of the Company Disclosure

    Schedule, that would result in a full release of claims or rights to coverage under any insurance policy;

          (xiv)  effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

           (xv)  enter into or modify any material agreement with any other Person;

          (xvi)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company or any Company Subsidiary is a party; or

         (xvii)  obligate itself to do any of the foregoing actions.

          (b)   During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Parent shall use its commercially reasonable efforts to, and shall cause each of the Parent Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice. Without limiting the generality of the foregoing, neither Parent nor any of the Parent Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that the Company shall otherwise consent in writing):

              (i)  repurchase, redeem or otherwise acquire any of its securities, except for the acquisition of Parent Shares from holders of stock options in full or partial payment of the exercise price payable by such holders upon exercise of such stock options outstanding on the date of this Agreement;

             (ii)  change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Company prior to any such change), or restate, or become obligated to restate, the financial statements included in the Parent 10-K or Parent 10-Q (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to the Company prior to any such restatement;

            (iii)  engage in any transaction (other than transactions contemplated by this Agreement) or take any other action that would (A) require the approval of the shareholders of Parent, (B) require Parent to include the information relating to such transaction in pro forma financial statements in the Registration Statement, or (C) require Parent to amend or restate any pro forma financial statements contained in the Registration Statement in any material manner; or

            (iv)  obligate itself to do any of the foregoing actions.

        4.2    Access to Information; Confidentiality.    From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times and without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated May 12, 2003, as amended (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

        4.3    Financial and Other Statements.    Notwithstanding anything contained in Section 4.2, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

          (a)   As soon as reasonably available, but in no event later than 15 days after the end of each month ending after the date of this Agreement, the Company will deliver to Parent, with respect to the Company and the Company Subsidiaries on a consolidated basis, a balance sheet as of the end of such month, an income statement for such month, a statement of cash flows for such month and a management performance review report for such month, which monthly reports shall be in reasonable detail. The Company will also deliver to Parent, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

          (b)   Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

          (c)   As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and, in the case of any such report furnished to any regulatory authority other than the SEC, to the extent any such reports are material, and except as legally prohibited thereby.

        4.4    Fees and Expenses.    Except as set forth in Section 6.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

        4.5    Authorizations and Regulatory Filings.

          (a)   Prior to the Closing, the parties shall use commercially reasonable best efforts to timely file and obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement. For purposes of this Section 4.5(a), the obligations of the Company, Parent and Acquisition Sub to use their "commercially reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

          (b)   As soon as practicable following the date of this Agreement, the Company and Parent each shall properly prepare and file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties (collectively, the "HSR Filings"). The Company and Parent each shall promptly (i) supply the other with any information which may be reasonably required in order to make such filings and (ii) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate. Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any HSR Filing, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and the FTC, the DOJ or other Governmental Entity or members of their respective staff or other appropriate officials, on the other hand, with respect to HSR Filings. Each of Parent and the Company agrees to use its commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act or other applicable law and to obtain the approval of the FTC, DOJ or any other Governmental Entity for the Merger and the other transactions contemplated hereby, including without limitation, promptly entering into good faith negotiations with the FTC or any other Governmental Entity to enter into a consent decree or other arrangement as may be necessary to secure termination of such waiting periods or to obtain such approval. Nothing in this Section 4.5 shall prevent, or be construed to prevent, Parent or Acquisition Sub from agreeing to extend the waiting period under the HSR Act in connection with good faith settlement negotiations with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent, Acquisition Sub and the Company shall use their commercially reasonable best efforts to have any non-final injunction or other action restraining, enjoining or otherwise prohibiting the consummation of the Merger stayed or reversed.

        4.6    Preparation of Disclosure Documents.

          (a)   As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/Prospectus and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company and Parent shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

          (b)   (i) The Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the required shareholder votes with respect to this Agreement, (ii) the Company Board, subject to Section 4.10(b), shall give its unqualified recommendation that its shareholders adopt this Agreement and (iii) Company shall take all lawful action to solicit such adoption. No withdrawal, modification, change or qualification in the recommendation of the Company Board (or any committee of the Company Board) shall change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present this Agreement for adoption at the Company Shareholders Meeting.

          (c)   Except as required by applicable Law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the

  Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        4.7    Further Assurances.    Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective commercially reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act.

        4.8    Public Announcements.    The Company shall consult with Parent, and Parent shall consult with the Company, and each will obtain the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its commercially reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. Notwithstanding the foregoing, without the other party's prior approval, each party and its authorized representatives may communicate with shareholders of such party, financial analysts and media representatives in such manner as such party believes reasonably necessary or desirable in connection with completing the Merger. In addition, without prior consultation or approval, each party may disseminate material included in a press release or other document previously approved for external distribution by the other party. Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

        4.9    Affiliate Letters.

          (a)   Prior to the Closing Date, the Company shall identify to Parent all Persons who, at the time of the Company Shareholders Meeting, the Company believes may be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act (each an "Affiliate"). The Company shall use its commercially reasonable best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of Persons who may be deemed to be Affiliates of the Company. The Company shall use its commercially reasonable best efforts to deliver to Parent prior to the Closing Date a letter from each of such Affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit B (the "Affiliate Letters").

          (b)   Parent shall file the reports required to be filed by it under Rule 144(c) under the Securities Act to enable any Affiliate to sell Parent Shares received by such Affiliate in the Merger without registration pursuant to Rule 145(d) under the Securities Act or any successor rule or regulation hereafter adopted by the SEC.

        4.10    No Solicitation.

          (a)   The Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal. Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company Board determines, in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to an unsolicited bona fide written Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, prior to the date on which the shareholders of the Company adopt this Agreement and only if the Company is not in breach of its obligations under this Section 4.10, may (A) furnish non-public information with respect to the Company to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement; provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) may participate in discussions or negotiations regarding such Acquisition Proposal.

          (b)   The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal and failing to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law and (B) in the case of clause (iii) above, complies with Section 6.1(c)(i) hereof. In the event that before the Effective Time the Company Board determines in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may enter into an agreement with respect to a Superior Proposal, but only 48 hours after Parent's receipt of written notice (x) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 6.1(c)(i) of this Agreement and (y) setting forth such other information required to be included therein as provided in Section 6.1(c)(i) of this Agreement. If the Company enters into an agreement with respect to a Superior Proposal, it shall have paid to Parent the Fee in accordance with Section 6.2 of this Agreement.

          (c)   Nothing contained in this Section 4.10 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (d)   The Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Acquisition Proposal, indicating, in connection with such notice, the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such written materials constitute confidential information of such other party under an effective confidentiality agreement. The Company agrees that it will keep Parent informed, on a reasonably prompt basis (and, in any case, within 36 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

        4.11    Notification of Certain Matters.    Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the Company, Parent and Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        4.12    Employee Matters.

          (a)   On and after the Closing, Parent shall, and shall cause the Surviving Entity to, honor in accordance with their terms all severance obligations of the Company or any Company Subsidiary listed in Section 2.23(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section of the Company Disclosure Schedule, any amounts with respect to such severance obligations that are payable by their terms upon consummation of the Merger, at the Effective Time or on the Closing Date (collectively, the "Severance Amounts") unless prior to the Closing any of the Severance Amounts are funded into the SPS Benefits Protection Trust (the "Trust"), in which case such funded Severance Amounts shall be payable to such applicable officers and employees directly from the Trust. For the period through September 30, 2004, employees of the Surviving Entity and the Company Subsidiaries who remain employed after the Effective Time (the "Company Employees") will continue to participate in the employee benefit plans (other than deferred compensation plans, supplemental retirement plans, management incentive plans (except as set forth in clause (b) below for the plans in effect on the Closing Date), long range incentive plans (except as set forth in clause (b) below for the plans in effect on the Closing Date), performance incentive plans, severance plans (excluding severance obligations that Parent has agreed to honor in accordance with the immediately preceding sentence), and stock option plans or other employer stock match or other employer stock related provisions) on substantially similar terms to those currently in effect. Thereafter, Parent shall, and shall cause the Surviving Entity to, provide the Company Employees with the types and levels of employee benefits no less favorable in the aggregate than those maintained from time to time by Parent or the Surviving Entity for similarly-situated employees of Parent or the Surviving Entity. Parent shall, and shall cause the Surviving Entity to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent of the Surviving Entity for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Entity to not, treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Entity for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company's or any of the Company Subsidiaries' health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Entity, if applicable. Parent shall, and shall cause the Surviving Entity to, make appropriate arrangements with its insurance carrier(s) to ensure such results. Notwithstanding the foregoing, Parent and the Company acknowledge that group health, prescription drug and dental benefit plans are subject to renewal effective January 1, 2004; that the Company will begin renewal negotiations and consideration of plan design changes prior to, but will not complete the renewal process by, the Effective Time; provided that the Effective Time has not occurred by January 1, 2004; and that market factors in recent years have created substantial volatility in group health, prescription drug and dental plan renewals. Therefore, Parent shall have the right to make plan design changes in any or all of the foregoing plans to the extent reasonably necessary to keep premium increases for individual plans below ten percent (10%) for the 2004 plan year.

          (b)   After the Closing, Parent shall cause the Surviving Entity to honor all obligations which existed prior to the Effective Time under the Company's deferred compensation plans and supplemental retirement plans and, to the extent earned in accordance with the terms of the plan and accrued prior to the Effective Time, giving effect to pro-ration for partial years of service, all obligations which existed under the Company's long range incentive plans and management incentive plans, including, without limitation, the SPS Technologies, Inc. Management Incentive Plan and SPS Technologies, Inc. Long Range Incentive Plan. Except as is otherwise required by the existing terms of the written employment and severance agreements to which the Company is presently a party and listed in Section 2.23(a) of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Entity or Parent.

          (c)   Notwithstanding any provision to the contrary in this Section 4.12, the Company shall take all actions necessary to ensure that the Company's retirement arrangements in respect of current non-employee directors (involving payments of lifetime annual retainers to such directors and granting to such directors the right to elect to receive all or a portion of such annual retainers in discounted price options or otherwise) shall terminate as of the Effective Time and thereafter be of no further force or effect, and shall provide to Parent prior to the Effective Time evidence reasonably satisfactory to Parent of the agreement of such directors to such termination.

        4.13    Indemnification.

          (a)   Subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Parent and the Surviving Entity agree that all rights to indemnification or exculpation now existing in favor of each present and former employee, agent, fiduciary, director or officer of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive and remain in full force and effect. From and after the Effective Time, Parent and the Surviving Entity also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors and listed in Section 4.13 of the Company Disclosure Schedule.

          (b)   In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Entity and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Entity and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain one counsel (plus one local counsel) reasonably satisfactory to them and Parent, and the Company and the Surviving Entity shall pay all fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, Parent, the Surviving Entity and the Indemnified Parties shall use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Entity or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Entity and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law (whereupon any advances received shall be repaid to Parent or the Surviving Entity). Any Indemnified Party wishing to claim indemnification under this Section 4.13(b), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity and Parent; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Entity and Parent except to the extent such failure to notify materially prejudices such party.

          (c)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $2,000,000; provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage. In the event that $2,000,000 is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

          (d)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 4.13.

          (e)   The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        4.14    Consultation in respect of Certain Actions and Proceedings.    Until this Agreement is terminated in accordance with Section 6.1, the Company shall consult in good faith with Parent in connection with the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any Governmental Entity or threatened by any Governmental Entity, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

        4.15    Reorganization Covenants.    Except as otherwise required by Law or by this Agreement, neither the Company, on the one hand, nor Parent or Acquisition Sub, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDITIONS TO THE MERGER

        5.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

          (a)    Shareholder Approval.    The Company shall have obtained the affirmative vote of the holders of Company Shares required to adopt this Agreement and the Merger in accordance with the provisions of the PBCL and the Articles of Incorporation and By-Laws of the Company.

          (b)    Registration Statement.    The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or the Company, threatened by the SEC.

          (c)    HSR Act.    The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d)    Other Regulatory Approvals.    All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger, including, without limitation, the approvals, authorizations and consents set forth on Schedule 5.1(d) attached hereto, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that the conditions of this Section 5.1(d) shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, authorization or consent.

          (e)    No Injunctions; Orders or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal, or otherwise prohibiting consummation of the Merger.

          (f)    NYSE.    The Parent Shares issuable in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

        5.2    Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger.    The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

          (a)    Representations, Warranties and Covenants.    The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Company Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

          (b)    Corporate Certificates.    The Company shall have delivered a copy of the Articles of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State as to the Company's corporate good standing.

          (c)    Secretary's Certificate.    The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Company Board until the Closing Date, (iii) a copy of the resolutions of the Company Board authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

          (d)    Affiliate Letters.    Parent shall have received the Affiliate Letters that the Company has obtained.

          (e)    Tax Opinion.    Parent shall have received the opinion of Stoel Rives LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization. Parent agrees that if the Aggregate Stock Consideration equals at least 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and the sole reason that Parent would not receive the opinion described in the preceding sentence is the continuity of shareholder interest requirement described in Treasury Regulations Section 1.368-1(e) (the "COSI Requirement") has not been satisfied, then the COSI Requirement shall be deemed satisfied and such opinion shall so assume. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

          (f)    Consents.    The Company shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.2(f) of the Company Disclosure Schedule.

          (g)    No Company Material Adverse Change.    Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to the Company's business or the Company Subsidiaries' businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which the Company and the Company Subsidiaries operate and does not affect the Company and the Company Subsidiaries in a materially disproportionate manner, shall, for purposes of this Section 5.2(g), be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

          (i)    Affidavit.    The Company shall have delivered to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not a "Foreign Person" as defined in Section 1445 of the Code.

          (j)    Parent Stock Price.    The per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date shall not be less than $21.09.

        5.3    Conditions to the Obligations of the Company to Effect the Merger.

          (a)    Representations, Warranties and Covenants.    The representations and warranties made by Parent and Acquisition Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Parent Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Parent and Acquisition Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

          (b)    Merger Documents.    Acquisition Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

          (c)    Tax Opinion.    The Company shall have received the opinion of Goodwin, Procter LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization. The Company agrees that if the Aggregate Stock Consideration equals at least 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and the sole reason that the Company would not receive the opinion described in the preceding sentence is that the COSI Requirement has not been satisfied, then the COSI Requirement shall be deemed satisfied and such opinion shall so assume. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

          (d)    No Parent Material Adverse Change.    Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to Parent's business or the Parent Subsidiaries' businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which Parent and the Parent Subsidiaries operate and does not affect Parent and the Parent Subsidiaries in a materially disproportionate manner, shall, for purposes of this Section 5.3(d), be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

        6.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the shareholders of the Company adopt this Agreement:

          (a)   by the mutual written consent of Parent, the Company and Acquisition Sub;

          (b)   by either of the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, by written notice to the other:

              (i)  if the Effective Time shall not have occurred on or before May 16, 2004; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by the Company pursuant to this Section 6.1(b)(i) that the Company shall have made any payments required by Sections 6.2(c) and 6.2(d);

             (ii)  if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable (which injunction or other action the parties hereto shall use their commercially reasonable best efforts to lift); or

            (iii)  if the shareholders of the Company shall not have adopted this Agreement within 75 days after the later of (A) the date the Company mails the Proxy Statement/Prospectus to the Company shareholders or (B) the date of the most recent supplemental proxy materials that Company is legally required to distribute to its shareholders; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has been the cause of or resulted in the failure to receive such shareholder vote on or before such date;

          (c)   by the Company:

              (i)  in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 4.10(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 6.1(c)(i), (A) the Company shall have paid the Fee, as set forth in Section 6.2(b), and (B) the Company shall have provided Acquisition Sub with 48 hours prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

             (ii)  if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or Acquisition Sub; or

            (iii)  if (A) on the Closing Date, the Aggregate Stock Consideration would be less than 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and (B) Parent shall not have elected, in its sole discretion, in writing to make a Stock Adjustment pursuant to Section 1.5(f) (it being agreed that if Parent has not elected in writing to make a Stock Adjustment pursuant to Section 1.5(f) by the end of the Closing Date, this Agreement shall terminate immediately following the end of the Closing Date);

          (d)   by Parent or Acquisition Sub:

              (i)  if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company;

             (ii)  by written notice to the Company if (A) the Company Board fails to include in the Proxy Statement/Prospectus its recommendation that the Company's shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Company shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (B) the Company Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal, or (C) the Company Board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

            (iii)  by written notice to the Company if the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date is less than $21.09.

        6.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become null and void and have no effect, without liability on the part of Parent, Acquisition Sub or the Company and their respective directors, officers or shareholders, except that (a) the provisions of Sections 4.4, 4.8, this Section 6.2 and Article VIII shall survive, and (b) no such termination shall relieve any party from liability by reason of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

          (b)   If this Agreement is terminated by the Company pursuant to Section 6.1(c)(i), or by Parent or Acquisition Sub pursuant to Section 6.1(d)(ii), then the Company shall pay to Parent an amount in cash equal to $18,000,000 (the "Fee"). Payment of the Fee shall be made by the Company (i) concurrently with a termination of this Agreement by the Company under Section 6.1(c)(i) or (ii) within two Business Days following a termination of this Agreement by Parent or Acquisition Sub under Section 6.1(d)(ii). If Parent or Acquisition Sub terminate this Agreement pursuant to Section 6.1(d)(i) (as a result of a material breach of the Company's obligations under Section 4.10 of this Agreement) and within 12 months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal, then the Company shall pay to Parent concurrently with the consummation of the acquisition contemplated by the Acquisition Proposal, the Fee.

          (c)   If this Agreement is terminated by any party pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii) due to the failure to obtain termination of any waiting periods under the HSR Act and to obtain the approval of the FTC, DOJ or any other Governmental Entity for the Merger, the filings fees for all filings and submissions under the HSR Act and the merger notification and control laws and regulations of other applicable jurisdictions pursuant to Section 4.5(b) shall be borne equally by the Company and Parent.

          (d)   Any payment required by this Section 6.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent. If the Company fails to timely make any payment required under this Section 6.3 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay the Company interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 6.2.

        6.3    Amendment.    This Agreement may be amended at any time before or after adoption of this Agreement by the shareholders of the Company by a written instrument signed by each of the parties hereto; provided, however, that after any such shareholder approval, no amendment shall be made which by Law requires further approval by shareholders without obtaining such approval.

        6.4    Extension; Waiver.    At any time prior to the Effective Time, any of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE VII

DEFINITIONS

        7.1    Definitions.    For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

        "Acquisition Proposal" means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Company Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger.

        "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

        "Business Day" means any day other than Saturday, Sunday or federal holiday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Certificate" means certificate representing Company Shares.

        "Company Common Stock" means common stock, par value $0.50 per share, of the Company.

        "Company Material Adverse Effect" means a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

        "Company Preferred Stock" means preferred stock, par value $1.00 per share, of the Company.

        "Company Shares" means shares of Company Common Stock.

        "Company Stock Option Plans" means the SPS Technologies, Inc. 1988 Long Term Incentive Stock Plan, the SPS Technologies, Inc. Restricted Stock Award Plan for Officers, Directors and Non-Officer Employees and the other option agreements listed in Section 2.5(b) of the Company Disclosure Schedule.

        "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "Governmental Entity" means any local, municipal, state, federal or foreign government or governmental or regulatory authority or any United States, state or foreign court of competent jurisdiction.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Law" means any law, statute, rule, ordinance or regulation or any order, judgment, writ, injunction, decree or requirement of any Governmental Entity.

        "Lien" means any charge, lien, pledge, mortgage, security interest, claim or other encumbrance on title.

        "Material Company Subsidiaries" means those Company Subsidiaries listed in Section 7.1 of the Company Disclosure Schedule.

        "Parent Common Stock" means common stock, without par value, of Parent.

        "Parent Material Adverse Effect" means a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole.

        "Parent Preferred Stock" means preferred stock, without par value, of Parent.

        "Parent Rights Plan" means the Rights Agreement, dated as of December 3, 1998, between Parent and The Bank of New York.

        "Parent Shares" means shares of Parent Common Stock.

        "Parent Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiaries.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency or political subdivision thereof).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Superior Proposal" means a bona fide Acquisition Proposal to acquire a majority or more of the Company Shares then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries on terms which the Company Board determines in its good faith judgment (after consultation with CSFB or another financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the Company's shareholders than the Merger (including adjustment to the terms and conditions proposed by Parent in response to the Acquisition Proposal) and reasonably capable of being consummated.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

        "Treasury Regulations" means the Income Tax Regulations promulgated by the United States Department of the Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        7.2    Cross-References of Other Definitions.    Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Acquisition Sub	Preface
Adjusted Aggregate Stock Consideration	1.5(f)
Affiliate	4.9(a)
Affiliate Letters	4.9(a)
Aggregate Stock Consideration	1.5(f)
Agreement	Preface
Available Cash Amount	1.5(c)
Available Stock Amount	1.5(d)
Cash Consideration	1.5(b)
Cash Election	1.5(c)
Cash Election Amount	1.5(c)
Certificate of Merger	1.2
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preface
Company Board	Recitals
Company Balance Sheet	2.10
Company Contracts	2.14(a)
Company Disclosure Schedule	Article II
Company Employees	4.12(a)
Company Properties	2.17(a)
Company Rights Plan	2.4(c)
Company SEC Reports	2.8
Company Shareholders Meeting	4.6(b)
Company 10-K	2.8
Company 10-Qs	2.8
Confidentiality Agreement	4.2
Contamination or Contaminated	2.21(a)
COSI Requirement	5.2(e)
CSFB	2.26
Customer	2.20(a)

Delaware Courts	8.9
DOJ	4.5(b)
Effective Time	1.2
Election	1.5(b)
Election Deadline	1.5(g)
Election Form	1.5(c)
Employee Plan	2.22(a)
Environmental Law	2.21(a)
ERISA	2.22(b)
ERISA Pension Plan	2.22(b)
ERISA Plan	2.22(b)
ERISA Welfare Benefit Plan	2.22(b)
Exchange Agent	1.8(a)
Exchange Ratio	1.5(b)
Excluded Shares	1.5(a)
Fee	6.2(b)
FTC	4.5(b)
Hazardous Substance	2.21(a)
HSR Filings	4.5(b)
Indemnified Parties	4.13(a)
Merger	Recitals
Merger Consideration	1.5(b)
No Election Share	1.5(b)
Note Purchase Agreement	2.14(a)
Option	1.6(a)
Parent	Preface
Parent Balance Sheet	3.7
Parent Board	Recitals
Parent Disclosure Schedule	Article III
Parent SEC Reports	3.5
Parent 10-K	3.5
Parent 10-Q	3.5
Patents	2.18(a)
PBCL	Recitals
Permit	2.12(a)
PLLCL	Recitals
Property Restrictions	2.17(a)
Proprietary Rights	2.18(a)
Proxy Statement/Prospectus	2.27
Registration Statement	2.27
Restricted Stock	1.6(b)
Severance Amounts	4.12(a)
Stock Consideration	1.5(b)
Stock Election	1.5(d)
Stock Election Amount	1.5(d)
Stock Fraction	1.5(d)
Supplier	2.20(b)
Surviving Entity	1.1(a)
Trust	4.12(a)
Voting Agreements	Recitals

ARTICLE VIII

MISCELLANEOUS

        8.1    No Survival.    None of the representations and warranties of the Company, Parent or Acquisition Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

        8.2    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Acquisition Sub:
Precision Castparts Corp. 4650 S.W. Macadam Avenue, Suite 440 Portland, OR 97239-4262
	Attn:	William D. Larsson
Telecopy No.: (503) 417-4817
with a copy to:
Stoel Rives LLP 900 SW Fifth Avenue, Suite 2600 Portland, OR 97204-1268
	Attn:	Ruth A. Beyer William L. Clydesdale
Telecopy No.: (503) 220-2480
(b)	if to the Company:
SPS Technologies, Inc. Two Pitcairn Place, Suite 200 165 Township Line Road Jenkintown, PA 19046
	Attn:	John S. Thompson James D. Dee
Telecopy No.: (215) 517-2030
with a copy to:
Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109
	Attn:	John R. LeClaire, P.C. Joseph L. Johnson III, P.C.
Telecopy No.: (617) 523-1231

        8.3    Entire Agreement.    This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement (excluding the provisions of the agreement dated July 21, 2003 between Parent and the Company), which shall survive execution of this Agreement and any termination of this Agreement.

        8.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except to the extent that the laws of the Commonwealth of Pennsylvania apply to the Merger and the rights of Company shareholders relative to the Merger.

        8.5    Binding Effect; No Assignment; No Third-Party Beneficiaries.

          (a)   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

          (b)   Other than Sections 4.9(b), 4.12 and 4.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Acquisition Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Sections 4.9(b), 4.12 and 4.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

        8.6    Section Headings; Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        8.7    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

        8.8    Severability.    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable mutually acceptable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

        8.9    Submission to Jurisdiction.    Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

        8.10    Enforcement.    The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

        8.11    Waiver of Jury Trial.    EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

        8.12    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PRECISION CASTPARTS CORP.
By:	/s/ WILLIAM D. LARSSON
	Name:	William D. Larsson
	Title:	Senior Vice President and Chief Financial Officer
STAR ACQUISITION, LLC
By:	/s/ WILLIAM D. LARSSON
	Name:	William D. Larsson
	Title:	Senior Vice President and CFO
SPS TECHNOLOGIES, INC.
By:	/s/ JOHN S. THOMPSON
	Name:	John S. Thompson
	Title:	Chief Executive Officer

EXHIBIT A-1

FORM OF VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as of August 16, 2003, is made by and between the undersigned, a shareholder (the "Shareholder") of SPS Technologies, Inc., a Pennsylvania corporation (the "Company") and Precision Castparts Corp., an Oregon corporation ("Parent"). Capitalized terms used in this Agreement but not otherwise defined have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, Star Acquisition LLC, a wholly owned Pennsylvania subsidiary of Parent ("Acquisition Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Acquisition Sub (the "Merger"), upon the terms and conditions set forth therein; and

        WHEREAS the Shareholder desires that the Merger occur and that the Shareholder receive, at the Shareholder's election in accordance with the Merger Agreement, the Shareholder's portion of the Merger Consideration;

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

        1.    Representations of Shareholder.

          1.1   The Shareholder represents and warrants that, as of the date of this Agreement, the Shareholder is the beneficial holder of the number of shares of the capital stock of the Company set forth on the signature page to this Agreement ("Shares") free and clear of all Liens (other than Liens under applicable Law) which would adversely affect the ability of the Shareholder to comply with the terms of this Agreement.

          1.2   The Shareholder represents and warrants that the Shareholder does not own beneficially (as such term is defined in the Exchange Act) or of record (a) any shares of the capital stock of the Company, other than the Shares or (b) any rights to acquire any shares of the capital stock of the Company, other than options held by the Shareholder or its affiliates and the Shares issuable on exercise of such outstanding options.

          1.3   The Shareholder represents and warrants that the Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by the Shareholder and assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

          1.4   The Shareholder represents and warrants that the execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not: (a) conflict with or violate any order applicable to the Shareholder or by which the Shareholder or any of the Shareholder's properties or Shares is bound or affected; (b) result in any material breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien applicable to any of the Shares pursuant to any written, oral or other agreement, contract or legally binding commitment to which the Shareholder is a party or by which

A-A1-1

  the Shareholder or any of the Shareholder's properties (including but not limited to the Shares) is bound or affected; or (c) require any written, oral or other agreement, contract or legally binding commitment of any third party except, in each case, a violation, conflict, breach, default or commitment which would not be reasonably likely to have a material adverse effect on such Shareholder's ability to consummate the transactions contemplated by this Agreement.

          1.5   The Shareholder represents and warrants that the representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through Termination Time (as defined in Section 11.4 hereof) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

        2.    Agreement to Vote Shares; Proxy; Waiver.

          2.1    Voting.    The Shareholder agrees that, prior to the Termination Time, at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, the Shareholder shall vote the Shareholder's Shares and any shares of the capital stock of the Company acquired after the date of this Agreement and prior to the applicable record date ("New Shares"), and shall cause any holder of record of the Shareholder's Shares or New Shares to vote (a) to approve the Merger and to approve and adopt the Merger Agreement, (b) to approve any action required in furtherance of the Merger, and (c) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to the Company's, Parent's or Acquisition Sub's respective obligations to consummate the Merger.

          2.2    Proxy.    [Intentionally deleted]

          2.3    Waiver.

            (a)   The Shareholder hereby agrees not to exercise any rights of appraisal and any dissenters' rights that the Shareholder may have (whether under applicable law or otherwise) with respect to the Shares and any shares of Parent Common Stock receivable upon conversion of any Shares in connection with the Merger.

            (b)   The Shareholder hereby waives any rights of first refusal, preemptive rights, rights of redemption or repurchase, rights to notice and similar rights of the Shareholder under any agreement, arrangement or understanding applicable to the Shares or New Shares (other than any Shareholder rights plan or other rights offered pro rata to all Shareholders of the Company), in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions and acts contemplated by the Merger Agreement. Effective immediately prior to the Effective Time, the Shareholder hereby agrees and consents to the termination of any such rights and agreements. The Shareholder agrees to take such actions, and execute and deliver such agreements and documents, as may reasonably be requested by Parent in order to effect, confirm or evidence the foregoing waivers and termination.

        3.    No Voting Trusts.    The Shareholder agrees that, prior to the Termination Time, it will not, and it will use reasonable best efforts to not permit any Person under the Shareholder's control to, deposit any of the Shareholder's Shares in a voting trust or subject any of the Shareholder's Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

        4.    No Proxy Solicitations.    The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any Person under the Shareholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act)

A-A1-2

in opposition to or competition with the consummation of the Merger, (b) subject to Section 9 hereof, directly or indirectly solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any Person relating to, an Acquisition Proposal, or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

        5.    Transfer and Encumbrance.    Except for gifts given without consideration where the recipient executes a voting agreement in form and substance similar to this Agreement, the Shareholder agrees that, prior to the Termination Time, the Shareholder will not, directly or indirectly (a) transfer, sell, offer, contract or agree to sell, pledge or otherwise dispose of or encumber any of the Shares or any New Shares or (b) announce any transfer, sale, offer, contract of sale or other disposition of, any of the Shares or any New Shares, to any Person other than (A) pursuant to the Merger, or (B) with prior written consent, which consent will not unreasonably withheld (provided that the exercise of Company options shall not be subject to the terms of this Section 4), unless the person or entity to whom Shares or New Shares have been sold, transferred or disposed agrees to be bound by this Agreement as if a party hereto.

        6.    Specific Performance.    Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

        7.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

        8.    Entire Agreement.    This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    Shareholder Capacity.    The execution of this Agreement by Shareholder shall be solely in the Shareholder's capacity as the beneficial owner of the Shares held by Shareholder, and Shareholder makes no agreement or understanding herein in the Shareholder's capacity, if any, as a director, officer or employee of the Company or any of its subsidiaries.

        10.    Preparation of S-4 and Proxy Statement/Prospectus.    Following the consummation of the Merger, Parent, with the assistance of the Company shall, as soon as practicable, prepare and Parent shall file with the SEC a post-effective amendment to the Form S-4 (the "Post-Effective Amendment") for the offer and sale of the Parent Common Stock received by Shareholder in the Merger pursuant to the Merger in order to permit Shareholder to freely sell such shares of Parent Common Stock for at least a one-year period following the Merger. Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act of 1933 (the "Securities Act") as promptly as practicable after such filing. Parent shall also take any action required to be taken under

A-A1-3

any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. Parent will advise Shareholder and the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. In the event that such Post-Effective Amendment may not be used for the foregoing purposes, Parent shall promptly following the Merger prepare, file and use commercially reasonable efforts to cause to be declared effective by the SEC a registration statement on Form S-3 (the "Form S-3") to permit Shareholder, for a one-year period following the Merger to offer and sell shares of Parent Common Stock received in the Merger. Subject to Section 11.8, all costs, expenses, filing fees associated with the preparation, filing and maintaining of the Post-Effective Amendment or the Form S-3 shall be borne by Parent, including the costs and expenses (including reasonable counsel fees) incurred by Shareholder in connection with its review of and participation in connection with the Post-Effective Amendment or the Form S-3.

        11.    Miscellaneous.

          11.1    This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions.

          11.2    If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

          11.3    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be valid and binding as original manual signatures.

          11.4    This Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger or (ii) termination of the Merger Agreement (the "Termination Time"); provided, however, that Section 10 shall survive the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder.

          11.5    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          11.6    From time to time and without additional consideration, the Shareholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments, and perform such further acts, as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Agreement.

          11.7    No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party, which writing must refer hereto. No waiver by any party of such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          11.8    Parent agrees that if the Merger is consummated, it shall pay all fees, costs and expenses (including reasonable attorney fees) up to an aggregate of $25,000 that are incurred by Shareholder and the other shareholders of the Company that are entering into similar voting

A-A1-4

  agreements with Parent in connection with the preparation of this Agreement and the transactions contemplated hereby (including pursuant to Section 10).

          11.9    The obligations of the Shareholder set forth in this Agreement shall not be effective or binding upon the Shareholder until after such time as the Merger Agreement is executed and delivered by Parent, Acquisition Sub and the Company. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PRECISION CASTPARTS CORP.
By:
Name: Title:
[SHAREHOLDER]
By:
Name: Title:
Address:

Telecopy:

Number of Shares of Common Stock owned by the Shareholder as of the date of this Agreement:
By:
Name: Title:

A-A1-5

EXHIBIT A-2

FORM OF REVOCABLE VOTING AGREEMENT

        THIS REVOCABLE VOTING AGREEMENT (this "Agreement"), dated as of August 16, 2003, is made by and between:

        (a)   The Employee Benefits Committee (the "Committee") of the Board of Directors (the "Board") of SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), in the Committee's fiduciary capacity under Section 4.07 of the Defined Benefit Trust Agreement (the "Trust") dated January 2, 2001 between the Company and SEI Private Trust Company (the "Trustee"); and

        (b)   Precision Castparts Corp., an Oregon corporation ("Parent").

        This Agreement relates to certain shares of common stock of the Company held by the Trustee under the Trust for the exclusive benefit of participants and beneficiaries under employee benefit plans (the "Plans") maintained by the Company and certain of its affiliates.

        Capitalized terms used in this Agreement but not otherwise defined have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS Section 4.07 of the Trust provides (a) that the Company is the sole party empowered to exercise authority, power and discretion with respect to securities issued by the Company held in the Trust, including but not limited to proxy voting and disposition of such securities and (b) that the Trustee shall act upon the written directions of the Company with respect to any matter involving such securities, and the Board has designated the Committee as the party to carry out such authority, power and discretion with respect to such securities; and

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, a wholly owned Pennsylvania subsidiary of Parent ("Acquisition Sub") and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Acquisition Sub (the "Merger"), upon the terms and conditions set forth therein; and

        WHEREAS the Committee believes that the Merger is in the best interest of Plan participants and beneficiaries and therefore desires that the Merger occur and that the Trust receive, at the Committee's direction in accordance with the Merger Agreement, the Trust's portion of the Merger Consideration for the benefit of Plan participants and beneficiaries;

        NOW, THEREFORE, for good and valuable consideration including the effect of this Agreement as an inducement for Parent, Acquisition Sub and the Company to enter into the Merger Agreement, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

        1.    Representations of Committee.

          1.1   The Committee represents and warrants that, as of the date of this Agreement, the Trust is the beneficial holder of the number of shares of the capital stock of the Company set forth on the signature page to this Agreement ("Shares") free and clear of all Liens (other than liens under applicable law) that would adversely affect the ability of the Committee to comply with the terms of this Agreement.

          1.2   The Committee represents and warrants that the Trust does not own beneficially (as such term is defined in the Exchange Act) or of record (a) any shares of the capital stock of the

A-A2-1

  Company or (b) any rights to acquire any shares of the capital stock of the Company, other than the Shares.

          1.3   The Committee represents and warrants that the Committee has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by the Committee and assuming the due authorization, execution and delivery by Parent, unless revoked by the Committee as provided in Section 3 below or otherwise modified or invalidated as provided in Section 7.2 below, constitutes a legal, valid and binding obligation of the Committee, enforceable against the Committee in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

          1.4   The Committee represents and warrants that the execution and delivery of this Agreement by the Committee do not, and the performance of this Agreement by the Committee will not: (a) conflict with or violate any order applicable to the Committee or by which the Committee or any of the Shares is bound or affected; (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien applicable to any of the Shares pursuant to any written, oral or other agreement, contract or legally binding commitment to which the Committee is a party or by which the Committee or any of the Shares is bound or affected; or (c) require any written, oral or other agreement, contract or legally binding commitment of any third party except, in each case, a violation, conflict, breach, default or commitment which would not be reasonably likely to have a material adverse effect on the Committee's ability to consummate the transactions contemplated by this Agreement.

          1.5   The Committee represents and warrants that the representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through Termination Time (as defined in Section 7.4 hereof) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

        2.    Agreement to Vote Shares; Waiver; Other Agreements.

          2.1    Revocation, Modification or Invalidation.    The following Sections 2.2 through 2.6 are subject to revocation, modification or invalidation as provided in Sections 3 and 7.2 herein.

          2.2    Voting.    The Committee agrees that prior to the Termination Time, the Committee shall direct the Trustee to vote at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, all the Trust's Shares and any shares of the capital stock of the Company acquired after the date of this Agreement and prior to the applicable record date ("New Shares") (a) to approve the Merger and to approve and adopt the Merger Agreement, (b) to approve any action required in furtherance of the Merger, and (c) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to the Company's, Parent's or Acquisition Sub's respective obligations to consummate the Merger.

          2.3    Waiver.

            (a)   The Committee hereby agrees not to exercise any rights of appraisal and any dissenters' rights that the Trust may have (whether under applicable law or otherwise) with respect to the Shares and any shares of Parent Common Stock receivable upon conversion of any Shares in connection with the Merger.

A-A2-2

            (b)   The Committee hereby waives any rights of first refusal, preemptive rights, rights of redemption or repurchase, rights to notice and similar rights of the Trust under any agreement, arrangement or understanding applicable to the Shares or New Shares (other than any Shareholder rights plan or other rights offered pro rata to all Shareholders of the Company), in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions and acts contemplated by the Merger Agreement. Effective immediately prior to the Effective Time, the Committee hereby agrees and consents to the termination of any such rights and agreements. The Committee agrees to take such actions, and execute and deliver such agreements and documents, as may reasonably be requested by Parent in order to effect, confirm or evidence the foregoing waivers and termination.

          2.4    No Voting Trusts.    The Committee agrees that, prior to the Termination Time, the Committee will not, and it will use reasonable best efforts to not permit any Person under the Committee's control to, deposit any of the Trust's Shares in a voting trust or subject any of the Trust's Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

          2.5    No Proxy Solicitations.    The Committee agrees that the Committee will not, nor will the Committee permit any Person under the Committee's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger, (b) directly or indirectly solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any Person relating to, an Acquisition Proposal, or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

          2.6    Transfer and Encumbrance.    The Committee agrees that, prior to the Termination Time, the Committee will not, directly or indirectly (a) transfer, sell, offer, contract or agree to sell, pledge or otherwise dispose of or encumber any of the Shares or any New Shares or (b) announce any transfer, sale, offer, contract of sale or other disposition of, any of the Shares or any New Shares, to any Person other than Parent.

        3.    Revocation.    As a fiduciary of an employee benefit plan governed by the Employee Retirement Income Security Act of 1974 ("ERISA") the Committee declares, and Parent agrees, that, notwithstanding any provision of this Agreement to the contrary, the Committee may revoke this Agreement prior to the Termination Time if the Committee in its sole discretion after receiving advice from outside counsel on the issue determines in good faith (a) that carrying out this Agreement would be a breach of its fiduciary duty under ERISA, be contrary to the best interests of participants and beneficiaries under the Plans, or otherwise violate the provisions of ERISA or other applicable law or (b) that it would be more favorable to the interests of participants and beneficiaries under the Plans for the Committee to direct the Trustee to accept the terms of another offer. In order to revoke this Agreement, the Committee shall provide written notice to the Parent of the intent to revoke, including the date and time set by the Committee for the revocation of this Agreement and an explanation of the reason(s) for the revocation and (if applicable) material terms and conditions of the other offer under (b) including, without limitation, the amount and form of the proposed consideration and whether such other offer is subject to any material conditions. To the extent permitted by applicable law and consistent with the Committee's fiduciary duty under ERISA, such notice shall be given at least 48 hours before the time set by the Committee for the revocation to be effective, but if less than 48 hours remains before (A) the Termination Time under 7.4(i) or (ii), or (B) the date of the Company's stockholders' meeting then the remaining time shall be substituted for the 48-hour

A-A2-3

minimum. Upon receipt of such notice, Parent may accept the revocation or propose such alteration of the terms of the Merger Agreement as Parent may wish to propose. The Committee may accept such proposal and rescind its notice of intent to revoke this Agreement, or it may, in its sole discretion after receiving advice from outside counsel on the issue determine in good faith not to do so for one or more of the reasons described in (a) and (b) above. If the Committee does not rescind its proposed revocation by the expiration date and time specified in the Committee's notice (or any later expiration date and time that the Committee and Parent may agree will apply), this Agreement shall be revoked and neither party shall be bound by this Agreement after the expiration date and time.

        4.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

        5.    Entire Agreement.    This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        6.    Committee Capacity.    The authorization of this Agreement by the Committee, and the execution of this Agreement by the Committee, are solely in the Committee's capacity as the Trust fiduciary authorized to direct the Trustee as beneficial owner of the Shares held by the Trust, and no member of the Committee makes any agreement or understanding herein in the member's individual capacity or in the member's capacity, if any, as a director or officer of the Company apart from his or her role as a member of the Committee.

        7.    Miscellaneous.

          7.1   This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with (a) ERISA and (b) to the extent not preempted by ERISA, by the laws of the State of Delaware without regard to its conflicts of law provisions.

          7.2   If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid by a court of competent jurisdiction, or by a governmental agency, including without limitation the Department of Labor or the Pension Benefit Guaranty Corporation, the remainder of the provision held invalid and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

          7.3   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be valid and binding as original manual signatures.

          7.4   This Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) termination of the Merger Agreement, or (iii) the revocation of this Agreement by the Committee pursuant to Section 3 hereof (the "Termination Time").

          7.5   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          7.6   From time to time and without additional consideration, the Committee will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments, and perform such further acts, as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Agreement.

A-A2-4

          7.7   No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party, which writing must refer hereto. No waiver by any party of such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          7.8   The obligations of the Committee set forth in this Agreement shall not be effective or binding upon the Committee until after such time as the Merger Agreement is executed and delivered by Parent, Acquisition Sub and the Company. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Employee Benefits Committee of the Board of Directors of SPS Technologies, Inc., solely in its capacity as fiduciary of the SPS Technologies, Inc. Defined Benefit Trust
By:
Name: Title:
Address:

Telecopy:

Number of Shares of Common Stock beneficially owned by the Trust as of the date of this Agreement:
Precision Castparts Corp.
By:
Name: Title:

A-A2-5

EXHIBIT B

FORM OF AFFILIATE LETTER

                        , 2003

Precision Castparts Corp.
4650 S.W. Macadam Avenue, Suite 440
Portland, OR 97239-4262
Telecopy No.: (503) 417-4817

Ladies and Gentlemen:

        The undersigned has been advised that the undersigned may be deemed to be an "affiliate" of SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), as the term "affiliate" is used in and for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 16, 2003 among Precision Castparts Corp., an Oregon corporation ("Parent"), Star Acquisition, LLC, a Pennsylvania limited liability company ("Acquisition Sub") and the Company (the "Merger Agreement"), the Company will be merged with and into Acquisition Sub (the "Merger").

        As a result of the Merger, the undersigned may receive shares of common stock, without par value, of Parent (the "Parent Shares"), in exchange for the shares owned by the undersigned of common stock, par value $0.50 per share, of the Company.

        The undersigned represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Shares as a result of the Merger:

        (a)   The undersigned has carefully read this letter and the Merger Agreement and has discussed or will discuss the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent the undersigned feels necessary, with the undersigned's counsel or counsel for the Company.

        (b)   The undersigned has been advised that the issuance of the Parent Shares to the undersigned pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. The undersigned has been further advised, however, that since at the time the Merger was submitted for a vote of the shareholders of the Company, the undersigned may be deemed to have been an affiliate of the Company and the distribution by the undersigned or on the undersigned's behalf of the Parent Shares has not been registered under the Securities Act, dispositions of the Parent Shares by the undersigned or on the undersigned's behalf may be restricted under the Securities Act and the rules and regulations thereunder. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the Parent Shares issued to the undersigned in the Merger unless the disposition (i) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (and otherwise in accordance with Rule 144 under the Securities Act if the undersigned is an affiliate of Parent and if so required at the time), (ii) is made pursuant to an effective registration statement under the Securities Act or (iii) is, in the opinion of Parent's general counsel or other independent counsel reasonably acceptable to Parent or pursuant to a "no-action" or interpretive letter obtained by the undersigned from the staff of the SEC, exempt from registration under the Securities Act; provided, however, that, for so long as the undersigned holds any Parent Shares as to which the undersigned is subject to the limitations of Rule 145 and to the extent applicable, Rule 144, Parent will (1) use its commercially reasonable efforts to (A) file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information

A-B-1

with respect to Parent and (B) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Shares by the undersigned under Rule 145 and, to the extent applicable, Rule 144, and (2) otherwise use its commercially reasonable efforts to make available to the undersigned the exemption afforded by Rule 145 and to the extent applicable, Rule 144 with respect to the sale, transfer or other disposition of the Parent Shares.

        (c)   The undersigned also understands that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Shares and that there will be placed on the certificates, if any, for the Parent Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

        (d)   The undersigned also understands that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement under the Securities Act, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

        It is understood and agreed that the legends set forth in paragraphs (c) and (d) above will be removed by delivery of substitute certificates without such legends and/or any transfer instructions will be lifted (i) at the written request of the undersigned to Parent and with evidence reasonably acceptable to Parent, if one year shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) at the written request of the undersigned to Parent and with evidence reasonably acceptable to Parent, if two years shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) if the undersigned shall have delivered to Parent (A) a copy of a "no action" letter or interpretive letter obtained by the undersigned from the staff of the SEC, or an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (B), with evidence reasonably acceptable to Parent, a written statement that the Parent Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

        Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, or as

A-B-2

a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,
Name: Address:
Agreed to and Accepted this day of , 2003:
PRECISION CASTPARTS CORP.
By:
Name: Title:

A-B-3

Annex B

CREDIT SUISSE FIRST BOSTON LLC Eleven Madison Avenue Tel 1 212 325 2000 New York, NY 10010-3629 www.csfb com

August 15, 2003

The Board of Directors
SPS Technologies, Inc.
Two Pitcairn Place
Jenkintown, Pennsylvania 19046

Member of the Board:

        You have asked us to advise you with respect to the fairness to the shareholders of SPS Technologies, Inc. (the "Company"), other than Precision Castparts Corporation (the "Acquiror"), from a financial point of view of the Merger Consideration (as defined below) contemplated to be received by such shareholders pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") to be entered into, among the Company, the Acquiror and Acquisition Sub, a wholly owned subsidiary of the Acquiror (the "Sub"). The Merger Agreement will provide for the merger (the "Merger") of the Company with and into the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.50 per share (the "Company Common Stock"), of the Company, other than shares owned by the Company, will be converted into the right to receive, at the option of the holder (subject to certain proration limitations) either (i) $43.00 per share of Company Common Stock in cash (the "Cash Consideration") or (ii) 1.360 shares (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration") of common stock, without par value (the "Acquiror Common Stock"), of the Acquiror or (iii) if no effective election has been made by the holder, a combination of cash and Acquiror Common Stock equal to one half of Cash Consideration and one-half of Stock Consideration; provided that the aggregate number of shares of Acquiror Common Stock issued in the Merger shall not, subject to certain exceptions provided in the Merger Agreement, exceed the Maximum Stock Consideration and the aggregate Cash Consideration shall not exceed the Maximum Cash Consideration. The "Maximum Stock Consideration" means 0.68 times the number of outstanding shares of Company Common Stock and the "Maximum Cash Consideration" means $21.50 times the number of outstanding shares of Company Common Stock.

        In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as a draft of the Merger Agreement dated August 14, 2003 and certain other related agreements. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and the Acquiror and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror, respectively. We further have reviewed estimates prepared by the management of the Company as to the potential cost savings and other synergies (together, the "Synergies") expected to result from the Merger. We have also considered certain financial and stock market data of the Company and the Acquiror, and have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

B-1

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company and the Acquiror and of the Company's management as to the Synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have also assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, the Acquiror or the contemplated benefits of the merger, and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We have also assumed that the final Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analysis. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Our opinion is necessarily based upon the information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We are not expressing any opinion as to what the actual value of the Acquiror Common Stock will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates may have in the past provided investment banking and financial services to Company and the Acquiror unrelated to the Merger for which we may have received compensation and we may in the future provide certain investment banking and financial services to the Acquiror and its affiliates for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders, other than the Acquiror, from a financial point of view.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ DONALD MELTZER Donald Meltzer Managing Director

B-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Precision Castparts Corp.'s Restated Articles of Incorporation, as amended ("Articles"), contain a provision that eliminates the personal liability of a director to the Company and its shareholders for monetary damages for conduct as a director, except to the extent not permitted by the Oregon Business Corporation Act (the "Act"). Under the Act, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of the Company's stock under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.

        The Articles also authorize indemnification of current or former directors or officers of the Company to the fullest extent permitted by law. The Company's Bylaws require indemnification of officers and directors to the fullest extent permitted by the Act. In addition, the Company has entered into indemnity agreements with certain of its officers and directors. The effects of the Articles, the Bylaws, the Act, and the indemnity agreements (the "Indemnification Provisions") are summarized as follows:

          (a)   The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

          (b)   The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

          (c)   The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (d)   An officer or director who has been successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (e)   Because the limits of permissible indemnification under the Act are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

          (f)    The Company must advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

        The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise.

        The Company has directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

        (a)    Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of August 16, 2003, by and among Precision Castparts Corp., an Oregon corporation ("PCC"), Star Acquisition, LLC, a Pennsylvania limited liability company, and SPS Technologies, Inc., a Pennsylvania corporation ("SPS") (Incorporated herein by reference to Exhibit 2 to the Form 8-K filed August 18, 2003) (File number 1-10348)
3.1	Restated Articles of Incorporation of PCC, as amended (Incorporated herein by reference to Exhibit (3)A to the Form 10-K filed June 11, 2002) (File number 1-10348)
3.2	Bylaws of PCC (Incorporated herein by reference to Exhibit 3 to the Form 10-Q, filed February 9, 2000) (File number 1-10348)
4.1
Indenture dated December 17, 1997 between Bank One Trust Company, N.A. (successor in interest to the First National Bank of Chicago) as Trustee and PCC (Incorporated herein by reference to Exhibit (4)A to the Form 10-K filed June 26, 1998) (File number 1-10348)
4.2
Officers' Certificate dated December 17, 1997 pursuant to Indenture dated December 17, 1997 (Incorporated herein by reference to Exhibit (4)B to the Form 10-K filed June 11, 2002) (File number 1-10348)
4.3	Officers' Certificate dated March 3, 2000 pursuant to Indenture dated December 17, 1997 (Incorporated herein by reference to Exhibit 4.2 to the Form S-4 filed March 31, 2000) (File No. 333-33764)
4.4	Form of Rights Agreement, dated as of December 3, 1998, between PCC and the Bank of New York (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed December 4, 1998) (File No. 1-10348)
4.5	PCC Guarantee of Subsidiaries dated July 1, 2001 (Incorporated herein by reference to Exhibit (4)E to the Form 10-K filed June 11, 2002) (File number 1-10348)
4.6	First Supplemental Indenture dated as of June 30, 2001 between Bank One Trust Company, N.A. (successor in interest to the First National Bank of Chicago) as Trustee and PCC*
5.1	Opinion of Stoel Rives LLP re legality*
8.1	Opinion of Stoel Rives LLP re tax matters*
8.2	Opinion of Goodwin Procter LLP re tax matters*

10.1
Voting Agreements, dated as of August 16, 2003, by and between PCC and each of Tinicum Investors, Eric M. Ruttenberg, RIT Capital Partners plc and Putnam L. Crafts, Jr. (Filed as exhibits to Amendment No. 15 to Schedule 13D filed by Tinicum Enterprises, Inc., dated August 20, 2003 and incorporated herein by reference) (File number 5-04416)
10.2
Revocable Voting Agreement, dated as of August 16, 2003, by and between PCC and the Employee Benefits Committee of the Board of Directors of SPS, in its fiduciary capacity under the Defined Benefit Trust Agreement dated January 2, 2001 between SPS and SEI Private Trust Company (Filed as an exhibit to Schedule 13D filed by PCC on August 22, 2003 and incorporated herein by reference) (File number 5-04416)
10.3	Form of Executive Severance Agreement between SPS Technologies, Inc. and each of its executive officers*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants for PCC*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants for SPS*
23.3	Consent of Stoel Rives LLP (See Exhibits 5.1 and 8.1)
23.4	Consent of Goodwin Procter LLP (See Exhibit 8.2)
24.1	Powers of Attorney (included on the signature pages hereto)
99.1	Proxy Card for use in connection with the Special Meeting of Shareholders of SPS*
99.2	Opinion of Credit Suisse First Boston LLC (1)
99.3	Consent of Credit Suisse First Boston LLC*

*
Filed herewith.

(1)
Attached to the proxy statement/prospectus as Annex B and incorporated herein by reference.

        (b)    Financial statement schedules

          Not applicable.

        (c)    Reports, opinions or appraisals

          Opinion of Credit Suisse First Boston LLC, dated August 15, 2003 (attached as Annex B to the proxy statement/prospectus filed as part of this registration statement).

Item 22. Undertakings

          (a)   The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (f)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        (g)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 22nd day of September, 2003.

PRECISION CASTPARTS CORP.
By:	/s/ MARK DONEGAN Mark Donegan Chairman and Chief Executive Officer

POWER OF ATTORNEY
(S-4 Registration Statement)

        The undersigned constitutes and appoints MARK DONEGAN, WILLIAM D. LARSSON and ROGER A. COOKE, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-4 of Precision Castparts Corp. (the "Company") registering common stock of the Company with the Securities and Exchange Commission and any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ MARK DONEGAN Mark Donegan	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	September 22, 2003
/s/ WILLIAM D. LARSSON William D. Larsson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 22, 2003
/s/ PETER R. BRIDENBAUGH Peter R. Bridenbaugh	Director	September 22, 2003
/s/ DEAN T. DUCRAY Dean T. DuCray	Director	September 22, 2003
/s/ DON R. GRABER Don R. Graber	Director	September 22, 2003
/s/ WILLIAM C. MCCORMICK William C. McCormick	Director	September 22, 2003

/s/ VERNON E. OECHSLE Vernon E. Oechsle	Director	September 22, 2003
/s/ BYRON O. POND, JR. Byron O. Pond, Jr.	Director	September 22, 2003
/s/ STEVEN G. ROTHMEIER Steven G. Rothmeier	Director	September 22, 2003
/s/ J. FRANK TRAVIS J. Frank Travis	Director	September 22, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of August 16, 2003, by and among Precision Castparts Corp., an Oregon corporation ("PCC"), Star Acquisition, LLC, a Pennsylvania limited liability company, and SPS Technologies, Inc., a Pennsylvania corporation ("SPS") (Incorporated herein by reference to Exhibit 2 to the Form 8-K filed August 18, 2003) (File number 1-10348)
3.1	Restated Articles of Incorporation of PCC, as amended (Incorporated herein by reference to Exhibit (3)A to the Form 10-K filed June 11, 2002) (File number 1-10348)
3.2	Bylaws of PCC (Incorporated herein by reference to Exhibit 3 to the Form 10-Q, filed February 9, 2000) (File number 1-10348)
4.1
Indenture dated December 17, 1997 between Bank One Trust Company, N.A. (successor in interest to the First National Bank of Chicago) as Trustee and PCC (Incorporated herein by reference to Exhibit (4)A to the Form 10-K filed June 26, 1998) (File number 1-10348)
4.2
Officers' Certificate dated December 17, 1997 pursuant to Indenture dated December 17, 1997 (Incorporated herein by reference to Exhibit (4)B to the Form 10-K filed June 11, 2002) (File number 1-10348)
4.3	Officers' Certificate dated March 3, 2000 pursuant to Indenture dated December 17, 1997 (Incorporated herein by reference to Exhibit 4.2 to the Form S-4 filed March 31, 2000) (File No. 333-33764)
4.4	Form of Rights Agreement, dated as of December 3, 1998, between PCC and the Bank of New York (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed December 4, 1998) (File No. 1-10348)
4.5	PCC Guarantee of Subsidiaries dated July 1, 2001 (Incorporated herein by reference to Exhibit (4)E to the Form 10-K filed June 11, 2002) (File number 1-10348)
4.6	First Supplemental Indenture dated as of June 30, 2001 between Bank One Trust Company, N.A. (successor in interest to the First National Bank of Chicago) as Trustee and PCC*
5.1	Opinion of Stoel Rives LLP re legality*
8.1	Opinion of Stoel Rives LLP re tax matters*
8.2	Opinion of Goodwin Procter LLP re tax matters*
10.1
Voting Agreements, dated as of August 16, 2003, by and between PCC and each of Tinicum Investors, Eric M. Ruttenberg, RIT Capital Partners plc and Putnam L. Crafts, Jr. (Filed as exhibits to Amendment No. 15 to Schedule 13D filed by Tinicum Enterprises, Inc., dated August 20, 2003 and incorporated herein by reference) (File number 5-04416)
10.2
Revocable Voting Agreement, dated as of August 16, 2003, by and between PCC and the Employee Benefits Committee of the Board of Directors of SPS, in its fiduciary capacity under the Defined Benefit Trust Agreement dated January 2, 2001 between SPS and SEI Private Trust Company (Filed as an exhibit to Schedule 13D filed by PCC on August 22, 2003 and incorporated herein by reference) (File number 5-04416)
10.3	Form of Executive Severance Agreement between SPS Technologies, Inc. and each of its executive officers*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants for PCC*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants for SPS*
23.3	Consent of Stoel Rives LLP (See Exhibits 5.1 and 8.1)
23.4	Consent of Goodwin Procter LLP (See Exhibit 8.2)
24.1	Powers of Attorney (included on the signature pages hereto)
99.1	Proxy Card for use in connection with the Special Meeting of Shareholders of SPS*
99.2	Opinion of Credit Suisse First Boston LLC (1)
99.3	Consent of Credit Suisse First Boston LLC*

*
Filed herewith.

(1)
Attached to the proxy statement/prospectus as Annex B and incorporated herein by reference.

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CALCULATION OF REGISTRATION FEE
ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PCC
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPS
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE COMPANIES
SPECIAL MEETING OF SPS SHAREHOLDERS
THE MERGER
THE MERGER AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Statement of Income For the Fiscal Year Ended March 30, 2003
Unaudited Pro Forma Condensed Combined Statement of Income For the Three Months Ended June 29, 2003
Unaudited Pro Forma Condensed Combined Balance Sheet At June 29, 2003
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT OF THE SURVIVING ENTITY AFTER THE MERGER
MANAGEMENT OF PCC AFTER THE MERGER
COMPARISON OF SHAREHOLDER RIGHTS
SHAREHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
Annex A AGREEMENT AND PLAN OF MERGER AMONG PRECISION CASTPARTS CORP., START ACQUISITION, LLC AND SPS TECHNOLOGIES, INC.
EXHIBIT A-1 FORM OF VOTING AGREEMENT
EXHIBIT A-2 REVOCABLE VOTING AGREEMENT
EXHIBIT B FORM OF AFFILIATE LETTER
Annex B OPINION OF CREDIT SUISSE FIRST BOSTON LLC
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX